As filed with the Securities and Exchange Commission on September__, 1997

                                                            Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933

                              COMFORCE Corporation
             (Exact name of registrant as specified in its charter)


          Delaware                       7361                    36 - 2262248
(State or other jurisdiction  (Primary Standard Industrial     (I.R.S Employer
      of incorporation         Classification Code Number)   Identification No.)
      or organization)
                              --------------------

                              COMFORCE Corporation
                               2001 Marcus Avenue
                          Lake Success, New York 11042
                                 (516) 328-7300
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                              --------------------

                              Christopher P. Franco
                             Chief Executive Officer
                              COMFORCE Corporation
                               2001 Marcus Avenue
                          Lake Success, New York 11042
                                 (516) 328-7300
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              --------------------

                                    Copy to:

                            David G. Edwards, Esquire
                Doepken Keevican & Weiss Professional Corporation
                              58th Floor, USX Tower
                                600 Grant Street
                       Pittsburgh, Pennsylvania 15219-2703
                                 (412) 355-2600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              --------------------

                             (Cover page continued)

       Approximate date of commencement of proposed sale of the securities to the public:

                      ______________________________, 1997

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE

============================  ==================  ===========================  ============================ ======================
   Title of Each Class of        Amount to be          Proposed Maximum              Proposed Maximum             Amount of
Securities to be Registered       Registered       Offering Price Per Share      Aggregate Offering Price    Registration Fee (2)
                                                              (1)                          (1)
----------------------------  ------------------  ---------------------------  ---------------------------- ----------------------
  Common Stock, par value         1,779,000                $7.40625                   $13,175,718.75              $4,543.38
           $0.01
============================  ==================  ===========================  ============================ ======================

(1) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), the offering price and registration fee are computed on the basis of the average of the high and low prices of the Company's shares of Common Stock traded on the American Stock Exchange within five business days prior to the filing of this Registration Statement. The per share price of $7.40625 represents such average on September 8.

THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                              COMFORCE CORPORATION
                                   PROSPECTUS
                                Offer to Purchase
                any and all outstanding shares of Common Stock of
                             Uniforce Services, Inc.

                             UNIFORCE SERVICES, INC.
                                 PROXY STATEMENT
                   Solicitation of Proxies for Special Meeting
                   of Shareholders to be held on _______, 1997

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON ________, 1997, UNLESS EXTENDED (THE "EXPIRATION DATE"). SHARES WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

     COMFORCE Corporation, a Delaware corporation ("COMFORCE"), hereby offers, on the terms and subject to the conditions set forth in this Prospectus/Proxy Statement and in the accompanying Letter of Transmittal, to purchase any and all outstanding shares of Common Stock, par value $.01 per share ("Uniforce Common Stock"), of Uniforce Services, Inc., a New York corporation ("Uniforce"), for a per share price (the "Per Share Amount") of $28.00 in cash and 0.5217 shares of Common Stock, par value $.01 per share ("COMFORCE Common Stock") (the "Offer"). The cash and COMFORCE Common Stock to be received pursuant to the Offer are referred to herein as the "Tender Offer Consideration." COMFORCE's obligation to accept for payment and pay for shares of Uniforce Common Stock ("Shares") pursuant to the Offer is subject to (i) the condition (the "Minimum Condition") that at least that number of Shares that, when combined with the Shares already owned by COMFORCE through its subsidiary, constitutes at least 66.66% of the outstanding Shares, shall have been validly tendered and not withdrawn prior to the Expiration Date (as hereinafter defined); and (ii) certain other conditions including the receipt by COMFORCE of financing in an amount sufficient to pay the aggregate Per Share Amount.

     This Prospectus/Proxy Statement is also being furnished to holders of Uniforce Common Stock in connection with the solicitation by the Board of Directors of Uniforce of proxies for use at a special meeting of shareholders of Uniforce (the "Shareholders"), to be held at ____ a.m., local time, on _____, 1997, at the Garden City Hotel, 45 Seventh Street, Garden City, New York, and at any postponements or adjournments thereof (the "Special Meeting"). At the Special Meeting, the Shareholders will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of August 13, 1997, among COMFORCE, COMFORCE Columbus, Inc., a newly formed New York corporation that is a wholly owned subsidiary of COMFORCE ("Subsidiary"), and Uniforce (the "Merger Agreement"). A copy of the Merger Agreement is appended to this Prospectus/Proxy Statement as Appendix A.

     The Merger Agreement provides for the merger (the "Merger") of Uniforce and Subsidiary, with Uniforce to be the surviving corporation and a wholly-owned subsidiary of COMFORCE. Consummation of the Merger is subject to a number of conditions. At the effective time of the Merger, which is expected to occur as soon as practicable following consummation of the Offer, (i) each outstanding share of Uniforce Common Stock (other than treasury shares, Shares held by COMFORCE or Subsidiary and Shares held by Shareholders who have perfected appraisal rights under New York law) will be cancelled and extinguished and converted into the right to receive cash and COMFORCE Common Stock in an amount equal to the Per Share Amount; (ii) each share of Uniforce Common Stock held by COMFORCE or Subsidiary will be canceled and will cease to exist; and (iii) each share of common stock of Subsidiary will be converted into one share of common stock of the surviving corporation. If the Offer and the Merger are both consummated, Shares held by Shareholders who do not tender Uniforce Common Stock in the Offer and who do not perfect appraisal rights under New York law will nonetheless be converted into the right to receive cash and COMFORCE Common Stock in an amount equal to the Per Share Amount, the same amount and kind of consideration as such Shareholders would have received had they tendered their Uniforce Common Stock pursuant to the Offer. The cash and COMFORCE Common Stock to be issued in the Merger are referred to herein as the "Merger Consideration."

     Pursuant to a Stockholders Agreement, dated as of August 13, 1997 (the "Stockholders Agreement"), John Fanning, Chairman of the Board, President and Chief Executive Officer of Uniforce, and a limited partnership of which Mr. Fanning is the general partner (collectively, the "Fanning Shareholders"), holding, in the aggregate, in excess of 59% of the Uniforce Common Stock, have agreed to tender, and not withdraw, all Uniforce Common Stock which they beneficially own in the Offer and to vote all Uniforce Common Stock which they beneficially own in favor of the Merger. As described under "Summary - The Special Meeting," Mr. Fanning has advised that, subject to consummation of the Offer, he will contribute certain of these shares to the capital of Uniforce which will issue a like number of shares to certain employees of Uniforce.

     See "Risk Factors" beginning on page 10 for a description of certain matters that should be considered by Shareholders before tendering Uniforce Common Stock and before voting on the Merger.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


          The date of this Prospectus/Proxy Statement is ______, 1997.

                              AVAILABLE INFORMATION

     COMFORCE and Uniforce are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by COMFORCE and Uniforce may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following Regional Offices of the Commission: Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 upon payment of prescribed fees. The COMFORCE Common Stock and the Uniforce Common Stock are listed on the American Stock Exchange and such reports, proxy material and other information are also available for inspection at the American Stock Exchange, 86 Trinity Place, New York, New York 10006. The Commission also maintains a Web site at "http://www.sec.gov" which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

     COMFORCE has filed with the Commission a Registration Statement on Form S-4, together with all amendments and exhibits thereto (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"), with respect to the securities offered hereby. This Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. The Registration Statement, including exhibits and schedules filed therewith, may be obtained from the Commission's principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, upon payment of fees prescribed by the Commission. Statements made in the Prospectus/Proxy Statement as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by COMFORCE (File No. 1-06081) pursuant to the Exchange Act are incorporated by reference in this
Prospectus:

1.   Annual Report on Form 10-K for the Year ended December 31, 1996.

2. Amendment No. 1 to Annual Report on Form 10-K/A for the Year ended December 31, 1996.

3. Amendment No. 1 to Current Report on Form 8-K/A dated January 13, 1997, amending original Current Report on Form 8-K filed November 8, 1996.

4. Amendment No. 1 to Current Report on Form 8-K/A dated January 13, 1997, amending original Current Report on Form 8-K filed November 19, 1996.

5. Amendment No. 2 to Current Report on Form 8-K/A dated January 13, 1997, amending original Current Report on Form 8-K filed September 3, 1996.

6. Amendment No. 2 to Current Report on Form 8-K/A dated February 4, 1997, amending original Current Report on Form 8-K filed November 8, 1996.

7. Amendment No. 2 to Current Report on Form 8-K/A dated February 4, 1997, amending original Current Report on Form 8-K filed November 19, 1996.

8. Amendment No. 3 to Current Report on Form 8-K/A dated February 3, 1997, amending original Current Report on Form 8-K filed May 23, 1996.

9. Current Report on Form 8-K dated March 14, 1997 and Amendment No. 1 to Current Report on Form 8- K/A dated April 14, 1997.

10. Current Report on Form 8-K dated July 10, 1997 and Amendment No. 1 to Current Report on Form 8- K/A dated July 11, 1997.

11.  Current Report on Form 8-K dated August 20, 1997.

12.  Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

13.  Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

14. The description of COMFORCE's Common Stock included in the Registration Statement on Form 8-A filed October 10, 1985, as amended by Amendment No. 1 thereto on Form 8-A/A dated July 25, 1997.

     Each document filed by COMFORCE pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus/Proxy Statement and prior to the termination of the offering of COMFORCE Common Stock pursuant hereto shall be deemed to be incorporated by reference in this Prospectus/Proxy Statement and to be a part of this Prospectus/Proxy Statement from the date of filing of such document. Any statement contained in this Prospectus/Proxy Statement or in a document incorporated or deemed to be incorporated by reference in this Prospectus/Proxy Statement shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus/Proxy Statement to the extent that a statement contained in this Prospectus/Proxy Statement, or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus/Proxy Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus/Proxy Statement.

     COMFORCE will provide without charge to each person to whom a copy of this Prospectus/Proxy Statement is delivered, upon the request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to COMFORCE Corporation, 2001 Marcus Avenue, Lake Success, New York 11042 to the attention of Linda Connolly, telephone (516) 328-7300.

--------------------------------------------------------------------------------

                                     SUMMARY

The following is a summary of certain information contained elsewhere in this Prospectus/Proxy Statement. The information contained in this summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus/Proxy Statement and the documents incorporated herein by reference.

                                  The Companies

COMFORCE Corporation

     COMFORCE Corporation ("COMFORCE") is a provider of staffing, consulting and outsourcing solutions focused on the high technology needs of businesses. COMFORCE provides services through a highly-skilled labor force that includes computer programmers, engineers, technicians, scientists and researchers. COMFORCE serves customers in three principal sectors - telecommunications, information technology and technical services. COMFORCE Columbus, Inc. ("Subsidiary") is a wholly-owned subsidiary of COMFORCE organized for the purpose of effecting the Merger pursuant to the Merger Agreement. Subsidiary has no material assets and has not engaged in any activities except in connection with the Merger Agreement. COMFORCE's headquarters is located at 2001 Marcus Avenue, Lake Success, New York 11042. COMFORCE's telephone number is (516) 328-7300.

Uniforce Services, Inc.

     Uniforce Services, Inc. ("Uniforce") is a supplemental staffing company focused in the areas of information services, technology, office automation, medical office support and light industrial. It supplies supplemental staffing services to businesses, educational institutions, professional and service organizations, health care facilities, federal, state and local governmental agencies and others in the United States. In addition, Uniforce supplies payroll, billing and/or financial support services to independently owned and operated supplemental staffing firms. Uniforce also supplies supplemental laboratory staffing support to the scientific community and provides confidential consulting and payrolling services, permitting clients to utilize former 1099 independent contractors and consultants. The principal executive office of Uniforce is located at 415 Crossways Park Drive, Woodbury, New York 11797. Its telephone number at that address is (516) 437-3300.

                                The Transactions

The Tender Offer

     COMFORCE, through its Subsidiary, hereby offers to purchase all of the issued and outstanding shares (the "Shares") of Uniforce Common Stock at $28.00 per Share, net to the seller in cash, without interest thereon, plus 0.5217 shares of COMFORCE Common Stock per Share (collectively the "Per Share Amount") upon the terms and subject to the conditions set forth in this Prospectus/Proxy Statement and in the related letter of transmittal (which, as amended from time to time, together constitute the "Offer"). The purpose of the Offer is to acquire Uniforce. Upon consummation of the Offer, COMFORCE will seek to obtain representation, at least commensurate with its equity interest, on the Board of Directors of Uniforce. COMFORCE also intends to consummate the Merger between Uniforce and its Subsidiary immediately following the consummation of the Offer pursuant to which Uniforce will become a wholly-owned subsidiary of COMFORCE. See "The Transactions - The Tender Offer".

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), COMFORCE will accept for payment and pay for any and all Shares which are validly tendered on or prior to the Expiration Date (as hereinafter defined) and not

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

theretofore withdrawn. The term "Expiration Date" means 5:00 p.m., New York City time on _________________, 1997 unless and until COMFORCE shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest date on which the Offer, as so extended by COMFORCE, shall expire. Consummation of the Offer is conditioned upon, among other things, the satisfaction or waiver by COMFORCE of certain conditions including the Minimum Condition and including the receipt by COMFORCE of financing necessary to pay the aggregate cash portion of the Per Share Amount. See "The Transactions - The Tender Offer - Terms of the Offer; Extension of Tender Period; Termination; Amendments" and "The Transactions - Certain Conditions of the Offer".

The Merger

     COMFORCE, Subsidiary and Uniforce have entered into the Merger Agreement which provides, subject to certain conditions including the approval of the Shareholders of Uniforce should such approval be required, that Subsidiary will be merged with and into Uniforce whereupon Uniforce will become a wholly-owned subsidiary of COMFORCE and each outstanding Share which had not previously been tendered to Subsidiary pursuant to the Offer (other than treasury shares, shares held by COMFORCE or Subsidiary and Shares held by Shareholders who have perfected appraisal rights under New York law), will be automatically converted into the right to receive the Merger Consideration, which is exactly equal to the Per Share Amount offered in the Offer. See "The Transactions - The Merger".

     The Merger Agreement contains various representations and warranties of the parties. The Merger Agreement may be terminated by Uniforce if, among other things, (i) Uniforce's Board of Directors reasonably determines that the representations and warranties of COMFORCE contained in the Merger Agreement are not true and correct in any material respect, (ii) the Merger is not completed by December 31, 1997, (iii) the Merger is enjoined by a final, nonappealable court order; (iv) Uniforce or its shareholders receive an offer from a third party with respect to a merger, sale of substantial assets, or other business combination or a tender offer is commenced by a third party for all outstanding Uniforce Common Stock and Uniforce's Board of Directors determines in good faith and, in either case, after consultation with an independent financial advisor, that such offer would yield a higher value to Uniforce or its shareholders than the Merger and COMFORCE fails, within five (5) business days after being notified of such determination and the terms and conditions of such offer, to make an offer which is substantially equivalent to, or more favorable than such offer, or (v) COMFORCE fails to perform in any material respects any of its material covenants contained in the Merger Agreement and does not cure such default within thirty (30) days after notice thereof. The Merger Agreement may be terminated by COMFORCE if, among other things, (i) COMFORCE's Board of Directors reasonably determines that the representations and warranties of Uniforce contained in the Merger Agreement are not true and correct in any material respect; (ii) the Merger is not completed by December 31, 1997; (iii) the Merger is enjoined by a final, nonappealable court order; or (iv) Uniforce fails to perform in any material respect any of its material covenants contained in the Merger Agreement and does not cure such default within thirty (30) days after notice thereof. The Merger Agreement also contains certain provisions regarding the conduct of Uniforce pending the Merger. See "The Transactions - The Merger - Representations and Warranties, Termination of the Merger Agreement" and "The Transactions - The Merger - Conduct of Uniforce Pending the Merger".

                   Background and Purpose of the Transactions

     The managements of COMFORCE and Uniforce first met in April 1997. Shortly thereafter, the parties met again and discussed the potential strategic fit between the parties, particularly noting the fact that the parties' headquarters were located very close to one another, the fact that Uniforce had a particularly attractive and efficient back office which could be used by COMFORCE, the fact that the two companies had a complementary IT business and the fact that there appeared to be a minimum overlap of customers shared by the parties. The parties met on several occasions over the summer of 1997 and formulated the terms of the proposed Offer and

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Merger. These meetings culminated in the execution and delivery of the Merger Agreement and the Stockholders Agreement on August 13, 1997.

     In evaluating the decision to commence the Offer and the Merger, the management and board of directors of COMFORCE considered a variety of factors including those discussed in the April meeting. The acquisition of Uniforce by COMFORCE is consistent with COMFORCE's expansion strategy of acquiring staffing and consulting companies with profitable track records and recognized local and regional presence in order to expand COMFORCE's geographic base, diversify its capacity and strengthen its existing expertise as well as expand its proprietary database of highly skilled technical talent. See "Background and Purpose of the Transactions".

                Recommendation of the Uniforce Board of Directors

     The Board of Directors of Uniforce (the "Uniforce Board") has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that the Shareholders of Uniforce vote for approval of the Merger Agreement at the Special Meeting. See "Recommendation of the Uniforce Board of Directors" for a description of some of the factors considered by the Board in approving the Merger Agreement.

                          Opinion of Financial Advisor

     The Uniforce Board has received an opinion dated September 3, 1997 from Chartered Capital Advisers, Inc. (the "Financial Advisor") that the consideration to be received by the Shareholders of Uniforce pursuant to the Merger Agreement is fair to the Shareholders of Uniforce from a financial point of view. See "Opinion of Financial Advisor" for a description of that opinion and some of the factors considered by the Financial Advisor in reaching its conclusion. A copy of the opinion of the Financial Advisor is appended to this Prospectus/Proxy Statement as Appendix C.

                              No Fractional Shares

     No certificates or scrip for fractional shares of COMFORCE Common Stock shall be issued in either the Offer or the Merger. In lieu of any such fractional shares, each holder of Uniforce Common Stock who would otherwise have been entitled to receive a fraction of a share of COMFORCE Common Stock upon surrender of the Share certificates for exchange pursuant to the Offer or the Merger shall be entitled to receive a cash payment equal to such fraction multiplied by $7.667. See "The Transactions - Fractional Shares".

                                Appraisal Rights

     Pursuant to Section 910 of the New York Business Corporation Law (the "NYBCL"), a Uniforce shareholder whose Shares have not been tendered into the Offer and accepted by COMFORCE and who has not voted in favor of the Merger may demand payment of the "fair value" of such holder's Shares in lieu of accepting the payment to be made pursuant to the Merger. Any holder of Shares wishing to exercise such appraisal rights must fully comply with Section 623 of the NYBCL, the complete text of which is set forth as Appendix B to this Prospectus/Proxy Statement.

     A shareholder of Uniforce Common Stock electing to demand an appraisal must deliver to Uniforce before the taking of the vote on the Merger, a written demand for appraisal of such shareholder's Shares. A proxy or vote against the Merger or an abstention or broker non-vote will not constitute such a demand. A vote in favor of the Merger will have the effect of waiving the holder's appraisal rights. If the Merger is consummated without the need for a vote of the Uniforce shareholders, within twenty (20) days after the giving of notice to him, any shareholder who elects to dissent must file with Uniforce a written notice of his election to dissent stating his name and residence address, the number of Shares as to which he dissents and a demand for the fair value of his Shares. See "The Transactions - Appraisal Rights" and Appendix B to this Prospectus/Proxy Statement.

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

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           Federal Income Tax Consequences of the Offer and the Merger

     The receipt of cash and COMFORCE Common Stock for Shares pursuant to either the Offer or the Merger will be a taxable transaction for federal income tax purposes. In general, a shareholder will recognize gain or loss for such purposes equal to the difference between such shareholder's adjusted basis for the Shares and the value of the cash and COMFORCE Common Stock received therefor. See "Certain Federal Income Tax Consequences of the Offer and the Merger".

                Accounting Treatment of the Offer and the Merger

     The acquisition of Uniforce by COMFORCE will be accounted for by the purchase method of accounting.

                                    Financing

     COMFORCE and Subsidiary estimate that the total amount of funds required by Subsidiary to purchase all of the 3,038,543 Shares issued and outstanding (which number excludes 2,084,245 treasury shares held by Uniforce) and 370,010 Shares issuable upon exercise of the outstanding Uniforce stock options, pursuant to the Offer and the Merger will be approximately $92.1 million. In addition, COMFORCE and Subsidiary estimate that the total amount of funds required to refinance certain existing indebtedness of COMFORCE and Uniforce, provide for working capital and pay fees and expenses incurred in connection with the Offer and the Merger will be approximately $75.3 million.

     COMFORCE and its Subsidiary expect to obtain debt financing in the aggregate amount of $185 million, of which approximately $160 million will be applied to purchase the Shares in the Offer and effect the Merger, pay related fees and expenses and refinance certain existing indebtedness of Uniforce and COMFORCE. Of this amount, approximately $135 million is expected to be obtained from a subordinated debt financing and $25 million is expected to be drawn from a $50 million revolving credit facility as described under "The Financing." The Offer and the Merger are both conditioned upon the receipt of this financing by COMFORCE.

                               The Special Meeting

     The Special Meeting will be held at _______ a.m., local time, on _____________, 1997 at the Garden City Hotel, 45 Seventh Street, Garden City, New York, for the purpose of considering and acting upon the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby. Only those Uniforce shareholders of record at the close of business on _____________, 1997 (the "Record Date"), are entitled to notice of, and to vote at, the Special Meeting.

     Pursuant to the relevant provisions of the NYBCL, the affirmative vote of two-thirds of all outstanding shares of Uniforce Common Stock is required to approve and adopt the Merger Agreement. As of the Record Date, there were ______ Shares outstanding. As a result, the affirmative vote of _________ Shares is necessary to approve and adopt the Merger and the Merger Agreement.

     The Fanning Shareholders have entered into the Stockholders Agreement pursuant to which they agreed to vote in favor of the Merger and the Merger Agreement. John Fanning has advised that he will contribute 51,562 shares of Uniforce Common Stock to the capital of Uniforce which will issue a like number of shares to certain employees of Uniforce, subject to consummation of the Offer and to such employees agreeing to be bound by the terms of the Stockholders Agreement. A total of 1,809,030 Shares is subject to the Stockholders Agreement. Assuming the Fanning Shareholders and the employee assignees vote as they have agreed, the affirmative vote of _________ additional Shares is needed to approve and adopt the Merger and the Merger Agreement.

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



     The adoption and approval of the Merger will be considered at the Special Meeting and proxies of the Shareholders of Uniforce are being solicited for that purpose. However, pursuant to the relevant provisions of the NYBCL, if Subsidiary holds ninety (90%) percent or more of the outstanding Shares, the Merger can be consummated without the need for the Special Meeting. Therefore, if Subsidiary receives and accepts at least ninety (90%) percent of the outstanding Shares pursuant to the Offer, COMFORCE may cause Uniforce to cancel the Special Meeting and proceed with the Merger. See "The Transactions - The Merger" and "The Special Meeting".

     UNIFORCE SHAREHOLDERS ARE URGED TO BOTH TENDER THEIR SHARES INTO THE OFFER BY COMPLETING THE ENCLOSED LETTER OF TRANSMITTAL AND TO VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT.

                                  RISK FACTORS

     In deciding whether to tender their shares in the Offer and whether to vote in favor of the Merger, Uniforce shareholders should consider the factors set forth below regarding certain risks relating to COMFORCE, as well as other information contained in this Prospectus/Proxy Statement. The risk factors described under "Risk Factors - Effect of Fluctuations in the General Economy," "- Liabilities for Customer and Employee Actions," "Increases in Unemployment Insurance Premiums and Workers' Compensation Rates," "- Dependence on Availability of Qualified Staffing Personnel," and "- Highly Competitive Market; Limited Barriers to Entry" affect the business of Uniforce as well as the business of COMFORCE and will continue to affect the business of COMFORCE if the Offer and the Merger are consummated. This Prospectus/Proxy Statement and the documents incorporated by reference herein contain, in addition to historical information, forward-looking statements that involve risks and uncertainties. COMFORCE's and Uniforce's actual results could differ materially from those projected or suggested in any forward-looking statement. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below as well as those discussed elsewhere in this Prospectus/Proxy Statement and in the documents incorporated by reference herein.

Absence of Combined Operating History; Potential Inability to Integrate Acquired Businesses

     COMFORCE's technical staffing business has been developed principally through the acquisition of established technical staffing businesses, all of which have been acquired since October 1995. Prior to their acquisition by COMFORCE, each of these acquired companies operated as an independent entity. The pro forma financial and operating data of COMFORCE set forth in this Prospectus/Proxy Statement include the combined operating results of Uniforce and of these recently acquired businesses during periods when they were not under common control or management and as such may not be indicative of COMFORCE's future financial or operating results. There can be no assurance that COMFORCE's management group will be able to adequately manage COMFORCE and effectively implement COMFORCE's strategy or effectively integrate Uniforce or the other businesses acquired. If COMFORCE is unable to integrate the management personnel needed to manage the acquired businesses, if such personnel are unable to achieve anticipated performance levels or if COMFORCE is unable to implement effective controls, COMFORCE's business, financial condition and results of operations would be adversely affected. Future operating results will depend upon many factors, including fluctuations in the economy, the degree and nature of competition, demand for COMFORCE's services, and COMFORCE's ability to integrate the operations of acquired businesses, to recruit and place staffing professionals, to expand into new markets, and to maintain margins in the face of pricing pressures.

Reliance  on  Acquisitions   for  Company  Growth  and  Risks   Associated  with
Acquisitions

     The ability of COMFORCE to achieve growth through acquisitions will depend on a number of factors, including the availability of attractive acquisition opportunities, the availability of funds needed to complete acquisitions, the availability of working capital needed to fund the operations of acquired businesses and the effect of existing and emerging competition on operations. COMFORCE has recently consummated several acquisitions. These prior acquisitions, as well as the acquisition of Uniforce contemplated by the Merger Agreement, may not achieve levels of revenue, profitability or productivity comparable to those of COMFORCE's existing operations or may not otherwise perform as expected. Acquisitions also involve special risks, including risks associated with unanticipated liabilities and contingencies, diversion of management attention and possible adverse effects on earnings resulting from increased goodwill amortization, increased interest costs, the issuance of additional securities and difficulties related to the integration of the acquired business. COMFORCE is actively seeking additional acquisition opportunities, although COMFORCE has no agreements, understandings or plans regarding any material acquisitions at this time other than the Merger Agreement. There can be no assurance that COMFORCE will be able to successfully identify additional suitable acquisition candidates, complete additional acquisitions or integrate acquired businesses into its operations.

Future Capital Needs; Uncertainty of Additional Financing; Dilution

     COMFORCE will need to obtain additional financial resources to fund its strategy of growth through acquisition, geographic expansion and market development, including consummation of the Offer and the Merger. While COMFORCE is currently in discussions with financing sources, there can be no assurance that it will obtain such financing. COMFORCE can give no assurance that its existing capital resources, the funds it intends to raise to finance the Offer and the Merger and its cash flow from operations will either individually or collectively be sufficient to fund future acquisitions or satisfy its working capital requirements. See "The Financing."

     If additional funds are raised by issuing equity securities, COMFORCE's shareholders may experience dilution. Further, such equity securities may have rights, preferences, or privileges senior to those of the COMFORCE Common Stock. To the extent COMFORCE finances its activities by issuing debt securities, COMFORCE may become subject to certain financial and other covenants which may restrict its ability to pursue its strategy of growth through acquisition. There can be no assurance that adequate equity or debt will be available as needed or on terms acceptable to COMFORCE. A lack of available funds may require COMFORCE to delay, scale back or eliminate all or some of its market development and acquisition projects and could have a material adverse effect on COMFORCE's business, financial condition and results of operations.

Limited Experience in Managing Rapid Growth

     COMFORCE's officers have had limited experience in managing companies as large and as rapidly growing as COMFORCE. COMFORCE's strategy of continuing its growth and expansion will place additional demands upon COMFORCE's current management and will require additional information systems and management, operational and other financial resources. Not all factors affecting COMFORCE's growth are within the control of COMFORCE. COMFORCE's ability to manage growth successfully will require COMFORCE to continue to enhance its operational, management, financial and information systems and controls. No assurance can be given that COMFORCE will be able to manage its expanding operations and, if COMFORCE's management is unable to manage growth effectively, COMFORCE's business, financial condition and results of operations could be materially adversely affected.

Risks Related to the Loss of Key Customers

     As is common in the staffing industry, COMFORCE's and Uniforce's engagements to provide services to their customers are generally non-exclusive, of a short-term nature and subject to termination by the customer with little or no notice. Additionally, COMFORCE and Uniforce currently generate a significant portion of their revenues from a small number of customers. The loss of or a material reduction in the revenues from any of COMFORCE's or Uniforce's significant customers could have an adverse effect on COMFORCE's or Uniforce's business, results of operations and financial condition.

Substantial Leverage and Ability to Service Debt

     After the consummation of the Offer and the Merger, COMFORCE will be highly leveraged. After giving pro forma effect to the transactions, COMFORCE would have had total indebtedness at June 30, 1997 of approximately $161 million (80% of total capitalization). See "COMFORCE Corporation and Subsidiaries Unaudited Pro Forma Financial Statements."

     This degree of leverage could have important consequences, including the following: (i) the ability of COMFORCE to obtain additional financing for working capital, capital expenditures, debt service requirements or other purposes may be impaired; (ii) a substantial portion of COMFORCE's cash flow from operations will be required to pay COMFORCE's debt service; (iii) COMFORCE may be more highly leveraged than companies with which it competes, which may place it at a competitive disadvantage; (iv) the Company may be particularly vulnerable in the event of a downturn in its business or in the economy generally; and (v) to the extent that COMFORCE incurs any additional borrowings under the proposed secured revolving credit facility, the Company will be vulnerable to increases in interest rates.

     After the transactions are consummated, a significant portion of the Company's cash flow will be required to service indebtedness and will not be available for other purposes. After giving pro forma effect to the transactions as if they had been consummated on January 1, 1996, the Company's fixed charges will exceed its earnings as a result of the pro forma loss before income taxes of $6,571,000 for the year ended December 31, 1996 and $8,237,000 for the six month period ended June 30, 1997. In the absence of adequate operating results and cash flows, COMFORCE may be required to dispose of material assets or operations or refinance its indebtedness to meet its debt service obligations. There can be no assurance that COMFORCE will be successful in this regard should such actions become necessary.

Effect of Fluctuations in the General Economy

     Demand for staffing services is significantly affected by the general level of economic activity in the country. Companies use staffing services to manage personnel costs and changes in staffing needs due to business fluctuations. When economic activity increases, employees from staffing companies are often added before full-time employees are hired. As economic activity slows, many companies reduce their usage of employees from staffing companies before undertaking layoffs of their regular employees. In addition, COMFORCE and Uniforce may experience more competitive pricing pressure during such periods of economic downturn. Therefore, any significant economic downturn could have a material adverse effect on the businesses of COMFORCE and Uniforce.

Liabilities for Customer and Employee Actions

     Staffing service providers are in the business of employing people and placing them in the workplace of other businesses. An attendant risk of such activity includes possible claims by customers of employee misconduct or negligence, including claims of discrimination and harassment, employment of illegal aliens and other similar claims. COMFORCE and Uniforce have policies and guidelines in place to reduce exposure to these risks. However, a failure to follow these policies and guidelines may result in negative publicity and the payment by COMFORCE or Uniforce of money damages or fines. Although neither COMFORCE nor Uniforce historically has had any significant problems in this area, there can be no assurance that either company will not experience such problems in the future. COMFORCE and Uniforce are also exposed to liability with respect to actions taken by employees while on assignment, such as damages caused by employee errors, misuse of customer proprietary information or theft of customer property. Although COMFORCE and Uniforce maintain insurance, due to the nature of the assignments of both COMFORCE and Uniforce, in particular their access to customer information systems and confidential information, and the potential liability with respect thereto, there can be no assurance that insurance coverage will continue to be available or that it will be adequate to cover any such liability.

Increases in Unemployment Insurance Premiums and Workers' Compensation Rates

     COMFORCE and Uniforce are required to pay unemployment insurance premiums and workers' compensation benefits for their billable employees. Unemployment insurance premiums are set annually by the states in which employees perform services and could increase as a result of, among other things, increased levels of unemployment and the lengthening of periods for which unemployment benefits are available. Workers' compensation costs have increased as various states in which COMFORCE and Uniforce conduct operations have raised levels of compensation and liberalized allowable claims. COMFORCE and Uniforce may incur costs related to workers' compensation claims at rates higher than anticipated due to higher than anticipated losses from known claims or an increase in the number or the severity of new claims. In addition, costs could increase as the result of any future health care reforms. Certain federal and state legislative proposals have included provisions extending health insurance benefits to billable employees who do not presently receive such benefits. There can be no assurance that either COMFORCE or Uniforce will be able to increase the fees charged to customers in a sufficient amount to cover increased costs related to workers' compensation and unemployment insurance. Further, there can be no assurance that COMFORCE or Uniforce will be able to obtain or renew workers' compensation insurance coverage in amounts and types desired at reasonable premium rates.

Dependence on Availability of Qualified Staffing Personnel

     Both COMFORCE and Uniforce depend on their ability to attract, train and retain personnel who possess the skills and experience necessary to meet the staffing requirements of their customers. Competition for individuals with proven skills in certain areas, particularly information technology and telecommunications, is intense. COMFORCE and Uniforce compete for such individuals with other providers of technical staffing services, systems integrators, providers of outsourcing services, computer systems consultants, customers and personnel agencies. COMFORCE and Uniforce must continually evaluate, train and upgrade their bases of available personnel to keep pace with changing customers' needs and emerging technologies. There can be no assurance that qualified personnel will continue to be available to COMFORCE or Uniforce in sufficient numbers and on economic terms acceptable to COMFORCE or Uniforce. In addition, although COMFORCE's employment agreements contain non-compete covenants, there can be no assurance that COMFORCE can effectively enforce such agreements against its former employees.

Highly Competitive Market; Limited Barriers to Entry

     The staffing services industry is highly competitive and has low barriers to entry. Heightened competition for customers as well as for technical personnel could adversely impact margins of both COMFORCE and Uniforce. Heightened competition for customers could result in COMFORCE or Uniforce being unable to maintain current fee scales without being able to reduce the personnel costs of billable employees. Shortages of qualified technical personnel, which currently exist in some technical specialties and could occur in the future, may result in COMFORCE or Uniforce being unable to fulfill customers' needs.
Moreover, customers could employ technical staff directly (rather than using supplemental staffing services) to ensure the availability of such personnel. Many of the competitors of COMFORCE and Uniforce have greater marketing, financial and personnel resources than either entity does or than COMFORCE will have if the Offer and the Merger are consummated. Such competitors could provide increased competition to COMFORCE and Uniforce. COMFORCE expects that the level of competition will remain high in the future, which could have a material adverse effect on the businesses of COMFORCE and Uniforce. Additionally, in certain markets COMFORCE and Uniforce have experienced significant pricing pressure from some of their competitors.

Potential Impairment of Intangible Assets

     As of June 30, 1997, approximately $39 million, making up more than 50% of COMFORCE's total assets, were intangible assets. These intangible assets represent substantially amounts attributable to goodwill recorded in connection with COMFORCE's acquisitions and are being amortized over a five to forty year period, resulting in annual charges in excess of $1 million before the Merger. After the Merger, the amount and percentage of intangible assets is expected to grow as well as the corresponding amortization charges. Various factors could impact COMFORCE's ability to generate the earnings necessary to support this amortization schedule, including fluctuations in the economy, the degree and nature of competition, demand for COMFORCE's services, and COMFORCE's ability to integrate the operations of acquired businesses, to recruit and place staffing professionals, to expand into new markets and to maintain gross margins in the face of pricing pressures. Although COMFORCE does not believe any impairment has occurred through the date of this Prospectus/Proxy Statement, the failure of COMFORCE to generate earnings necessary to support these amortization charges may result in an impairment of this asset. The resulting write-off could have a material adverse effect on COMFORCE's business, financial condition and results of operations.

Dependence on Key Personnel

     COMFORCE is highly dependent on its management. COMFORCE's success depends upon the availability and performance of James L. Paterek, the Chairman of COMFORCE, Christopher P. Franco, the Chief Executive Officer of COMFORCE, and Michael Ferrentino, the President of COMFORCE. The loss of services of any of these key persons could have a material adverse effect upon COMFORCE. COMFORCE has entered into employment agreements with all of such individuals. The agreement with Mr. Paterek expires in April 1999 and the agreements with Messrs. Ferrentino and Franco expire in December 1997. COMFORCE does not maintain key man life insurance on any of these individuals.

Control by Insiders

     Current management of COMFORCE currently controls more than one-quarter of COMFORCE's outstanding shares of Common Stock. As a result, such persons are expected to have the ability to significantly influence all issues submitted to COMFORCE's shareholders including with respect to its management and the selection of its Board of Directors. Such concentration of ownership could limit the price that certain investors might be willing to pay in the future for shares of Common Stock and could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of COMFORCE.

Anti-Takeover Provisions

     Certain provisions of COMFORCE's Certificate of Incorporation and Bylaws authorize the issuance of "blank check" Preferred Stock and the establishment of advance notice requirements for director nominations and actions to be taken at stockholder meetings. These provisions could discourage or impede a tender offer, proxy contest or other similar transaction involving control of COMFORCE, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices and other transactions that they may deem to be in their best interests. In particular the issuance of Preferred Stock could have an adverse effect on holders of Common Stock by delaying or preventing a change in control of COMFORCE, making removal of the present management of COMFORCE more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of COMFORCE Common Stock. For example, COMFORCE could issue shares of Preferred Stock with extraordinary voting rights or liquidation preferences to make it more difficult for a hostile acquiror to gain control of COMFORCE. In addition to the anti-takeover effect of the issuance of preferred stock, holders of preferred stock have a preferred position over holders of common stock on liquidation, the right to a fixed or minimum dividend before any dividend is paid (or accrued) on common stock, and the right to approve certain extraordinary corporate matters.

No Cash Dividends

     Historically, Uniforce has paid quarterly cash dividends, which since March 1990 have been at a rate of $0.03 per Share. However, COMFORCE anticipates that for the foreseeable future its earnings will be retained for the operation and expansion of its business and that it will not pay cash dividends on its Common Stock. In addition, COMFORCE's revolving credit facility prohibits the payment of cash dividends on the Common Stock without the lender's consent.

Potential Environmental Liability

     COMFORCE, through a predecessor company that was engaged in manufacturing activities, has been named as one of 80 defendants in a case alleging that the defendants disposed of hazardous substances at a site in Gary, Indiana. Although COMFORCE is entitled to be indemnified for any environmental liabilities in connection with disposal of hazardous substances at this site, no assurance can be given that COMFORCE will be effectively indemnified or will not otherwise ultimately sustain liability for disposing of hazardous substances.

Possible Volatility of Stock Price

     From time to time, there has been and may continue to be significant volatility in the market price for COMFORCE's Common Stock. Quarterly operating results of COMFORCE or of other staffing companies, changes in general conditions in the economy, the financial markets or the staffing industry, natural disasters or other developments could cause the market price of COMFORCE's Common Stock to fluctuate substantially. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance.

                                  THE COMPANIES

COMFORCE

     COMFORCE Corporation is a provider of staffing, consulting and outsourcing solutions focused on the high technology needs of businesses. COMFORCE provides services through a highly-skilled labor force that includes computer programmers, engineers, technicians, scientists and researchers. COMFORCE's customers include telecommunication equipment manufacturers, telecommunication service providers (wireline and wireless), computer software and hardware manufacturers, aerospace and avionics firms, utilities and national research laboratories such as Los Alamos National Laboratory, Sandia National Laboratory and Lawrence Livermore National Laboratory. COMFORCE maintains its headquarters in Lake Success, NY and has more than 30 branch offices throughout the United States to enable it to meet the needs of national as well as local customers. COMFORCE employs approximately 3,800 persons and maintains a proprietary database of over 110,000 prospective employees with expertise in the technical disciplines served by COMFORCE.

     COMFORCE serves customers in three principal sectors -- telecommunications, information technology ("IT") and technical services. In the telecommunications sector, COMFORCE provides staffing for wireline and wireless communications systems development, satellite and earth station deployment, network management and plant modernization. In the information technology sector, COMFORCE provides staffing for specific projects requiring highly specialized skills such as applications programming and development, client/server development, systems software architecture and design, systems engineering and systems integration. In the technical services sector, COMFORCE provides staffing for national laboratory research in such areas as environmental safety, alternative energy source development and laser technology, and provides highly-skilled labor meeting diverse commercial needs in the avionics and aerospace, architectural, automotive, energy and power, pharmaceutical, marine and petrochemical fields.

     COMFORCE's  objective is to be a leading  provider of  technical  staffing, consulting and outsourcing solutions for the high technology needs of businesses. COMFORCE will seek to achieve its objective by focusing on high technology markets; pursuing acquisitions of staffing and consulting companies with profitable track records and recognized local or regional presence; expanding geographically in the United States and internationally; continuing to develop innovative and flexible service packages to offer to customers; and capitalizing on its efficient management information systems.

     COMFORCE was incorporated in Illinois in 1954 and became a Delaware corporation through its merger with a Delaware subsidiary in 1969. It maintains its headquarters at 2001 Marcus Avenue, Lake Success, New York 11042. COMFORCE's telephone number is (516) 328-7300 and its address on the World Wide Web is www.comforce.com.

Uniforce

     Uniforce is a supplemental staffing company focused in the areas of Information Services ("IS"), technology, office automation, medical office support and light industrial. It provides supplemental staffing services through offices owned and operated by Uniforce and its subsidiaries and by licensees of Uniforce ("Licensees") to businesses, educational institutions, professional and service organizations, health care facilities, federal, state and local governmental agencies and others in the United States. In addition, Uniforce supplies payroll, billing and/or financial support services to independently owned and operated supplemental staffing firms (the "Associated Offices"), provides supplemental laboratory staffing support to the scientific community and provides confidential consulting and payrolling services, permitting clients to utilize former 1099 independent contractors and consultants.

     Uniforce Information Services/Brannon & Tully(R) and Uniforce
Information Services/Montare International(TM) specialize in placing highly skilled Information Technology ("IT") professionals on a supplemental staffing basis. PrO Unlimited, Inc. ("PrO Unlimited(R)") provides confidential employee payroll conversion and consulting services enabling client companies to utilize the services of former 1099 independent contractors, consultants and returning retirees. Employee conversion results in the employment of former 1099 independent contractors and consultants by PrO Unlimited and the assignment of these persons to work for clients of PrO Unlimited. LabForce of America, Inc. ("LabForce(R)") provides laboratory professionals, including chemists, biologists, engineers and other supplemental scientific support personnel to a broad range of industries.

     Temporary Help Industry Servicing Company, Inc. ("THISCO(R)") and its subsidiary, Brentwood Service Group, Inc. ("Brentwood"), provide confidential financing and perform certain payroll, billing and back office services for Associated Offices. These functions are performed under contract for a service charge.

     At September 3, 1997, Uniforce's Licensees operated 31 licensed offices, Uniforce owned and operated 10 offices, LabForce operated 10 offices, PrO Unlimited operated 5 offices and Uniforce Information Services operated 5 offices. Some of the LabForce and PrO Unlimited offices occupied space shared with other Uniforce offices. At that date, THISCO and Brentwood serviced 98 Associated Offices.

     Uniforce was incorporated in New York in 1984. Its principal executive offices are located at 415 Crossways Park Drive, Woodbury, New York 11797. Its telephone number at that address is 516-437-3300.

                      COMFORCE Corporation and Subsidiaries

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS


     The following unaudited pro forma financial statements reflect (i) the treatment of the operation of COMFORCE's jewelry business prior to September 1995 as a discontinued operation and (ii) the acquisition of businesses operating in the staffing industry, including COMFORCE Telecom, Inc. (for a purchase price of $6.7 million) in 1995, Williams Communications Services, Inc. (for a purchase price of $2 million and a contingent payout not to exceed $2 million), RRA, Inc. (for a purchase price of $5.1 million and a contingent payout not to exceed $650,000), Force Five, Inc. (for a purchase price of $2 million and contingent payouts not to exceed $2 million), Continental Field Services Corp. (for a purchase price of $5 million and contingent payout not to exceed $1.02 million), and AZATAR Computer Systems, Inc. (for a purchase price of $5.15 million and a contingent payout not to exceed $1.2 million), completed in 1996, RHO Company Incorporated (for a purchase price of $14.8 million and a contingent payout not to exceed $3.3 million), completed in 1997, and the proposed acquisition of Uniforce Services, Inc. (for a purchase price of $105.7 million) as if such acquisitions had occurred on January 1, 1995 (other than the unaudited pro forma balance sheet at June 30, 1997, which has been prepared as if all such acquisitions were consummated as of such date) (and accounted for by the purchase method). Prior to its acquisition by COMFORCE, each of these acquired businesses operated as a separate independent entity. Since the unaudited pro forma financial statements present the combined financial condition and operating results of these recently acquired businesses and Uniforce during periods when they were not under common control or management, the information presented may not be indicative of the results which would have actually been obtained had such acquisitions been completed on the dates indicated, or COMFORCE's future financial or operating results. These unaudited pro forma financial statements should be read in conjunction with the financial statements of the respective entities included therein, and the related notes thereto.

                              COMFORCE Corporation
                        Unaudited Pro Forma Balance Sheet
                               as of June 30, 1997
                                 (in thousands)


                                                                                                        Pro Forma
Current assets:                                                      COMFORCE          Uniforce       Adjustments(1)      Pro Forma
                                                                     --------          --------       --------------      ---------
Cash and cash equivalents                                           $   3,562         $   4,697         $  (7,392)        $     867
Restricted cash and equivalents                                         1,000              --                                 1,000
Accounts receivable and Service fees receivable, net                   26,388            44,956                              71,344
Prepaid expenses                                                        1,160               721                               1,881
Deferred financing fees                                                 1,762                              (1,762)
Income tax receivable                                                     889                                                   889
Deferred income taxes                                                   2,028               201             3,000             5,229
Other assets                                                               20                                                    20
                                                                    ---------         ---------         ---------         ---------
   Total current assets                                                36,809            50,575            (6,154)           81,230
                                                                    ---------         ---------         ---------         ---------

Deferred financing fees                                                                     351             8,149             8,500
Property and equipment, net of accumulated                              1,417             4,269                               5,686
depreciation
Intangible assets, net of accumulated amortization                     39,034             7,171            86,814           133,019
Other assets                                                              181                                                   181
                                                                    ---------         ---------         ---------         ---------
   Total assets                                                     $  77,441         $  62,366         $  88,809         $ 228,616
                                                                    =========         =========         =========         =========
Current liabilities:
Borrowings under revolving line of credit                           $  15,588         $   2,000         $ (13,588)        $   4,000
Accounts payable                                                        1,335             1,436                               2,771
Accrued expenses                                                        7,507             5,845                              13,352
Accrued payroll and payroll taxes                                       3,577             6,885                              10,462
Income taxes                                                             --                  94                                  94
                                                                    ---------         ---------         ---------         ---------
      Total current liabilities                                        28,007            16,260           (13,588)           30,679
                                                                    ---------         ---------         ---------         ---------

Capitalized lease obligations                                            --                 631                                 631
Deferred income tax                                                        90                                                    90
Long-term bank debt                                                    20,000            29,250           (28,250)           21,000
Subordinated Debt                                                                                         135,000           135,000
Other                                                                     781              --                                   781
Commitments and contingencies

Stockholders equity:

Series F Senior convertible preferred stock                                 1                                                     1
Common stock                                                              136                51               (32)              155
Additional paid-in capital                                             30,665             8,944             4,671            44,280
Retained earnings, since January 1, 1996                               (2,239)                             (1,762)           (4,001)
Retained earnings                                                                        29,181           (29,181)             --
Treasury stock                                                                          (21,951)           21,951              --
                                                                    ---------         ---------         ---------         ---------
    Total stockholders equity                                          28,563            16,225            (4,353)           40,435
                                                                    ---------         ---------         ---------         ---------

Total liabilities and stockholders equity                           $  77,441         $  62,366         $  88,809         $ 228,616
                                                                    =========         =========         =========         =========



See notes to unaudited pro forma financial statements.

                              COMFORCE CORPORATION
                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED JUNE 30, 1997(2)

                      (in thousands except per share data)

                                                  COMFORCE                                          Pro Forma
                                                Corporation        RHOTECH         Uniforce       Adjustments(3)     Pro Forma
                                                -----------       ----------      -----------    ---------------    ------------
Revenues                                            $91,477          $15,416          $86,163                           $193,056
Cost of revenues                                     79,751           14,411           70,001                            164,163
                                                -----------       ----------      -----------                       ------------
     Gross Profit
                                                     11,726            1,005           16,162                             28,893


Operating Expenses:
     Selling, general and administrative              7,339            1,524           11,069                             19,932
     Depreciation and amortization                      802               40              594            1,002             2,438
                                                -----------       ----------      -----------     ------------      ------------
Income (loss) from operations                         3,585            (559)            4,499           (1,002)            6,523
Other (income) expense
Bridge financing costs                                5,822                                                                5,822
Other                                                 (344)              384               10                                 50
Interest expense                                      1,019              207            1,157            6,505             8,888
                                                -----------       ----------      -----------     ------------      ------------
                                                      6,497              591            1,167            6,505            14,760
                                                -----------       ----------      -----------     ------------      ------------

Income (loss) before income taxes                   (2,912)          (1,150)            3,332           (7,507)           (8,237)
Provision (credit) for income taxes                 (1,037)                             1,265           (2,946)           (2,718)
                                                -----------       ----------      -----------     ------------      ------------
Net Income (loss)                                   (1,875)         ($1,150)           $2,067          ($4,561)           (5,519)
                                                                  ==========      ===========     ============

Dividends on preferred stock                            726                                                                  726 (7)
                                                -----------                                                         ------------
Income (loss) available for common stock           ($2,601)                                                              ($6,245)
                                                ===========                                                         ============

(Loss) per share from operations                    ($0.20)                                                               ($0.42)
                                                ===========                                                         ============

Weighted average shares outstanding                  13,050                                                               14,829 (6)
                                                ===========                                                         ============



See notes to unaudited pro forma financial statements.

                              COMFORCE CORPORATION
                        PRO FORMA STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED JUNE 30, 1996 (2)

                      (in thousands except per share data)

                                      COMFORCE
                                     Corporation   Williams       RRA       FORCE 5     RHOTECH       AZATAR    Continental
                                     -----------   ---------   ---------   ---------   ---------    ---------   -----------
Revenues                              $  13,158    $     657   $  22,799   $   4,493   $  41,804    $   3,854    $   4,667
Cost of revenues                         11,002          499      20,959       3,324      37,509        3,079        3,955
                                      ---------    ---------   ---------   ---------   ---------    ---------    ---------
Gross Profit                              2,156          158       1,840       1,169       4,295          775          712

Operating Expenses:
Selling General and Administrative        1,173           64       1,375         938       3,420          371          549
Depreciation and Amortization               228            1          34          16         124           16            9
                                      ---------    ---------   ---------   ---------   ---------    ---------    ---------
Income(loss) from operations                755           93         431         215         751          388          154

Other (income) expense                      (16)                                             (39)          (7)         (16)
Interest expense                             51                       34           5         671          (10)           3
                                      ---------    ---------   ---------   ---------   ---------    ---------    ---------
                                             35                       34           5         632          (17)         (13)
                                      ---------    ---------   ---------   ---------   ---------    ---------    ---------

Income (loss) before income taxes           720           93         397         210         119          405          167
Provision (credit) for income taxes         268           39                                              173
                                      ---------    ---------   ---------   ---------   ---------    ---------    ---------
Net income (loss)                           452    $      54   $     397   $     210   $     119    $     232    $     167
                                                   =========   =========   =========   =========    =========    =========

Less dividends on preferred stock
                                      ---------
Income (loss) available for common         $452
                                      =========
stock

Income (loss) per share
  from operations                         $0.03
                                      =========

Weighted average shares outstanding      13,819
                                      =========




                                                                   Pro Form
                                          Uniforce     MONTARE   Adjustments(3)    Pro Forma
                                         ---------    ---------  --------------    ---------
Revenues                                 $  66,526    $   2,474                    $ 160,432
Cost of revenues                            52,747        1,671                      134,745
                                         ---------    ---------                    ---------
Gross Profit                                13,779          803                       25,687

Operating Expenses:
Selling General and Administrative           9,690          546                       18,126
Depreciation and Amortization                  473            6        1,473           2,380
                                         ---------    ---------    ---------       ---------
Income(loss) from operations                 3,616          251       (1,473)          5,181

Other (income) expense                         (18)         (14)                        (110)
Interest expense                               973                     7,161           8,888
                                         ---------    ---------    ---------       ---------
                                               955          (14)       7,161           8,778
                                         ---------    ---------    ---------       ---------

Income (loss) before income taxes            2,661          265       (8,634)         (3,597)
Provision (credit) for income taxes          1,011                    (2,353)           (862)
                                         ---------    ---------    ---------       ---------
Net income (loss)                        $   1,650    $     265    ($  6,281)         (2,735)
                                          =========    =========    =========

Less dividends on preferred stock                                                         99 (7)
                                                                                   ---------
Income (loss) available for common                                                  $ (2,834)
                                                                                   =========
stock

Income (loss) per share
  from operations                                                                     ($0.24)
                                                                                   =========

Weighted average shares outstanding                                                   11,992 (6)
                                                                                   =========





See notes to unaudited pro forma financial statements.

                              COMFORCE CORPORATION
                        PRO FORMA STATEMENT OF OPERATIONS
                    FOR THE YEAR ENDED DECEMBER 31, 1996 (2)

                      (in thousands except per share data)

                                       COMFORCE
                                     Corporation    Williams     RRA        FORCE 5      RHOTECH      AZATAR     Continental
                                     -----------   ---------   ---------   ---------    ---------    ---------   -----------
Revenues                              $  55,867    $     657   $  22,799   $   4,598    $  85,746    $   6,403    $   8,368
Cost of revenues                         47,574          499      20,959       3,454       76,457        5,054        7,017
                                      ---------    ---------   ---------   ---------    ---------    ---------    ---------
Gross profit                              8,293          158       1,840       1,144        9,289        1,349        1,351

Operating Expenses:
Selling General and administrative        5,266           64       1,375       1,274        7,215          612          898
Depreciation and amortization               614            1          34          14          297           28           13
                                      ---------    ---------   ---------   ---------    ---------    ---------    ---------
Income(loss) from operations              2,413           93         431        (144)       1,777          709          440

Other (income) expense                      (40)                                              260          (54)         (25)
Interest expense                            201                       34           7        1,317           29            5
                                      ---------    ---------   ---------   ---------    ---------    ---------    ---------
                                            161                       34           7        1,577          (25)         (20)
                                      ---------    ---------   ---------   ---------    ---------    ---------    ---------

Income (loss) before income taxes         2,252           93         397        (151)         200          734          460
Provision (credit) for income taxes         900           39                     (49)                      301         0.00
                                      ---------    ---------   ---------   ---------    ---------    ---------    ---------
Net income (loss)                         1,352    $      54   $     397   ($    102)   $     200    $     433    $     460
                                                   =========   =========   =========    =========    =========    =========

Less dividends on preferred stock           325
Less accretive dividend on Series F
Preferred Stock                             665
                                      ---------
                                           $362
                                      =========

Income (loss) per share
from operations                           $0.03
                                      =========

Weighted average shares outstanding      12,991
                                      =========




                                         Uniforce      MONTARE   Adjustments(3)    Pro Forma
                                         ---------    ---------  -------------     ---------
Revenues                                 $ 142,151    $   2,474                    $ 329,063
Cost of revenues                           112,663        1,671                      275,348
                                         ---------    ---------                    ---------
Gross profit                                29,488          803                       53,715

Operating Expenses:
Selling General and administrative          20,434          546                       37,684
Depreciation and amortization                1,074            6        2,769           4,850
                                         ---------    ---------    ---------       ---------
Income(loss) from operations                 7,980          251       (2,769)         11,181

Other (income) expense                        (150)         (14)                         (23)
Interest expense                             2,275                    13,907          17,775
                                         ---------    ---------    ---------       ---------
                                             2,125          (14)      13,907          17,752
                                         ---------    ---------    ---------       ---------

Income (loss) before income taxes            5,855          265      (16,676)         (6,571)
Provision (credit) for income taxes          2,185                    (4,850)         (1,474)
                                         ---------    ---------    ---------       ---------
Net income (loss)                        $   3,670    $     265    ($ 11,826)      ($  5,097)
                                         =========    =========    =========

Less dividends on preferred stock                                                       $477 (7)
Less accretive dividend on Series F
Preferred Stock                                                                         $665
                                                                                   ---------
                                                                                     ($6,239)
                                                                                   =========

Income (loss) per share
from operations                                                                       ($0.49)
                                                                                   =========

Weighted average shares outstanding                                                   12,828 (6)
                                                                                   =========




See notes to unaudited pro forma financial statements.

                              COMFORCE CORPORATION
                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                    FOR THE YEAR ENDED DECEMBER 31, 1995 (2)

                      (in thousands except per share data)

                                  COMFORCE           COMFORCE
                                 Corporation         Telecom           Williams         RRA          FORCE 5      RHOTECH
                                  ---------         ---------         ---------      ---------      ---------     ---------
Revenues                          $   2,387         $   9,007         $   4,178      $  52,011      $   7,067     $  83,631

Cost of revenues                      1,818             6,765             3,022         47,830          5,287        74,978
                                  ---------         ---------         ---------      ---------      ---------     ---------
Gross profit                            569             2,242             1,156          4,181          1,780         8,653

Operating expenses:
Selling general and
administrative                          765             1,017               449          2,877          1,373         6,283
Depreciation and amortization            58               142                 1            115             19           227
Non-recurring expenses:
  Stock compensation                  3,425(4)
  Management fees to
  former parent company                                 1,140(5)
                                  ---------         ---------         ---------      ---------      ---------     ---------
Income (loss) from operations        (3,679)              (57)              706          1,189            388         2,143

Other (income) expense:
  Other                                  33                (7)                             (42)           (36)
  Interest                              585                                                175             48         1,643
                                  ---------         ---------         ---------      ---------      ---------     ---------
                                        618                (7)                             133             12         1,643
                                  ---------                           ---------      ---------      ---------     ---------

Income (loss) before income
taxes                                (4,297)              (50)              706          1,056            376           500
Provision (credit) for income            35                15               354                           120
                                  ---------         ---------         ---------      ---------      ---------     ---------
taxes
Net income (loss)                 ($  4,332)        ($     65)        $     352      $   1,056      $     256     $     500
                                                    =========         =========      =========      =========     =========

Less dividends on preferred
stock
                                  ---------
(Loss) available for common
stock                                (4,332)
                                  =========

(Loss) per share from                ($0.95)
                                  =========
operations
Weighted average shares
outstanding                           4,596
                                  =========

                                                                                                 Pro Form
                                       AZATAR       Continental     Uniforce        MONTARE    Adjustments(3)    Pro Forma
                                       ------       -----------     --------        -------    --------------    ---------
Revenues                              $   7,071      $   9,850      $ 134,471      $   5,528           --        $ 315,201

Cost of revenues                          5,578          8,215        107,635          3,747           --          264,875
                                      ---------      ---------      ---------      ---------      ---------      ---------
Gross profit                              1,493          1,635         26,836          1,781           --           50,326

Operating expenses:
Selling general and
administrative                              571          1,126         19,451          1,450           --           35,362
Depreciation and amortization                28             39            941             39          3,107          4,716
Non-recurring expenses:
  Stock compensation                       --             --             --             --             --            3,425
  Management fees to
  former parent company                    --             --             --             --             --            1,140
                                      ---------      ---------      ---------      ---------      ---------      ---------
Income (loss) from operations               894            470          6,444            292         (3,107)         5,683

Other (income) expense:
  Other                                     (44)           (80)          (191)           (15)          --             (382)
  Interest                                   40             60            890           --           14,334         17,775
                                      ---------      ---------      ---------      ---------      ---------      ---------
                                             (4)           (20)           699            (15)        14,334         17,393
                                      ---------      ---------      ---------      ---------      ---------      ---------

Income (loss) before income
taxes                                       898            490          5,745            307        (17,441)       (11,710)
Provision (credit) for income               363           --            2,182           --           (5,549)        (2,480)
                                      ---------      ---------      ---------      ---------      ---------      ---------
taxes
Net income (loss)                     $     535      $     490      $   3,563      $     307      ($ 11,892)     ($  9,230)
                                      =========      =========      =========      =========      =========      =========

Less dividends on preferred
stock                                                                                                                  197 (7)
                                                                                                                 ---------
(Loss) available for common
stock                                                                                                               (9,427)
                                                                                                                 =========

(Loss) per share from                                                                                               ($0.81)
                                                                                                                 =========
operations
Weighted average shares
outstanding                                                                                                         11,655 (6)
                                                                                                                 =========

See notes to unaudited pro forma financial statements.

                              COMFORCE Corporation
                Notes to Unaudited Pro Forma Financial Statements

(1) Adjustment to record the acquisition of Uniforce and related financing as follows:


        Source of Funds:                                     (in thousands)
                                                             --------------
                Subordinated debt financing                     $135,000
                Bank financing                                    25,000
                Existing cash balances                             7,392
                                                                --------
        Total Sources                                           $167,392
                                                                ========

        Use of Funds:
                Pay off COMFORCE facility                       $ 35,588
                Pay off Uniforce facility                         31,250
                Purchase of Uniforce shares                       92,054
                Transaction Costs                                  8,500
                                                                --------
                                                                $167,392
                                                                ========

     In addition, COMFORCE will issue approximately 1,779,000 shares COMFORCE common stock with a value of $13,634,000, which, together with the cash portion of the purchase price of $92,054,000, will result in intangibles, principally goodwill, of approximately $86,814,000.

     In addition, COMFORCE will write off $1,762,000 of deferred financing fees associated with COMFORCE's previous financing arrangements, which amount has not been recorded as an expense in the pro forma statement of operations.

(2) The unaudited pro forma statements of operations include the statements of operations for the companies listed for the periods prior to their acquisition by COMFORCE. The unaudited pro forma statement of operations for the period ended June 30, 1997 presents the financial statements of COMFORCE and Uniforce for their respective 1997 six month periods and the results of operations for RHO Company incorporated ("RHO") (which was acquired on February 28, 1997) from January 1, 1997 to February 28, 1997. The unaudited pro forma statement of operations for the period ended June 30, 1996 presents the financial statements of COMFORCE, Uniforce, RHO, Force Five, Inc. ("Force Five"), AZATAR Computer Systems Inc. ("AZATAR") and Continental Field Services Corp. ("Continental") for their respective 1996 six month periods and the results of operations for companies acquired during the six month period ended June 30, 1996 as follows: Williams Communications Services, Inc. ("Williams") (January 1 through March 3,
     1996), RRA, Inc., Project Staffing Support Team, Inc. and DataTech Technical Services, Inc. (collectively, "RRA") (January 1 through May 10,
     1996) and Montare International ("Montare") January 1, 1996 through May 17, 1996. Montare was acquired by Uniforce on May 17 1996. The acquisition of Montare did not have a material impact on Uniforce results of operations. The unaudited pro forma statement of operations for the year ended December 31, 1996 includes the annual 1996 results of operations for COMFORCE, Uniforce, and RHO and the results of operations for companies acquired during the period as follows: Williams (January 1 through March 3, 1996), RRA (January 1 through May 10, 1996), Force Five (January 1 through July 31, 1996) AZATAR (January 1 through November 3, 1996), Continental (January 1 through November 17, 1996) and Montare (January 1, 1996 through May 17, 1996). The unaudited pro forma statement of operations for the year ended December 31, 1995 includes the annual 1995 results of operations of each entity, except for COMFORCE Telecom, Inc. which reflects results of operations for the period January 1 through September 30, 1995, prior to its acquisition on October 16, 1995. All periods presented exclude the revenues and expenses related to the jewelry business of COMFORCE, which was discontinued in September 1995. The pro forma results of operations are presented as if these companies were acquired on January 1, 1995 and do not purport to be an indication of the results of operations had these acquisitions been made as of that date or of results which may occur in the future.

(3)  Pro forma adjustments include the following:

                                                   Six Months Ended               Year Ended
                                                       June 30,                  December 31,
                                               ----------------------      ----------------------
                                                 1997          1996           1996         1995
                                               --------      --------      --------      --------
                                                                  (in thousands)
Additional amortization of intangibles (a)     $ (1,002)     $ (1,473)     $ (2,769)     $ (3,107)
(Increase)  in interest expense (b)              (6,505)       (7,161)      (13,907)      (14,334)
Decrease in provision for income taxes (c)        2,946         2,353         4,850         5,549
                                               --------      --------      --------      --------

Total pro forma adjustments                    $ (4,561)     $ (6,281)     $(11,826)     $(11,892)
                                               ========      ========      ========      ========


(a) Amortization of intangibles assumes all of the acquisitions and proposed acquisitions occurred on January 1, 1995. The table below reflects the amortization of intangibles with lives ranging from 5 to 40 years:


                                    Six months ended        Year ended December
                                        June 30,                    31,
                                 --------------------      --------------------
                                   1997        1996          1996         1995
                                 -------      -------      -------      -------
                                                           (In thousands)

Pro forma amortization:
   Telecom                       $   129      $   129      $   258      $   258
   Williams                           26           26           52           52
   RRA                                86           86          169          169
   Force Five                         26           26           52           52
   Continental                        67           67          133          133
   AZATAR                            112          112          224          224
   RHO                               179          179          357          357
   Uniforce                        1,352        1,352        2,704        2,704
Less:  historical amortization      (975)        (504)      (1,180)        (842)
                                 -------      -------      -------      -------
Pro forma adjustment             $ 1,002      $ 1,473      $ 2,769      $ 3,107
                                 =======      =======      =======      =======

(b) The pro forma adjustment to interest expense reflects interest expense on the placement of Subordinated Debt and borrowings under a new revolving credit facility aggregating $160 million. Pro forma interest expense has been calculated using an average interest rate of 10.7% per annum plus the amortization of debt financing costs. Financing costs do not include the effects of warrants, if any, which may be granted in connection with the placement of this debt.

(c) The pro forma adjustment for income taxes reflects the tax effect of the proforma adjustments (excluding non-deductible amortization), the tax effect of S Corporation earnings treated as C Corporation earnings and the tax benefit of losses by other entities within the pro forma combined group.

(4) Represents a non-recurring compensation charge of $3,425,000 related to the issuance of the 35% common stock interest in the Company to certain individuals to manage COMFORCE's entry into, and development of, the telecommunications and computer staffing business.

(5) Represent a non-recurring management fee of $1,140,000 paid by COMFORCE Telecom to its former parent company prior to its acquisition by COMFORCE.

(6)  Pro forma weighted average shares outstanding are calculated as follows:

                                                                              Six months ended             Year ended
                                                                                  June 30,                December 31,
                                                                          ----------------------      --------------------
                                                                            1997          1996         1996         1995
                                                                          --------      --------      -------      -------
                                                                                       (In thousands of shares)
Historical weighted average shares outstanding                              13,050        13,819       12,991        4,596
Shares issued - Uniforce acquisition                                         1,779         1,779        1,779        1,779
Shares issued as compensation                                                    *             *            *        2,464
Shares issued-Telecom acquisition                                                *             *            *        2,049
Shares issued-Force Five acquisition                                             *            27            *           27
Shares issued-AZATAR acquisition                                                 *           243            *          243
Shares issued-Continental acquisition                                            *            37            *           37
Common stock sold to fund Continental acquisition                                *           460            *          460
Common stock equivalents Series E preferred                                      *            **           **           **
Common stock equivalents on Series D and F Preferred Stock                       *            **           **           **
Warrants issued in connection with the Continental acquisition                   *            **           **           **
Warrants issued in connection with the Telecom acquisition                       *            **           **           **
Shares issued to certain shareholders                                            *            **           **           **
Common stock equivalents which have become anti-dilutive                         *       (4,373)      (1,942)            *
Contingent shares                                                               **            **           **           **
                                                                          --------      --------      -------      -------
        Total Pro Forma Shares                                              14,829        11,992       12,828       11,655
                                                                          ========      ========      =======      =======

*    Included in historical weighted average shares outstanding.

**   Excluded as the effect would be anti-dilutive.

(7)  The following summarizes the pro forma dividends on Preferred Stock

                                                     Six months Ended                          Year ended
                                                         June 30,                              December 31,
                                               ---------------------------             ---------------------------
                                                 1997               1996                 1996               1995
                                               -------             -------             -------             -------
                                                      (In thousands)                          (In thousands)
Series D Preferred Stock                            **                   *                   *                   *
Series E Preferred Stock                            **                 $18                $ 17               $  35
Series F Preferred Stock (a)                        **                  81                 135                 162
                                               -------             -------             -------             -------
                                                    **                 $99                $152                $197
                                               =======             =======             =======             =======

(a) Certain discounts upon conversion of Series F Preferred Stock aggregating approximately $665,000 were recorded as an additional dividend attributable to holders of Preferred Stock in the fourth quarter of 1996.

*Series D not deemed issued in prior periods as proceeds were utilized in 1996 for working capital requirements and are reflected in historical results in 1996 and 1997.

**All preferred stock dividends for the six months ended June 30 ,1997 have been reflected in the historical results of operations.

                           COMPARATIVE PER SHARE DATA

     Set forth below are historical net income per share, book value per share and dividend per share data of COMFORCE and Uniforce. The information presented in the table below should be read in conjunction with the separate historical financial statements of COMFORCE and Uniforce and the notes thereto appearing elsewhere herein or incorporated herein by reference.

                              COMFORCE Corporation


                                               Six Months           Year Ended
                                               Ended June 30,       December 31,
                                               1997                 1996

Net income per share of common stock           $(0.20)              $0.03
Book value per common share                    $2.05                $1.93
Dividends per common share                     $ -0-                $ -0-


                            Uniforce Services, Inc.


                                               Six Months           Year Ended
                                               Ended June 30,       December 31,
                                               1997                 1996

Net income per share of common stock           $0.65                $1.13
Book value per common share                    $5.35                $4.70
Dividends per common share                     $0.06                $0.12

                     COMPARATIVE MARKET PRICES AND DIVIDENDS

COMFORCE

     COMFORCE's Common Stock, $.01 par value, is traded on the American Stock Exchange (AMEX:CFS). The high and low sales prices for COMFORCE's Common Stock, as reported by the American Stock Exchange in the Monthly Market Statistics for the periods indicated, were as follows:

Prior to Acquisition of COMFORCE Telecom, Inc: (1)
                                                                                                 High        Low
    Fiscal Year 1995
             First Quarter ................................................................     3-7/8      1-15/16
             Second Quarter ...............................................................     3-1/2      2
             Third Quarter ................................................................     4-3/4      1-9/16
             Fourth Quarter (through October 16, 1995)  ...................................     4-3/8      3-1/4

Following Acquisition of COMFORCE Telecom, Inc.:

             Fourth Quarter (commencing October 17, 1995) .................................     9-1/4      3-1/4

    Fiscal Year 1996
             First Quarter ................................................................     10-3/8     6
             Second Quarter ...............................................................     34-1/8     9-3/8
             Third Quarter ................................................................     28-1/2     15-1/2
             Fourth Quarter ...............................................................     18-3/8     11-1/2

    Fiscal Year 1997
             First Quarter ................................................................     14         6-1/8
             Second Quarter ...............................................................     7-1/2      4
             Third Quarter (through September 9, 1997) ....................................     9-5/16     6-1/4

     (1) In October 1995 COMFORCE entered the technical staffing business through the acquisition of COMFORCE Telecom, Inc. Prior to that time it had been primarily engaged in the jewelry business under the name The Lori Corporation.

     The last reported sale price of the COMFORCE Common Stock on the American Stock Exchange on September 9, 1997 was $7-9/16. As of September 9, 1997, there were approximately 5,000 shareholders of record.

     COMFORCE anticipates that it will not pay cash dividends on the COMFORCE Common Stock for the foreseeable future and that it will retain its earnings to finance future growth. The declaration and payment of dividends by COMFORCE are subject to the discretion of its Board of Directors and compliance with applicable law. Any determination as to the payment of dividends in the future will depend upon, among other things, general business conditions, the effect of such payment on COMFORCE's financial condition and other factors COMFORCE's Board of Directors may in the future consider relevant. Under COMFORCE's revolving credit facility, COMFORCE is prohibited from paying cash dividends on its Common Stock or, subject to limited exceptions, its Preferred Stock. No dividends have been declared or paid on the COMFORCE Common Stock during 1995, 1996 or 1997.

Uniforce

     The Uniforce Common Stock, $.01 par value, has been traded on the American Stock Exchange (AMEX:UFR) since June 26, 1997 and prior to that time was traded on the Nasdaq National Market (ticker symbol: UNFR). The following table sets forth, for the periods indicated, the high and low closing bid prices for the Uniforce Common Stock, as reported by Nasdaq prior to June 26, 1997 and the high and low sales prices as reported by the American Stock Exchange on and after June 26, 1997.


                                                             High           Low

 Fiscal Year 1995
     First Quarter                                          10-1/8         9
     Second Quarter                                         11-1/4         8
     Third Quarter                                           9-5/8         8-3/4
     Fourth Quarter                                         11             8-3/4

 Fiscal Year 1996

     First Quarter                                         18-1/2         9-1/2
     Second Quarter                                        30             12-1/4
     Third Quarter                                         23-3/4         21-1/4
     Fourth Quarter                                        22             17

 Fiscal Year 1997

     First Quarter                                        19-3/4         14-3/4
     Second Quarter (through June 25, 1997)               19-1/4         13-1/2
     Second Quarter (June 26-30, 1997)                    18-1/8         18-1/8
     Third Quarter (through September 3, 1997)            30-1/4         17-3/4

     During 1996 and the first three quarters of 1997, Uniforce paid quarterly cash dividends on shares of its Common Stock at the quarterly rate of $.03 per share.

     As of September 3, 1997, there were 167 holders of record of Uniforce Common Stock. Uniforce believes that there are in excess of 1,520 beneficial owners of Uniforce Common Stock in addition to such holders of record. The last reported sale price of the Uniforce Common Stock on the American Stock Exchange on August 13, 1997, the day before the announcement of the transactions, was $23.438 and on September 3, 1997 was $29.375.

                   BACKGROUND AND PURPOSE OF THE TRANSACTIONS

Background of the Transactions

     The initial meeting between management of COMFORCE and the management of Uniforce occurred in mid-April 1997, when each attended a staffing industry conference in Washington, D.C. At that initial meeting the parties exchanged introductions and inquired as to each other's general business. Upon returning from the staffing conference, senior management of COMFORCE determined, consistent with COMFORCE's acquisition strategy, to meet with representatives of Uniforce to see if a potential transaction could take place. Shortly thereafter, senior management of COMFORCE met over lunch with senior management of Uniforce. At that lunch, additional facts about each company were exchanged, but no particular transaction was discussed or proposed. The discussion instead focused on the potential strategic fit between the two parties, particularly noting the fact that each company's headquarters were located very close to one another, the fact that Uniforce had a particularly attractive and efficient back office which could be used by COMFORCE, the fact that the two companies had a complementary IT business and the fact that there appeared to be a minimum overlap of customers shared by the parties.

     In early May, senior management of COMFORCE and Uniforce again met over lunch. At this meeting, for the first time, a proposed transaction was discussed. Senior management for Uniforce informed COMFORCE that a transaction would have to be structured as an all, or substantially all, cash transaction. At that time, senior management of Uniforce informed COMFORCE that John Fanning, the Chairman and Chief Executive Officer of Uniforce, wished to purchase the ProUnlimited business line from Uniforce. Although pricing was not discussed, Uniforce's management told COMFORCE of the existence of a transaction that could have been consummated for $26.00 in cash, which Uniforce's management chose not to pursue and implied that any offer by COMFORCE would have to exceed $26.00 in cash.

     In May, June and July, COMFORCE's management had several discussions with investment banking firms about the feasibility of financing a primarily cash transaction of the approximate size of the Offer and Merger. During those discussions, NatWest Capital Markets Limited ("NatWest") expressed its high level of confidence in its ability to sell or place high yield securities in an aggregate principal amount sufficient to fund the proposed transaction in conjunction with the refinancing of COMFORCE's credit facility.

     In mid-July, senior management of COMFORCE again contacted senior management of Uniforce to explore the terms of a transaction. Several meetings occurred in mid to late July in which the general terms of the transaction were discussed. The parties discussed the terms of the proposed transaction pursuant to which COMFORCE would acquire Uniforce without the ProUnlimited business.

     On July 28, 1997, senior management of Uniforce and COMFORCE, as well as their advisors, met to attempt to negotiate the terms of the transaction. At the end of such meetings, the terms had not yet been concluded, as the details of the proposed ProUnlimited transaction had not been discussed. Throughout that week, management of both companies had further discussions and on August 4, the parties met again to discuss further the proposed transaction. That meeting ended without an agreement on the terms of the transaction with particular disagreement on the terms of the ProUnlimited transaction. During the next week, members of management of both companies met and exchanged detailed information about ProUnlimited, and, during that time, COMFORCE's management came to the conclusion that it was not economically feasible or desirable to purchase Uniforce without the ProUnlimited business. On August 8, senior management of both companies met again and discussed the terms of the transaction without the sale of the ProUnlimited business to Mr. Fanning.

     The board of directors of Uniforce met on August 1 and discussed the terms of the proposed transactions and authorized management to continue discussions. On August 13, the Uniforce board acted to approve the Agreement and Plan of Merger. On July 30 and August 11, the board of directors of COMFORCE met and approved the Agreement and Plan of Merger. The Merger Agreement was executed on August 13, 1997. Also on August 13, the Fanning Shareholders, who held greater than 59% of the outstanding voting Shares of Uniforce Common Stock, executed the Stockholders Agreement, pursuant to which they agreed to vote in favor of the Merger and the Merger Agreement and to tender their shares into the Offer.

Purpose of the Transactions

     In evaluating the decision to commence the Offer and the Merger, the management and Board of Directors of COMFORCE considered a variety of factors in the context of COMFORCE's strategic objectives. A key element of COMFORCE's expansion strategy is to acquire staffing and consulting companies with profitable track records and recognized local or regional presence in order to expand COMFORCE's geographic service base, diversify its capabilities in the high technology sectors, strengthen its existing expertise and expand its proprietary database of highly skilled technical talent.

     With the acquisition of Uniforce, COMFORCE will have the ability to provide a full range of services on a nationwide basis. In general, COMFORCE and Uniforce do not currently serve the same customers, so that the combination of the customer bases of COMFORCE and Uniforce will result in a significant expansion in the number of customers currently served by COMFORCE.

     The acquisition brings to COMFORCE Uniforce's back office operation, which COMFORCE believes is advanced and efficient. This back office processing capability represents a significant advantage which should allow faster and more successful integration of future acquisitions and should allow COMFORCE to realize operating efficiencies which will be increasingly important as the consolidation of the supplemental staffing industry continues. Sale of back office services to other staffing and consulting firms, in addition to providing a source of revenue, may also allow COMFORCE to identify potential future acquisitions of complementary businesses. In addition, the COMFORCE's efficient back office operations should allow it to perform payroll and other services for customers in a more cost-effective manner, resulting in anticipated greater profitability in this aspect of COMFORCE's business, which typically generates lower margins than providing supplemental staffers.

     COMFORCE's management considered the impact of certain general and administrative cost savings it believed could be realized following the Merger and evaluated the pro forma financial impact of the Merger. Additionally, COMFORCE's management considered certain projected financial information supplied by Uniforce. See "Projected Financial Information of Uniforce".

                RECOMMENDATION OF THE UNIFORCE BOARD OF DIRECTORS

     The Uniforce Board of Directors has unanimously approved the Merger Agreement and recommends that the Shareholders of Uniforce vote FOR approval of the Merger Agreement. The Uniforce Board of Directors believes that the Merger is in the best interests of the Uniforce Shareholders. In reaching this conclusion, the Board of Directors considered, among other things, (i) the financial condition, earnings, business, operations, assets, management and prospects of Uniforce; (ii) the recent market prices of the Uniforce Common Stock and the COMFORCE Common Stock; (iii) the consideration to be paid in the Merger as compared to consideration paid in other business combinations; (iv) prior expressions of interest by third parties in effecting a business combination with Uniforce; (v) the general interest in the investment community in temporary staffing companies; and (vi) the opinion of Chartered Capital Advisers, Inc., which opinion was rendered after approval of the Merger Agreement but prior to the date of this Prospectus/Proxy Statement, that the consideration to be received by the Shareholders of Uniforce pursuant to the Merger Agreement is fair from a financial point of view to the Shareholders of Uniforce. The Board did not attach any particular weight to any one factor.

                          OPINION OF FINANCIAL ADVISOR

     Chartered Capital Advisers, Inc. (the "Financial Advisor") was retained by Uniforce on behalf of the Board of Directors to render its opinion to the Board as to the fairness to the Shareholders of Uniforce from a financial point of view of the consideration to be received by the Shareholders of Uniforce pursuant to the Merger Agreement. No limitations were imposed by Uniforce with respect to the opinion to be rendered by the Financial Advisor. The Financial Advisor was not involved in determining the terms of the Merger Agreement. The Financial Advisor was selected by the Board of Directors, after consideration of other investment bankers, based upon favorable past experience with the
Financial Advisor and its familiarity with Uniforce and upon the Uniforce Board's view of the Financial Advisor's qualifications, expertise and reputation.

     The Financial Advisor is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, shareholder transactions, estate and gift taxes, litigation, and for other purposes.

     At a meeting of the Uniforce Board of Directors held on August 13, 1997, the Board determined that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the Shareholders of Uniforce, subject to receipt of a written opinion from an investment banking firm as to the fairness from a financial point of view of the consideration to be received by Uniforce Shareholders pursuant to the Merger Agreement. At a meeting of the Uniforce Board held on September 3, 1997, the proposed written opinion of the Financial Advisor was considered and discussed by the Board, and accepted as fulfilling the foregoing condition. Thereafter, the Financial Advisor issued its opinion dated September 3, 1997. The opinion states that the consideration to be received by the Shareholders of Uniforce pursuant to the Merger Agreement (the "Consideration") is fair from a financial point of view to the Shareholders of Uniforce.

     Reference is made to the full text of the opinion of the Financial Advisor, which is set forth as Appendix C to this Prospectus/Proxy Statement and is hereby incorporated herein by reference, for the assumptions made and the matters considered in rendering its opinion, as well as the scope and limitation of its review. Shareholders of Uniforce are urged to read the opinion carefully in its entirety. As described in its opinion, the Financial Advisor, among other things, (i) reviewed the Merger Agreement, the Stockholders Agreement, and the Registration Rights Agreement, Noncompetition Agreement and Employment Agreements signed by Uniforce, COMFORCE and/or certain executives of Uniforce as of August 13, 1997; (ii) reviewed the Parent Disclosure Schedule provided by COMFORCE pursuant to the Merger Agreement; (iii) reviewed a draft of the Registration Statement of which this Prospectus/Proxy Statement forms a part;
(iv) analyzed financial information with respect to Uniforce, including but not limited to unaudited financial statements for the six months ended June 30, 1997, audited financial statements for the five years ended December 31, 1996 and various internal management information reports; (v) analyzed financial information with respect to COMFORCE, including but not limited to unaudited financial statements for the six months ended June 30, 1997, and audited financial statements as of and for the two years ended December 31, 1996; (vi) reviewed various documents filed by Uniforce with the Securities and Exchange commission, including the Form 8-K filed on August 19, 1997, the Forms 10-Q for the quarters ended March 31, 1997 and June 30, 1997, the Forms 10-K for the five years ended December 31, 1996 and the Definitive Proxy filed on April 29, 1997;
(vii) reviewed various documents filed by COMFORCE with the Securities and Exchange Commission, including the Form 8-K filed on August 20, 1997, the Forms 10-Q for the quarters ended March 31, 1997 and June 30, 1997, the Forms 10-K for the two years ended December 31, 1996, the Form S-3 filed on July 11, 1997 and the Definitive Proxy filed on June 30, 1997; (viii) visited the facilities of Uniforce and held discussions with certain members of its management and advisors concerning the past, current, and planned operations, financial condition, and business of Uniforce; (ix) analyzed historical stock prices of Uniforce and COMFORCE; (x) discussed with the legal advisors of Uniforce the results of their due diligence; (xi) considered financial data for publicly held companies with similar investment characteristics to Uniforce; (xii) considered financial data of Uniforce, and compared that data with similar data for certain business combinations and other transactions that have recently been effectuated; (xiii) considered the cash flow and net asset value of Uniforce; (xiv) considered the projected financial performance of Uniforce; (xv) considered the acquisition premium reflected in the consideration to be received by the Uniforce Shareholders as a result of the Offer and the Merger, and compared that premium to other relevant transactions; and (xvi) considered such other information, financial studies and analyses as the Financial Advisor deemed relevant, and performed such analyses, studies and investigations as it deemed appropriate.

     The Financial Advisor utilized several analyses in rendering its fairness opinion. They are briefly described below.

     The net tangible asset value of Uniforce was estimated as of June 30, 1997. Adjustments were made to eliminate goodwill, deferred costs, and other intangible assets. The Consideration substantially exceeds the estimated net tangible asset value.

     Capitalization multiples were developed for 52 publicly traded staffing companies - substantially all of the publicly traded companies in the industry. The capitalization multiples developed reflected the price per share on August 27, 1997 of each of these companies divided by their historical earnings, projected 1997 earnings, projected 1998 earnings, revenues, and book value. The capitalization multiples developed from these companies were applied to the historical earnings, projected 1997 earnings, projected 1998 revenues, and book value of Uniforce to develop a range of value. The Consideration is within the range of value developed using the capitalization multiples of publicly traded staffing companies.

     Capitalization multiples developed from 24 staffing companies that were acquired between 1994 and 1997 were applied to the revenues, earnings, cash flow, book value and net tangible assets of Uniforce. The Consideration exceeds the range of value developed using the capitalization multiples paid in acquisitions of staffing companies.

     The  historical  cash  flows  of  Uniforce  were  capitalized,   using  two
alternative capital structures for purposes of developing a cash flow capitalization multiple. One capital structure was based on the indebtedness of Uniforce at June 30, 1997; the alternative analysis assumed a 3:1 debt/equity ratio. The alternative capital structures resulted in two different ranges of value. The Consideration exceeds the ranges of value developed under each of the cash flow capitalization methodologies.

     An estimate of value was developed, based on a pro forma capital structure supportable by the assets and cash flow of Uniforce under a leveraged buyout. The Consideration exceeds the range of value supportable under a leveraged buyout.

     Discounted cash flow analysis was used to estimate value based on the projected cash flows of Uniforce. The analysis is based on the projections contained herein in the "Projected Financial Information of Uniforce." These projections, covering 1997 and 1998, were extrapolated through the year 2002, and adjusted to take into consideration the capital requirements of Uniforce. The cash flows were discounted to a present value, based on an estimate of a pro forma weighted average cost of capital. At the end of the period projected, a terminal value was estimated, by capitalizing the projected operating income in 2002 at the weighted average cost of capital. The Consideration exceeds the range of value developed under discounted cash flow analysis.

     The Financial Advisor considered the premium reflected in the Consideration in relation to the price of Uniforce common stock the day prior to the announcement of the Merger, as well as the premium based on a comparison of the Consideration to the closing price of Uniforce common stock 30 days earlier, 60 days earlier, and the average 1997 stock price. The acquisition premium is high in relationship to the premia reflected in other acquisitions of publicly held companies. The Consideration reflects a substantial premium over the price of Uniforce common stock over the past five years, and is in excess of the highest price that Uniforce common stock has traded during that period.

     In rendering its opinion, the Financial Advisor relied on the accuracy and completeness of the financial and other information furnished to it and did not independently verify such information.

     See "Projected Financial Information of Uniforce" for a summary of certain projections provided to the Financial Advisor.

     Uniforce will pay the Financial Advisor a fee of $50,000 for rendering its opinion. In addition, Uniforce agreed to reimburse the Financial Advisor for reasonable out-of-pocket expenses and to indemnify the Financial Advisor and its directors, officers and employees against any loss or claims arising out of its engagement by Uniforce, subject to certain exceptions.

     From 1994 through 1997, the Financial Advisor provided certain valuation and financial advisory services to Uniforce and its outside directors. The fees received by the Financial Advisor for these services have approximated $35,000.

                   PROJECTED FINANCIAL INFORMATION OF UNIFORCE


     In the course of discussions with COMFORCE, Uniforce provided COMFORCE and Chartered Capital Advisers, Inc. (the "Financial Advisor") with certain projected financial data for the fiscal years ending December 31, 1997 and 1998. This data, which constitutes forward-looking information, was not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines of the American Institute of Certified Public Accountants ("AICPA") regarding projections, and is included in this Prospectus/Proxy Statement only because it was provided to COMFORCE and the Financial Advisor. Uniforce's and COMFORCE's independent auditors have not examined, compiled or applied any procedures with respect to this data in accordance with standards established by the AICPA and express no opinion or any kind of assurance on their reasonableness or achievablilty. None of Uniforce, COMFORCE, their respective independent auditors, or the Financial Advisor, or any of their respective advisors, assumes any responsibility for the validity, reasonableness, accuracy or completeness of this projected financial data. While presented with numerical specificity, the projected financial data were prepared based on facts and circumstances which may have changed since the preparation thereof and on a variety of assumptions relating to the business of Uniforce (some of which are listed below) which, although considered appropriate at the time to Uniforce, may not be realized. Moreover, the data, and the assumptions on which it is based, are subject to significant uncertainties and contingencies, many of which are beyond the control of Uniforce. Certain of the factors which may cause or contribute to differences between the forward-looking statements set forth below and Uniforce's actual results are identified under "Risk Factors." Consequently, this projected data and the underlying assumptions are necessarily speculative in nature and inherently imprecise, and there can be no assurance that projected financial results will be realized. It is expected that there will be differences between actual and projected results, and actual results may vary materially from those shown. Neither Uniforce nor COMFORCE has updated or intends to update or otherwise revise this projected data. The inclusion of the projections herein should not be regarded as an indication that Uniforce, COMFORCE, their respective independent auditors, or the Financial Advisor considers them an accurate prediction of future results. Uniforce shareholders are cautioned not to place undue reliance on the projections, which should be read together with other information relating to the business, assets and financial condition of Uniforce and the consolidated financial statements of Uniforce included herein. Set forth below is a summary of the projected financial data compiled by Uniforce in June 1997 based on data prepared and gathered over the period from November 1996 through June 1997 and subsequently provided to COMFORCE and the Financial Advisor.

                                                         For the Year Ending December 31,
                                                                 (in millions)
Income Statement Data:                                        1997          1998
                                                           ---------     ---------
Total revenues                                             $   186.8     $   205.8
Operating expenses (excluding depreciation and                 175.1         191.8
 amortization)
Depreciation and amortization                                    1.4           1.6
Operating profit                                                10.3          12.4
Interest expense and debt amortization costs                     2.5           3.1
Income taxes                                                     3.0           3.5
Net Income                                                       4.8           5.8


                                                                  at December 31,
Balance Sheet Data:
                                                          1997     (in millions)    1998
                                                         -----                     -----
Accounts and funding and service fees receivable         $49.3                     $58.0
Net fixed assets                                           4.4                       4.6
Long-term debt (including current portion)                33.7                      36.9



     The foregoing projections were prepared on the basis of the following assumptions, among others:

     1. Revenues. Revenue growth was projected based on individual projections for each of the business units of Uniforce. The projections assumed that the number of licensed offices operating as Uniforce Staffing Services, Inc. would remain constant and that Uniforce would not suffer any major client losses.

     The projections for 1997 reflect an assumed increase in revenues of 31.4% compared to 1996. During the first half of 1997, revenues increased by 29.5% over the 1996 first-half revenues. Revenues during 1998 are projected to increase by 10.2%. These projections reflect assumed increases ranging between 0% and 20% for the various Uniforce business units.

     2. Operating Expenses. Operating expenses are comprised of the cost of supplemental staffing, the portion of gross profits shared with licensees, and general and administrative expenses. During the first half of 1997, operating expenses, exclusive of depreciation and amortization, represented 94.1% of revenues. During the second half of 1997 and for 1998 operating expenses were projected to be 93.4% and 93.2% of revenues, respectively. The projected reduction of operating expenses as a percent of revenues was based on assumed economies of scale and changes in the mix of business.

     3. Depreciation and Amortization. The annualized rate of depreciation and amortization during the first half of 1997 was approximately $1.2 million. The projections reflect assumed annual depreciation and amortization expenses of $1.4 million for 1997 and $1.6 million in 1998. The increases were based on Uniforce's capital expenditure budget, and assumed straight-line amortization of depreciable and amortizable assets over their estimated useful lives.

     4. Interest Expense and Debt Amortization Costs. Net interest and debt amortization costs for the first half of 1997 were approximately $1.2 million. The projections reflect assumed annual interest and debt amortization costs of $2.5 million and $3.1 million during 1997 and 1998, respectively. The projections assumed no changes in interest rates from the approximately 8% average rate for the six months ended June 30, 1997, but assumed overall growth in interest expense as a result of increased revenues and borrowing costs associated with financing accounts receivable.

     5. Income Taxes. The projections reflect an assumed effective tax rate of approximately 38%, which is consistent with Uniforce's historical experience.

     6. Other. The projections also assumed that: (i) there would be no material changes in taxes or other laws that could have an adverse effect on Uniforce's business; (ii) staff compensation and benefits as a percent of revenues would be consistent with historical levels for each business unit; (iii) Uniforce's success at recruiting and retaining supplemental staffing personnel would be consistent with its historical experience; and (iv) no significant acquisitions would be made.

                                THE TRANSACTIONS

     The detailed terms and conditions of the Offer and the Merger are contained in a certain Agreement and Plan of Merger dated as of August 13, 1997 among COMFORCE, the Subsidiary and Uniforce (the "Merger Agreement"), which is attached hereto as Appendix A and incorporated herein by reference. The following discussion sets forth a description of certain material terms and conditions of the Merger Agreement. The description in this Prospectus/Proxy Statement of the terms and conditions of the Offer and the Merger is qualified in its entirety by reference to the Merger Agreement.

The Tender Offer

Introduction

     COMFORCE, through its Subsidiary, hereby offers to purchase all the issued and outstanding shares (the "Shares") of Uniforce Common Stock, at $28.00 per Share, net to the seller in cash, without interest thereon, plus 0.5217 shares of COMFORCE Common Stock per Share (collectively the "Per Share Amount"), upon the terms and subject to the conditions set forth in this Prospectus/Proxy Statement and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by COMFORCE pursuant to the Offer. However, any tendering shareholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such shareholder or other payee pursuant to the Offer. See "The Transactions - Certain Federal Income Tax Consequences of the Offer and the Merger". COMFORCE will pay all charges and expenses of MacKenzie Partners, as
Information       Agent       (the       "Information        Agent"),        and
_________________________________, as Depositary (the "Depositary"), incurred in connection with the Offer.

     The purpose of the Offer is to acquire Uniforce. Upon consummation of the Offer, COMFORCE will seek to obtain representation, at least commensurate with its equity interest, on the Board of Directors of Uniforce. COMFORCE also intends to consummate the Merger between Uniforce and Subsidiary as soon as possible following the consummation of the Offer pursuant to which Uniforce will become a wholly-owned subsidiary of COMFORCE.

     The Board of Directors of Uniforce has unanimously determined that the Offer is fair to, and in the best interests of, the Shareholders and recommends that the Shareholders accept the Offer and tender their shares pursuant to the Offer.

     COMFORCE, the Subsidiary and Uniforce have each executed and delivered the Merger Agreement, pursuant to which, among other things, COMFORCE agreed to make the Offer and Uniforce agreed to recommend the Offer to the Shareholders. Pursuant to the Merger Agreement, COMFORCE's obligation to accept for payment and pay for Shares pursuant to the Offer is subject to (i) the condition (the "Minimum Condition") that at least that number of Shares that, when combined with the Shares already owned by the Subsidiary, constitutes at least 66.66% of the outstanding Shares, shall have been validly tendered and not withdrawn prior to the Expiration Date (as hereinafter defined); and (ii) certain other conditions including the receipt by COMFORCE of financing in an amount sufficient to pay the aggregate Per Share Amount. The Offer is also subject to certain other conditions. See "The Transactions - The Tender Offer - Certain Conditions of the Offer" and "The Transactions - The Financing".

     Also on August 13, 1997, COMFORCE signed a certain Stockholders Agreement (the "Stockholders Agreement") with each of the Fanning Shareholders who collectively hold in excess of 59% of the voting Shares outstanding. Pursuant to the Stockholders Agreement, among other things, the Fanning Shareholders agreed to tender (and not withdraw) their Shares into the Offer and vote their Shares in favor of the Merger and against any other business combination or fundamental change transaction or any other action which could reasonably be expected to impede, interfere with, delay, postpone, or materially adversely affect the Offer or the Merger. The Fanning Shareholders also granted COMFORCE a proxy to vote their Shares as outlined above. The obligations of the Fanning Shareholders pursuant to the Stockholders Agreement will terminate if the Merger Agreement is terminated in accordance with its terms. John Fanning has advised that he will contribute 51,562 shares of Uniforce Common Stock to the capital of Uniforce which will issue a like number of shares to certain employees of Uniforce, subject to consummation of the Offer and to such employees agreeing to be bound by the terms of the Stockholders Agreement. See "The Transactions - Interests of Certain Persons in the Transactions."

     THIS PROSPECTUS/PROXY STATEMENT AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Terms of the Offer; Extension of Tender Period; Termination; Amendments

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), COMFORCE will accept for payment and pay for any and all Shares which are validly tendered on or prior to the Expiration Date (as hereinafter defined) and not theretofore withdrawn as set forth herein (See "The Transactions - The Tender Offer - Withdrawal Rights"). The term "Expiration Date" means 5:00 P.M., New York City time, on ____________, 1997, unless and until COMFORCE shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by COMFORCE, shall expire.

     Consummation of the Offer is conditioned upon, among other things, satisfaction or waiver by COMFORCE of certain conditions, including the Minimum Condition. If any or all of such conditions are not satisfied or any or all of the other events set forth herein (See "The Transactions - The Tender Offer - Certain Conditions of the Offer") shall have occurred or shall be determined by COMFORCE to have occurred prior to the Expiration Date, COMFORCE reserves the right (but shall not be obligated) to (i) decline to purchase any or all of the Shares tendered and terminate the Offer, and return all such tendered Shares to tendering shareholders, (ii) waive any or all unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered by the Expiration Date and not withdrawn,
(iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended, or (iv) otherwise amend the Offer. Notwithstanding the foregoing, the Merger Agreement provides that COMFORCE may not make any change to the Offer which (i) decreases the Per Share Amount, (ii) reduces the maximum number of Shares to be purchased, (iii) imposes additional conditions to the Offer; (iv) amends or changes the terms and conditions of the Offer in any manner materially adverse to the holders of Shares, or (v) changes or waives the Minimum Condition.

     COMFORCE expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including as a result of the occurrence of any of the events specified herein under the heading "Certain Conditions of the Offer", by giving oral or written notice of such extension to the Depositary and by making a public announcement thereof, as described below. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw any tendered Shares.

     Subject to the applicable regulations of the Commission, COMFORCE also expressly reserves the right, in its sole discretion, at any time or from time to time, to (i) delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares, pending receipt of any regulatory or third-party approval specified herein (See "The Transactions Certain Regulatory Matters") or in order to comply in whole or in part with any applicable law, (ii) terminate the Offer (whether or not any Shares have theretofore been accepted for payment) if any of the conditions referred to herein under the heading "Certain Conditions of the Offer" have not been satisfied or upon the occurrence of any of the events herein under the heading "Certain Regulatory Matters", and (iii) waive any condition other than the Minimum Condition or, to the extent permitted by the Merger Agreement, otherwise amend the Offer in any respect, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below. COMFORCE acknowledges that (a) Rule 14e-l(c) under the Exchange Act requires COMFORCE to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer, and (b) COMFORCE may not delay acceptance for payment of, or payment for (except as provided in the clause (i) of this paragraph), any Shares upon the occurrence of any of the events specified herein under the heading "Certain Conditions of the Offer" without extending the period of time during which the Offer is open.

     Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which COMFORCE may choose to make any public announcement, COMFORCE shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other public announcement.

     If COMFORCE makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, COMFORCE will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.

     If, prior to the Expiration Date, COMFORCE decides to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten-business-day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     Uniforce has provided COMFORCE with its shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Prospectus/Proxy Statement and the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares or to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Uniforce's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

Acceptance for Payment and Payment of Offer Price

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), COMFORCE will accept for payment and will pay for any and all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with the terms hereof [See "The Transactions - The Tender Offer Withdrawal Rights"]) as soon as practicable after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver (to the extent waiver is permitted by the Merger Agreement) of the conditions of the Offer set forth herein under the heading "Certain Conditions of the Offer". Any determination concerning the satisfaction of such terms and conditions shall be within the sole discretion of COMFORCE, and such determination shall be final and binding on all tendering shareholders. COMFORCE expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. See "The Transactions - Certain Regulatory Matters".

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted through electronic means by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that COMFORCE may enforce such agreement against the participant.

     For  purposes of the Offer,  COMFORCE  will be deemed to have  accepted for payment, and thereby purchased, tendered Shares when, as and if COMFORCE gives oral or written notice to the Depositary of COMFORCE's acceptance of such Shares for payment. Payment for Shares accepted pursuant to the Offer will be made by the deposit of the aggregate cash purchase price and shares of COMFORCE Common Stock with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving such payment from COMFORCE and transmitting payment to such tendering shareholders. UNDER NO CIRCUMSTANCES WILL COMFORCE PAY INTEREST ON THE PURCHASE PRICE FOR SHARES BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds and shares of COMFORCE Common Stock with the Depositary for the purpose of making payments to tendering shareholders, COMFORCE's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. If, for any reason whatsoever, acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed, or COMFORCE is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to COMFORCE's rights set forth herein, the Depositary may, nevertheless, on behalf of COMFORCE, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering shareholder is entitled to and duly exercises withdrawal rights as described herein under the heading "Withdrawal Rights". Although COMFORCE does not believe that there are any stock transfer taxes incident to the transfer to it of validly tendered Shares, COMFORCE will pay any such stock transfer taxes, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer or if Share certificates are submitted evidencing more Shares than are tendered, Share certificates evidencing unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth herein, such Shares will be credited to an account maintained at such Book- Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     IF, PRIOR TO THE EXPIRATION DATE, COMFORCE INCREASES THE CONSIDERATION OFFERED TO HOLDERS OF SHARES PURSUANT TO THE OFFER, COMFORCE WILL PAY SUCH INCREASED CONSIDERATION FOR ALL SHARES ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES HAVE BEEN TENDERED OR ACCEPTED FOR PAYMENT PRIOR TO SUCH INCREASE IN THE CONSIDERATION.

     COMFORCE and Subsidiary reserve the right to transfer or assign, in whole at any time or in part from time to time, to one or more of their affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve COMFORCE and Subsidiary of their obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

Procedure for Tendering Shares

     Valid Tenders. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other documents required by the Letter of
Transmittal, must be received by the Depositary at one of its addresses set forth in this Prospectus/Proxy Statement on or prior to the Expiration Date, and either (i) certificates evidencing tendered Shares must be received by the
Depositary along with the Letter of Transmittal, (ii) Shares must be tendered pursuant to the procedure for book-entry transfer described below (and confirmation of receipt of such delivery must be received by the Depositary), in each case, prior to the Expiration Date, or (iii) the tendering shareholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if such Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the Letter of Transmittal, or (ii) if Shares are tendered for the account of a firm that is a member in good standing of the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each being hereinafter referred to as an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal.

     If a certificate representing Shares is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or Shares not accepted for payment or not tendered are to be returned to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name(s) of the registered holder(s) appears on the certificate, with the signature(s) on the certificate or stock power guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by COMFORCE, proper evidence satisfactory to COMFORCE of their authority so to act must be submitted. See Instruction 5 of the Letter of Transmittal.

     Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Shares at ________________________________
(individually, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Prospectus/Proxy Statement, and any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of the Shares by causing any Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer. Although delivery of Shares may be effected through book-entry transfer at any Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth in this Prospectus/Proxy Statement prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

     REQUIRED DOCUMENTS MUST BE TRANSMITTED TO AND RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH IN THIS PROSPECTUS/PROXY STATEMENT. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Guaranteed Delivery. If a Shareholder desires to tender Shares pursuant to the Offer and such Shareholder's Share certificates are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (a)  such tender is made by or through an Eligible Institution;

          (b) the Depositary receives, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by COMFORCE herewith; and

          (c) the certificates representing all tendered Shares in proper form for transfer (or confirmation of a book-entry transfer of such
               Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. For purposes of this Offer, a "trading day" is any day on which the American Stock Exchange is open for business.

     A Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by telegram, telex, facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates representing such Shares (or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates representing Shares or confirmations of book-entry transfers of such Shares are actually received by the Depositary.

     Backup United States Federal Withholding Tax. Under the United States federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain shareholders pursuant to the Offer. To prevent federal income tax backup withholding on payments made to shareholders with respect to Shares purchased pursuant to the Offer, each shareholder must provide the Depositary with his correct taxpayer identification number and certify that he is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Foreign holders must submit a completed Form W-8 to avoid backup withholding. This form may be obtained from the Depositary. See "The Transactions - Certain Federal Income Tax Consequences of the Offer and the Merger" and Instruction 10 of the Letter of Transmittal.

     Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by COMFORCE, in its sole discretion, whose determination shall be final and binding on all parties. COMFORCE reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payment for which may, in the opinion of COMFORCE's counsel, be unlawful. COMFORCE also reserves the absolute right to waive any of the conditions of the Offer other than the Minimum Condition or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or expressly waived to the satisfaction of COMFORCE. COMFORCE's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. None of COMFORCE, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notification.

     Other Requirements. COMFORCE's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and COMFORCE upon the terms and subject to the conditions of the Offer. By executing a Letter of Transmittal, a tendering Shareholder appoints designees of COMFORCE as his attorneys-in-fact and proxies (which appointment shall be irrevocable upon acceptance of the Shares by COMFORCE), with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of the Shareholder's rights with respect to the Shares tendered by the Shareholder and purchased by COMFORCE and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares, on or after the date of the Offer. All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, COMFORCE accepts the Shares for payment. Upon acceptance for payment, all prior powers of attorney and proxies given by the Shareholder with respect to the Shares (any other Shares or other securities so issued in respect of such purchased Shares) will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective) by the Shareholder. The designees of COMFORCE will be empowered to exercise all voting and other rights of the Shareholder with respect to such Shares (and any other Shares or securities so issued in respect of such purchased Shares) as they in their sole discretion may deem proper, including, without limitation, in respect of any annual or special meeting of the Shareholders, or any adjournment or postponement of any such meeting, or in connection with any action by written consent in lieu of any such meeting or otherwise (including any such meeting or action by written consent to approve the Merger). COMFORCE reserves the absolute right to require that, in order for Shares to be validly tendered, immediately upon COMFORCE's acceptance for payment of the Shares, COMFORCE must be able to exercise full voting and other rights with respect to the Shares, including voting at any meeting of Shareholders then scheduled.

Withdrawal Rights

     Except as otherwise expressly provided in this section, tenders of Shares made pursuant to the Offer will be irrevocable. Shares tendered may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment by COMFORCE as provided herein, may also be withdrawn at any time after ________________, 1997 [date 60 days after Offer is published] or at such later time as may apply if the Offer is extended.

     If COMFORCE extends the Offer, is delayed in its acceptance for payment of any Shares tendered or is unable to accept for payment or pay for Shares tendered pursuant to the Offer for any reason whatsoever, then, without prejudice to COMFORCE's rights set forth herein, the Depositary may, nevertheless, on behalf of COMFORCE, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to and duly exercise withdrawal rights as described in this Section. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in this Prospectus. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name(s) in which the certificate(s) representing such Shares are registered, if different from that of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on the particular certificates evidencing such Shares to be withdrawn must also be furnished to the Depositary prior to the physical release of the Shares to be withdrawn. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with such withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures.

     Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described herein under the heading "Procedure for Tendering" at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by COMFORCE, in its sole discretion, whose determination will be final and binding. None of COMFORCE, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notification.

Certain Conditions of the Offer

     Notwithstanding any other term of the Offer, and in addition to (and not in limitation of) COMFORCE's rights to extend and amend the Offer at any time, in its sole discretion (subject to the provisions of the Merger Agreement), COMFORCE shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to COMFORCE's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer, if, in the sole judgment of COMFORCE (i) the Minimum Condition shall not have been satisfied, (ii) at or prior to the Expiration Date, any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall not have expired or been terminated, (iii) COMFORCE shall not have received the financing necessary to pay the aggregate Per Share Amount for all outstanding Shares (See "The Transactions - The Financing"), or (iv) at any time on or after August 13, 1997 and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment pursuant to the Offer), any of the following events or conditions exist or shall occur and remain in effect or shall be determined by COMFORCE to exist or have occurred:

     (a) there shall have been instituted or be pending any action or proceeding brought by any governmental, administrative or regulatory authority or agency, domestic or foreign, before any court or governmental, administrative or regulatory authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by COMFORCE, Subsidiary, or any other affiliate of COMFORCE pursuant to the Offer or seeking to obtain material damages in connection with the Offer or the Merger; (ii) seeking to prohibit or limit materially the ownership or operation by Uniforce, COMFORCE or any of their subsidiaries of all or any material portion of the business or assets of Uniforce, COMFORCE or any of their subsidiaries, or to compel Uniforce, COMFORCE or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Uniforce, COMFORCE or any of their subsidiaries, as a result of the Offer or the Merger; (iii) seeking to impose or confirm limitations on the ability of COMFORCE, Subsidiary, or any other affiliate of COMFORCE to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by COMFORCE pursuant to the Offer, or otherwise on all matters properly presented to Uniforce's shareholders; or (iv) seeking to require divestiture by COMFORCE, or any other affiliate of COMFORCE, of any Shares;

     (b) there shall have been issued any injunction, order or decree by any court or governmental, administrative or regulatory authority or agency, domestic or foreign, resulting from any action or proceeding brought by any person other than any governmental, administrative or regulatory authority or agency, domestic or foreign, which (i) restrains or prohibits the making of the Offer or the consummation of the Offer or the Merger; (ii) prohibits or limits ownership or operation by Uniforce, COMFORCE, or Subsidiary of all or any material portion of the business or assets of Uniforce, COMFORCE or any of their subsidiaries, in each case as a result of the Offer and the Merger; (iii) imposes limitations on the ability of COMFORCE or Subsidiary to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by COMFORCE pursuant to the Offer, or otherwise, on all matters properly presented to Uniforce's shareholders; or (iv) requires divestiture by COMFORCE or Subsidiary of any Shares;

     (c)  there  shall  have  been  any  action  taken,  or any  statute,  rule, regulation, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) COMFORCE, Uniforce or any subsidiary or affiliate of COMFORCE or Uniforce or (ii) the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, which results in any of the consequences referred to in clauses (i) through (iv) of paragraph (b) above;

     (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities of Uniforce on the American Stock Exchange,
(ii) any decline, measured from the date hereof, in the Standard & Poor's 500 Index or FTSE 100 Index by an amount in excess of 20%, (iii) a currency moratorium on the exchange markets in New York City, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (v) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on the extension of credit by banks or other lending institutions which is likely to have a material adverse effect upon any financing arranged by COMFORCE in respect of the Offer, (vi) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (vii) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

     (e) (i) it shall have been publicly disclosed or Subsidiary shall have otherwise learned that beneficial ownership of 20% or more of the then outstanding Shares has been acquired by any other person other than COMFORCE or its affiliates or (ii) the Board of Directors of Uniforce shall have withdrawn or modified in a manner adverse to COMFORCE the recommendation of the Offer or approves or recommends any takeover proposal or any other acquisition of Shares other than the Offer;

     (f) Uniforce shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Uniforce to be performed or compiled with by it under the Merger Agreement;

     (g) the Merger Agreement shall have been terminated in accordance with its terms; or

     (h) COMFORCE, Subsidiary and Uniforce shall have agreed that COMFORCE shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder.

     The foregoing conditions are for the sole benefit of COMFORCE and may be asserted by COMFORCE regardless of the circumstances giving rise to any such condition or, with the exception of the Minimum Condition, may be waived by COMFORCE in whole or in part at any time and from time to time in its sole discretion. The failure by COMFORCE at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by COMFORCE concerning any condition or event described in this section shall be final and binding upon all parties.

     Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Depositary to the tendering shareholders.

The Merger

Introduction

     The Merger Agreement provides that, upon the filing of the certificate of merger in the form attached to the Merger Agreement with the Secretary of State of New York (the "Effective Time"), Subsidiary will merge with and into Uniforce, whereupon Uniforce will become a wholly-owned subsidiary of COMFORCE (the "Surviving Corporation") and each outstanding Share (other than treasury shares, Shares held by COMFORCE or Subsidiary and Shares held by Shareholders who have perfected appraisal rights under New York law) will be converted into the right to acquire the Merger Consideration.

     The Board of Directors of Uniforce has unanimously determined that the terms of the Merger Agreement and the Merger are fair to, and in the best interest of, Uniforce and the holders of Shares. All members of the Board of Directors of Uniforce approved the Merger Agreement and recommend that the holders of Shares vote for adoption and approval of the Merger.

     The adoption and approval of the Merger will be considered at the Special Meeting and the proxies of the holders of Uniforce Common Stock are being solicited for that purpose. However, pursuant to the relevant provisions of the NYBCL, if Subsidiary holds ninety percent (90%) or more of the outstanding Shares, the Merger can be consummated without the need for the Special Meeting. Therefore, if Subsidiary receives and accepts at least ninety percent (90%) of the outstanding Shares pursuant to the Offer, COMFORCE may cause Uniforce to cancel the Special Meeting and cause the Merger to occur without the need for the Special Meeting. See "The Special Meeting".

The Surviving Corporation

     Pursuant to the Merger Agreement, the Certificate of Incorporation and By-laws of the Surviving Corporation shall be amended to be identical to the Certificate of Incorporation and By-laws, respectively, of Subsidiary except the name of the surviving corporation shall remain "Uniforce Services, Inc." The directors and officers of Subsidiary immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation.

Merger Consideration and the Conversion of Shares

     At the Effective Time each holder of an outstanding certificate that immediately prior to the Effective Time represented Shares shall be entitled to receive in exchange therefor, upon surrender to the Depositary, the applicable Merger Consideration, which is identical to the Per Share Amount. WITHOUT REGARD TO WHEN SUCH CERTIFICATES ARE SURRENDERED FOR EXCHANGE, NO INTEREST SHALL BE PAID ON ANY PAYMENT OF THE MERGER CONSIDERATION.

     Promptly after the Effective Time, the Depositary shall mail to each holder of record of Shares immediately prior to the Effective Time who did not tender his Shares into the Offer, a form of transmittal letter and instructions for use in effecting the surrender of the certificates representing Shares. Upon surrender of the certificates representing such Shares to the Depositary together with a duly executed letter of transmittal and such other documents as the Depositary shall reasonably require, the holder of such Shares shall be entitled to receive the Merger Consideration into which the Shares shall have been converted and the certificates representing the Shares shall be cancelled.

     UNIFORCE SHAREHOLDERS WHO DO NOT WISH TO TENDER THEIR SHARES INTO THE OFFER SHOULD NOT SEND STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

Employee Stock Options

     Under the Merger Agreement, Uniforce is to take such action, if any, as may be necessary to cause, effective at or prior to the Effective Time, each then outstanding option to purchase Shares theretofore granted under any stock option plan or agreement in effect with respect to Uniforce Common Stock which has not been exercised and remains outstanding at the time (whether or not such option is vested or immediately exercisable) to be extinguished and converted to the right to receive a cash payment from Uniforce in an amount equal to the product of (i) the difference between the cash value of the merger consideration ($32.00 per Share) and the per Share exercise price of such option and (ii) the total number of Shares which the holder of such option is entitled to purchase under such option, subject to any required withholding taxes, whereupon such options to purchase Shares shall be canceled. It is anticipated that Uniforce will obtain written agreements from each holder of an outstanding option to effect the foregoing arrangements effective on the day immediately prior to consummation of the Offer, with the payment to each option holder being made at or immediately after the consummation of the Offer. As of September 3, 1997, there were outstanding options to purchase an aggregate of 370,010 Shares.

Conditions to the Merger

     Pursuant to the Merger Agreement, the Merger is conditioned upon, among other things, (i) the approval, by the requisite vote, of the shareholders of Uniforce; (ii) the receipt by COMFORCE of financing in an amount sufficient to pay the aggregate Merger Consideration payable in the Merger for all shares of Uniforce Common Stock outstanding; (iii) the receipt of necessary governmental waivers, consents, orders and approvals; and (iv) the failure to exist of any preliminary or permanent injunction or other order or decree or other governmental action which prevents the consummation of the Merger.

Representations and Warranties

     The Merger Agreement contains various representations and warranties of COMFORCE and Subsidiary relating to, among other things, the following matters (subject, in certain cases, to specified exceptions): (i) due organization, existence and good standing of such parties; (ii) the capitalization of such parties; (iii) the corporate power and authority of such parties to enter into the Merger Agreement and consummate the transaction contemplated thereby and the absence of any conflicts with such parties' charter or by-laws or with applicable law or with certain material contracts and the absence of governmental or regulatory approvals required to consummate the Merger; (iv) the filing of all required filings by COMFORCE with the Commission and the failure of such filings to contain materially untrue statements or omissions as well as the fair presentation of certain financial statements included in such filings;
(v) the absence of material adverse changes to each such party since the date of the most recent filing with the Commission; (vi) the absence of pending or threatened material litigation affecting COMFORCE or its subsidiaries; (vii) the absence of undisclosed liabilities affecting COMFORCE or its subsidiaries; and
(viii)  the  absence  of  material   violations   of  law  by  COMFORCE  or  its
subsidiaries.

     The Merger Agreement contains various representations and warranties of Uniforce relating to, among other things, the following matters (subject, in certain cases, to specified exceptions): (i) similar representations to those set forth with respect to COMFORCE and Subsidiary, but applicable to Uniforce;
(ii) compliance by Uniforce and its subsidiaries with the terms of their respective charters and by-laws and with certain material agreements; (iii) certain tax matters; (iv) certain employee benefit plan matters; (v) certain labor matters; (vi) certain environmental matters; (vii) certain intellectual property matters; (viii) certain matters regarding the title to assets and their relationship to the business of Uniforce; and (ix) certain agreements between Uniforce and its Licensees.

Termination of the Merger Agreement

     Pursuant to its terms, the Merger Agreement may be terminated by Uniforce if (i) Uniforce's Board of Directors reasonably determines that the representations and warranties of COMFORCE contained in the Merger Agreement are not true and correct in any material respect or that all necessary governmental and other third party consents cannot be obtained; (ii) the Merger is not completed by December 31, 1997 otherwise than on account of delay or default on the part of Uniforce; (iii) the Merger is enjoined by a final, unappealable court order not entered at the request of Uniforce; (iv) Uniforce or its shareholders receive an offer from a third party with respect to a merger, sale of substantial assets, tender offer or other business combination and Uniforce's Board of Directors determines in good faith and after consultation with an independent financial advisor, that such offer would yield a higher value to Uniforce or its shareholders than the Merger and COMFORCE fails, within five (5) business days of being notified of such determination and the terms and conditions of such offer, to make an offer which is substantially equivalent to, or more favorable than, such offer; or (v) COMFORCE fails to perform in any material respect any of its material covenants contained in the Merger Agreement and does not cure such default in all material respect within thirty (30) days after notice of the default is given to COMFORCE by Uniforce.

     Pursuant to its terms,  the Merger  Agreement may be terminated by COMFORCE
if  (i)  COMFORCE's   Board  of  Directors   reasonably   determines   that  the
representations and warranties of

Uniforce contained in the Merger Agreement are not true and correct in any material respect or that all necessary governmental and other third party consents cannot be obtained; (ii) the Merger is not completed by December 31, 1997 otherwise than on account of delay or default on the part of COMFORCE;
(iii) the Merger is enjoined by a final, unappealable court order not entered at the request of COMFORCE; or (iv) Uniforce fails to perform in any material respects any of its material covenants contained in the Merger Agreement and does not cure such default in all material respects within thirty (30) days after notice is given to Uniforce by COMFORCE.

Conduct of Uniforce Pending the Merger

     Uniforce has agreed until the Effective Time, except as otherwise contemplated by the Merger Agreement or as otherwise agreed to in writing by
COMFORCE: (a) to conduct its business in the ordinary and usual course of business consistent with past practice; (b) not to (i) amend its charter or by-laws; (ii) split or reclassify its stock; (iii) declare or pay any dividend or distribution except payment of quarterly cash dividends in accordance with past practices in an amount not in excess of $0.03 per share; (iv) issue, sell or pledge any additional shares of, or options, warrants or rights to acquire, any capital stock or other securities convertible or exchangeable for such capital stock; (c) to use all reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and key employees and preserve the goodwill and business relationships with customers and not engage in any action with the intent to adversely impact the transactions contemplated by the Merger Agreement; (d) to confer on a regular and frequent basis with COMFORCE on operational matters; and (e) except as specifically noted, not to enter into or amend any employment or related agreements or bonus, profit sharing, compensation, stock option, retirement or other similar agreements, trusts, funds or arrangements with or for the benefit of any directors, employees or others, except in the ordinary course of business and consistent with past practice.

Expenses

     Except as described in the following two sentences, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses. Notwithstanding the foregoing, Uniforce has agreed to pay COMFORCE $6,600,000 if: (i) Uniforce terminates the Merger Agreement because it or its shareholders receives a merger, asset sale, tender offer or other business combination offer from a third party which will result in a higher value to Uniforce or its shareholders than the Merger and COMFORCE does not choose to match or exceed such offer within a specified period of time; or (ii) COMFORCE terminates the Merger Agreement because of a default by Uniforce and Uniforce enters into any of certain specified business combination transactions within nine months of such termination. Additionally, COMFORCE has agreed to reimburse Uniforce for reasonable out-of-pocket expenses incurred by Uniforce in connection with the Merger Agreement if COMFORCE terminates the Offer because it did not receive the financing so long as Uniforce has not materially breached the Merger Agreement.

Fractional Shares

     No certificates or scrip for fractional shares of COMFORCE Common Stock shall be issued in either the Offer or the Merger and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder of Uniforce Common Stock who would otherwise have been entitled to receive a fraction of a share of COMFORCE Common Stock upon surrender of Share certificates for exchange pursuant to the Offer or the Merger shall be entitled to receive from Depositary a cash payment equal to such fraction multiplied by $7.667.

Appraisal Rights

     Pursuant to Section 910 of the New York Business Corporation Law (the "NYBCL"), a Uniforce shareholder whose Shares have not been tendered into the Offer and accepted by COMFORCE and who has not voted in favor of the Merger may demand payment of the "fair value" of such holder's Shares in lieu of accepting the payment to be made pursuant to the Merger. Any holder of Shares wishing to exercise such appraisal rights must fully comply with Section 623 of the NYBCL. A holder may not exercise appraisal rights with respect to less than all of the Shares owned by such holder.

     The following is a summary of Section 623 of the NYBCL and the procedures that must be followed to perfect appraisal rights thereunder. The complete text of Section 623 is set forth as Appendix B to this Prospectus/Proxy Statement. Under Section 623, a corporation must notify each of its shareholders entitled to appraisal rights as of the record date of the meeting that such appraisal rights are available and include in such notice a copy of Section 623.

     THIS PROSPECTUS/PROXY STATEMENT CONSTITUTES SUCH NOTICE TO THE HOLDERS OF UNIFORCE COMMON STOCK. HOLDERS OF UNIFORCE COMMON STOCK WISHING TO EXERCISE APPRAISAL RIGHTS ARE URGED TO REVIEW CAREFULLY THE COMPLETE TEXT OF SECTION 623.

     Each holder of Uniforce Common Stock electing to demand payment of the "fair value" of such holder's Shares if the Merger is consummated must deliver to Uniforce, before the taking of the vote on the Merger, a written objection to the Merger with respect to such holder's Shares. Such objection must include a notice of such holder's election to dissent, the name and residence address of the holder, the number of Shares as to which the dissent applies and a demand for payment of the "fair value" of such shares if the action is taken. A proxy or vote against the Merger or an abstention will not constitute such a demand; a holder of Uniforce Common Stock electing to take such action must do so by a separate written demand. Such demands should be mailed or delivered to Uniforce at 415 Crossways Park Drive, P.O. Box 9006, Woodbury, New York 11797, Attention:
Diane J. Geller, Secretary.

     If the Merger is consummated without the need for a vote of the Uniforce shareholders, any shareholder who elects to dissent need not file written objections as described in the above paragraph, but instead, within twenty days after the giving of notice to him, any such shareholder must file with the corporation a written notice of his election to dissent stating his name and residence address, the number of Shares as to which he dissents and a demand for payment of the fair value of his Shares.

     Upon consummation of the Merger, the dissenting holder shall cease to have any of the rights of a shareholder except the right to be paid the "fair value" of his Shares. Within 10 days after the Effective Time, the Surviving Corporation will notify each former holder of Uniforce Common Stock who has made a proper written demand and who has not voted in favor of or consented to the Merger as of the Effective Time. A vote in favor of the Merger by a holder of Shares will have the effect of waiving shareholder's appraisal rights.

     The  right  of  appraisal  may be lost if the  procedural  requirements  of
Section 623 are not followed exactly. If the right of appraisal is lost, the former holder of Uniforce Common Stock will be entitled to receive the Merger Consideration, without interest, for each Share owned at the Effective Time upon surrender of the certificates representing such Shares.

     At the time of filing the notice of election to dissent or within one month thereafter, a holder of Shares shall submit the certificates representing such Shares to Uniforce or to Chase Mellon Shareholder Services, its transfer agent, who will note conspicuously thereon that a notice of election has been filed and return the certificates to the shareholder. Any holder of Uniforce Common Stock who fails to submit his certificates for such notation will, at the Surviving Corporation's option exercised by written notice to such shareholder within 45 days from the date of filing of such notice of election to dissent, lose his, her or its dissenter's rights unless a court otherwise directs.

     Within 15 days after the expiration of the period within which holders of Shares may file their notices of election to dissent, or within 15 days after the consummation of the Merger as to which objection has been filed, whichever is later (but in no case later than 90 days from the Special Meeting authorization date), the Surviving Corporation must make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his Shares at a specific price which the Surviving Corporation considers to be their "fair value." Such offer must be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such Shares. If the Merger has been consummated, such offer must also be accompanied by (1) advance payment to each such shareholder who submitted his, her or its certificates to Uniforce of an amount equal to 80% of the amount of such offer or (2) as to each shareholder who has not yet submitted his, her or its certificates, a statement that advance payment to such holder of an amount equal to 80% of the amount of such offer will be made by the Surviving Corporation promptly upon submission of his, her or its certificates. Every advance payment or statement as to advance payment must include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the Merger has not been consummated upon the expiration of the 90-day period after it was authorized by the holders of Shares, the offer may be conditioned upon the consummation of the Merger. Such offer must be made at the same price per Share to all dissenting shareholders of the same class. If within 30 days after the making of such offer, Uniforce and any shareholder agree upon the price to be paid for his, her or its shares, payment therefor must be made within 60 days after the making of such offer or the consummation of the corporate action to which such shareholder objected, whichever is later, upon the surrender of the certificates representing such Shares.

     A notice of election may be withdrawn by the dissenting shareholder at any time prior to such holder's acceptance in writing of an offer made by the Surviving Corporation, but in no case later than 60 days from the date of the consummation of the Merger. Upon expiration of such time, withdrawal of a notice of election will require the written consent of the Surviving Corporation. If a notice of election is withdrawn, a shareholder will have such rights as are provided in Section 623.

     The following procedures apply if Uniforce fails to make such offer within such period of 15 days, or if it makes the offer and any dissenting Uniforce shareholder fails to agree with it within the period of 30 days thereafter upon the price to be paid for their Shares.

     (1) Uniforce must, within 20 days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the appropriate New York State court to determine the rights of dissenting holders of Shares and to fix the "fair value" of their Shares.

     (2) If Uniforce fails to institute such proceeding within such period of 20 days, any dissenting holder of Uniforce Common Stock may institute such proceeding for the same purpose not later than 30 days after the expiration of such 20-day period. If such proceeding is not instituted within such 30-day period, all dissenter's rights will be lost unless the court otherwise directs.

     (3) All dissenting shareholders, excepting those who have agreed with Uniforce upon the price to be paid for their Shares, must be made parties to such proceeding, which will have the effect of an action quasi in rem against their Shares. The jurisdiction of the court will be plenary and exclusive.

     (4) The court will fix the value of the Shares, which will be the "fair value" as of the close of business on the day prior to the date of the Special Meeting, considering the nature of the transaction giving rise to the shareholders' right to receive payment for Shares, and its effects on Uniforce and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair values of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors.

     Within 60 days after final determination of the proceeding, the Surviving Corporation must pay to each dissenting shareholder the amount found to be due such holder, upon surrender of the Certificates representing such Shares. Both the Surviving Corporation and the dissenting shareholder will, generally, bear their respective costs and expenses in the proceeding.

     The foregoing does not purport to be a complete statement of the provisions of Section 623 and is qualified in its entirety by reference to said section, which is reproduced in full in Appendix B to this Prospectus/Proxy Statement.

     ANY HOLDER OF UNIFORCE COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS BUT WHO DOES NOT FOLLOW THE PROCEDURES PROVIDED UNDER SECTION 623 IN A PROPER AND TIMELY MANNER WILL BE UNABLE TO PERFECT APPRAISAL RIGHTS. IN THAT CASE, THE SHARES OWNED BY SUCH SHAREHOLDER IMMEDIATELY PRIOR TO THE EFFECTIVE TIME WILL BE CONVERTED INTO THE RIGHT TO RECEIVE THE MERGER CONSIDERATION, WITHOUT INTEREST, PURSUANT TO THE MERGER.

Effects of the Offer and the Merger on the Market for Shares; Stock Quotations; Registration Under the Exchange Act

     The purchase of Shares pursuant to the Offer is expected to reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly. Consequently, depending upon the number of Shares purchased and the number of remaining holders of Shares, the purchase of Shares pursuant to the Offer may adversely affect the liquidity and market value of the remaining Shares held by the public. COMFORCE cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer price. However, if the Merger is consummated, COMFORCE will be the only holder of Shares and no public market will exist for the Shares.

     The Uniforce Common Stock is currently listed and traded on the American Stock Exchange ("Exchange"), which constitutes the principal trading market for the Uniforce Common Stock. Depending upon the aggregate market value and the number of Shares not purchased pursuant to the Offer and depending upon whether the Merger is consummated, the Shares may no longer meet the quantitative maintenance criteria of the Exchange for continued inclusion on the Exchange and may cease to be authorized for quotation on such market. The Exchange's published guidelines require that an issuer have at least 200,000 publicly held shares (exclusive of holdings of officers, directors or beneficial owners of more than 10%), held by at least 300 record shareholders of round lots, with a market value of at least $1 million and must have shareholders' equity of at least either $2 million or $4 million depending on profitability levels during the issuer's recent fiscal years.

     The Offer and the Merger are expected to result in a reduction in the number of record holders of Uniforce Common Stock to fewer than 300. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Uniforce Common Stock no longer meets the requirements of the Exchange for continued inclusion on the Exchange, and the Exchange acts to delist the Uniforce Common Stock, the market for Uniforce Common Stock could be adversely affected. However, if both the Offer and the Merger are consummated, COMFORCE will be the only stockholder of Uniforce.

     The Uniforce Common Stock is currently registered under the Exchange Act. Such registration may be terminated upon application of Uniforce to the Commission if such Uniforce Common Stock is not listed on a national securities exchange and there are fewer than 300 holders of record of the Uniforce Common Stock. COMFORCE intends to cause Uniforce to so apply to terminate registration of the Uniforce Common Stock. The termination of the registration of the Uniforce Common Stock under the Exchange Act would substantially reduce the information required to be furnished by Uniforce to its shareholders and to the Commission, and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with shareholders' meetings and the related requirement of an annual report to shareholders, and the requirements of Rule 13e-3 with respect to going private transactions, no longer applicable with respect to the Shares or to Uniforce. Furthermore, if registration of the Shares under the Exchange Act were terminated, the ability of "affiliates" of Uniforce and persons holding "restricted securities" of Uniforce to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. However, if both the Offer and the Merger are consummated, COMFORCE will be the only stockholder of Uniforce.

Interests of Certain Persons in the Transactions

     In considering the recommendations of the Board of Directors of Uniforce with respect to the Offer and the Merger, holders of Uniforce Common Stock should be aware that certain members of the Board of Directors and management of Uniforce have certain interests separate from their interests as shareholders, including those referred to below.

Stockholders Agreement

     Under the Stockholders Agreement, the Fanning Shareholders agreed to tender (and not withdraw) all Uniforce Common Stock beneficially owned by them pursuant to the Offer, to vote all shares of Uniforce Common Stock beneficially owned by them in favor of the Merger and not to take certain actions that are intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Offer or the Merger. In addition, the Fanning Shareholders granted to COMFORCE an irrevocable proxy to vote all Uniforce Common Stock beneficially owned by them in accordance with the Stockholders Agreement. The Fanning Shareholders beneficially own, in the aggregate, in excess of 59% of the outstanding Uniforce Common Stock. The obligations of the Fanning Shareholders pursuant to the Stockholders Agreement will terminate if the Merger Agreement is terminated in accordance with its terms. John Fanning has advised that he will contribute 51,562 shares of Uniforce Common Stock to the capital of Uniforce which will issue a like number of shares to certain employees of Uniforce, subject to consummation of the Offer and to such employees agreeing to be bound by the terms of the Stockholders Agreement. See "Security Ownership of Certain Uniforce Beneficial Owners and Management."

Registration Rights Agreement

     Under a Registration Rights Agreement dated as of August 13, 1997 with COMFORCE (the "Registration Rights Agreement"), at any time after the Effective Time, the Fanning Shareholders will have the right to include all shares of COMFORCE Common Stock issued to them in the Offer and the Merger (the "Registrable Securities") in any registration of equity securities of COMFORCE relating to an offering other than an underwritten offering or an offering relating solely to any acquisition of any entity or business or to equity securities issuable in connection with stock option or other employee benefit plan. This right may be waived by Fanning Shareholders holding a majority in interest of the Registrable Securities and terminates when COMFORCE has afforded the Fanning Shareholders the right to exercise the above described registration rights on two occasions or when all of the Registrable Securities then held by any Fanning Shareholder may be sold under Rule 144 under the Securities Act within any three-month period. If COMFORCE has not afforded the Fanning Shareholders the right to register the Registrable Securities on at least one occasion within one year after the Effective Time, any Fanning Shareholder holding a majority of the Registrable Securities has the right to require COMFORCE to register the Registrable Securities under the Securities Act on one occasion.

     COMFORCE will pay all expenses (other than underwriting discounts and commissions and other fees and expenses of investment bankers and other than brokerage commissions) of any such registrations, including fees and expenses not exceeding $10,000 of one counsel for the holders of the

Registrable Securities. COMFORCE will also indemnify the Fanning Shareholders against certain liabilities under the federal securities laws in connection with any such registration.

     John Fanning has advised that he will transfer 51,562 of the Registrable Securities to certain employees of Uniforce, subject to such employees agreeing to be bound by the terms of the Stockholders Agreement. COMFORCE has agreed to afford such employee assignees the benefits of the Registration Rights Agreement on the same basis as if they were Fanning Shareholders.

Employment Agreements

     Uniforce has entered into Employment Agreements dated as of August 13, 1997 with John Fanning (who is currently the Chairman of the Board, President and Chief Executive Office of Uniforce), Rosemary Maniscalco (who is currently the Executive Vice President and Chief Operating Officer of Uniforce) and Harry V. Maccarrone (who is currently the Vice President Finance, Chief Financial Officer and Treasurer of Uniforce). Each employment agreement becomes effective on the date (the "Employment Date") that COMFORCE has acquired at least 51% of the issued and outstanding Uniforce Common Stock. Until the Employment Date the existing employment agreements and incentive arrangements with each such person remain in effect. See "Management of Uniforce -- Employment Agreements."

     Under Mr. Fanning's Employment Agreement, Mr. Fanning will be employed as President of the Financial Services Division of Uniforce or in such other executive capacity as is from time to time designated by the Board of Directors of Uniforce for an initial term of one year from the Employment Date and on a year-to-year basis thereafter until such Employment Agreement is terminated. Mr. Fanning is to be paid a base salary of $150,000 per year plus supplemental pay of $134,500 per year, as well as incentive compensation payable with respect to the period prior to the Employment Date and a $25,000, previously earned, bonus to the extent that such amounts have not been paid prior to the Employment Date. The Employment Agreement may be terminated if Mr. Fanning dies, is permanently disabled and for certain events constituting "cause". In addition, the Employment Agreement may be terminated by Uniforce by written notice at any time (subject to the obligation to make severance payments if termination occurs during the initial term equal to the amount of base salary and supplemental pay which would be due to Mr. Fanning until the end of the initial term). Under a separate Noncompetition Agreement dated as of August 13, 1997 among Mr. Fanning, COMFORCE, Uniforce and Subsidiary, effective on the Employment Date, Mr. Fanning has agreed not to compete with Uniforce for a period commencing on the Effective Date and terminating on the later of four years after the Employment Date or two years after termination of Mr. Fanning's employment with Uniforce for any reason.

     Under Ms. Maniscalco's Employment Agreement, Ms. Maniscalco will be employed as President of Uniforce or in such other executive capacity as is from time to time designated by the Board of Directors of Uniforce for an initial term of two years from the Employment Date and on a year-to-year basis thereafter until such Employment Agreement is terminated. Ms. Maniscalco is to be paid a base salary of $150,000 per year, supplemental pay of $90,000 per year and a one-time bonus of $10,000 if she continues to be employed by and work full-time for Uniforce for six months after the Employment Date, as well as incentive compensation payable with respect to the period prior to the Employment Date and a $25,000, previously earned, bonus to the extent that such amounts have not been paid prior to the Employment Date. The Employment Agreement also provides that COMFORCE will grant to Ms. Maniscalco an incentive stock option to purchase 50,000 shares of COMFORCE Common Stock at a price equal to the closing price of the COMFORCE Common Stock on the American Stock Exchange on the Employment Date. Such option becomes exercisable by Ms. Maniscalco if she remains employed with Uniforce over a two year period. Ms. Maniscalco is also entitled to receive incentive compensation for each fiscal year during the term of her employment in an amount equal to 5% of the Managed Pre-Tax Operating Income (which generally relates to operating income of subsidiaries and business units of Uniforce for which Ms. Maniscalco has management responsibilities and is more fully defined in her

Employment Agreement) in excess of $2,500,000 but not in excess of $3,000,000, and 1% of such income in excess of $3,000,000. Such targets may be changed as appropriate in the event that Ms. Maniscalco has management responsibilities for additional or for fewer business units or subsidiaries. Ms. Maniscalco is also entitled to receive 1% of the sales of offices of businesses acquired by Uniforce or any of its subsidiaries after the Employment Date if such acquisition opportunity was brought to the attention of Uniforce or COMFORCE solely through the efforts of Ms. Maniscalco and she used her best efforts to assist in such acquisition. The Employment Agreement may be terminated if Ms. Maniscalco dies, is permanently disabled and for certain events constituting "cause". In addition, the Employment Agreement may be terminated by Uniforce by written notice at any time (subject to the obligation to make severance payments if termination occurs during the initial term equal to the amount of base salary and supplemental pay which would be due to Ms. Maniscalco for the lesser of one year or the period until the end of the initial term). Ms. Maniscalco has also agreed not to compete with Uniforce for a period of two years after termination of her employment with Uniforce for any reason.

     Under Mr. Maccarrone's Employment Agreement, Mr. Maccarrone will be employed as Vice President - Finance of Uniforce or in such other executive capacity as is from time to time designated by the Board of Directors of Uniforce. Mr. Maccarrone's Employment Agreement has no specified term. Mr. Maccarrone is to be paid a base salary of $150,000 per year, plus supplemental pay of $16,500 per year, as well as a $25,000, previously earned, bonus to the extent that such amount has not been paid prior to the Employment Date. The Employment Agreement also provides that COMFORCE will grant to Mr. Maccarrone an incentive stock option to purchase 30,000 shares of COMFORCE Common Stock at a price equal to the closing price of the COMFORCE Common Stock on the American Stock Exchange on the Employment Date. Such option becomes exercisable by Mr. Maccarrone, if he remains employed with Uniforce, over a two year period. Mr. Maccarrone has also agreed not to compete with Uniforce, in certain circumstances, for a period of one year after termination of his employment with Uniforce for any reason.

Certain Regulatory Matters

     General. Except as disclosed herein, based on a review of publicly available filings by Uniforce with the Commission, COMFORCE is not aware of any license or regulatory permit, other than compliance with the HSR Act, that appears to be material to the business of Uniforce and that might be adversely affected by COMFORCE's acquisition of Shares pursuant to either the Offer or the Merger, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by COMFORCE pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought. While COMFORCE does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to the business of Uniforce or COMFORCE in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action, any of which may delay acceptance for payment of Shares tendered.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in those states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
V. Dynamics Corp. Of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that the laws were applicable only under certain conditions.

     Section 912 of the NYBCL limits the ability of a New York corporation to engage in business combinations with "interested shareholders" (defined as any beneficial owner of 20% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval of either the business combination or the transaction which resulted in the shareholder becoming an "interested shareholder." Uniforce's Board of Directors has given its prior approval to the Offer and the Merger and as a result, COMFORCE does not believe that Section 912 of the NYBCL will interfere with COMFORCE's ownership of Shares, or its ability to sell or dispose of Shares or with Uniforce's ability to engage in transactions with COMFORCE in the future, including the Merger.

     Based on information supplied by Uniforce, COMFORCE does not believe that any state takeover statutes apply to the Offer. COMFORCE has not currently complied with any state takeover statute or regulation. COMFORCE reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer, and nothing in this Prospectus/Proxy Statement or any action taken in connection with the Offer is intended as a waiver of that right. If it is asserted that any state takeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, COMFORCE might be required to file certain information with, or to receive approvals from, the relevant state authorities, and COMFORCE might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, COMFORCE may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer or consummate the Merger.

     Antitrust. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration of a 30 calendar-day waiting period following the filing by COMFORCE of a Notification and Report Form with respect to the Offer, unless COMFORCE receives a request for additional information or documentary material from the United States Department of Justice Antitrust Division (the "Antitrust Division") or the Federal Trade Commission (the "FTC") or unless early termination of the waiting period is granted. COMFORCE expects that such filing will be made on or about _____________, 1997 and such waiting period will expire at 11:59 p.m. on or about __________________, 1997. If, within the initial 30-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from COMFORCE concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by COMFORCE with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, the waiting period may be extended only by court order or with the consent of COMFORCE. In practice, complying with a request for additional information or documentary material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while the negotiations continue.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as COMFORCE's proposed acquisition of the Shares of Uniforce. At any time before or after COMFORCE's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares acquired by COMFORCE or the divestiture of substantial assets of COMFORCE or its subsidiaries, or Uniforce or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer or the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result of that challenge.

Certain Federal Income Tax Consequences of the Offer and the Merger

     The receipt of cash and COMFORCE Common Stock for Shares pursuant to either the Offer or the Merger will be a taxable transaction for federal income tax purposes (and may also be a taxable transaction under applicable state, local or other tax laws). In general, a Shareholder will recognize gain or loss for such purposes equal to the difference between such Shareholder's adjusted tax basis for the Shares such Shareholder sells in such transaction and the value of cash and COMFORCE common stock received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or the Merger. Such gain or loss will be capital gain or loss if the Shares are a capital asset in the hands of the Shareholder. If the Shares were held for 12 months or less, the capital gain will be a short-term capital gain and taxed at ordinary income rates. If the Shares were held for more than 18 months, the capital gain will be a long-term capital gain and taxed at the rate of 20% (10% if the Shareholder is in the 15% tax bracket). If the Shares were held for more than 12 months, but not for more than 18 months, the capital gain will be taxed at the rate of 28% (15% if the Shareholder is in the 15% tax bracket). For corporate Shareholders, capital gains are taxed at ordinary income rates.

     Payments in connection with the Offer may be subject to "backup withholding" at a rate of 31%. Backup withholding generally applies if the Shareholder (a) fails to furnish his social security number or TIN, (b) furnishes an incorrect TIN, or (c) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each Shareholder should consult with his own tax advisor as to his qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering Shareholders may be able to prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

     The discussion of United States federal income tax consequences set forth above is for general information only and is based on existing law as of the date hereof. This discussion does not address all United States federal income tax considerations that may be relevant to particular Shareholders in light of their specific circumstances, such as Shareholders who are dealers in securities, foreign persons or Shareholders who acquired their shares pursuant to the exercise of an employee stock option or otherwise as compensation. Shareholders of Uniforce are urged to consult their own tax advisors to determine the particular tax consequences to them of the Offer (including the applicability and effect of federal, state, local, foreign and other tax laws, and possible changes in such tax laws, which may have retroactive effect).

                ACCOUNTING TREATMENT OF THE OFFER AND THE MERGER

     The acquisition of Uniforce by COMFORCE will be accounted for by the purchase method and, accordingly, the assets and liabilities of Uniforce will be included in COMFORCE'S financial statements at their estimated fair market value at the date of acquisition and Uniforce's operations will be included in COMFORCE'S statement of operations from the date of acquisition.

                                  THE FINANCING

     COMFORCE and Subsidiary estimate that the total amount of funds required by Subsidiary to purchase all of the 3,038,543 Shares issued and outstanding (which number excludes 2,084,245 treasury shares held by Uniforce) and 370,010 Shares issuable upon exercise of the outstanding Uniforce stock options, pursuant to the Offer and the Merger will be approximately $92.1 million. In addition, COMFORCE and Subsidiary estimate that the total amount of funds required to refinance certain existing indebtedness of COMFORCE and Uniforce, provide for working capital and pay fees and expenses incurred in connection with the Offer and the Merger will be approximately $75.3 million.

     COMFORCE and its Subsidiary expect to obtain debt financing in the aggregate amount of $185 million, of which approximately $160 million will be applied to purchase the Shares in the Offer and effect the Merger, pay related fees and expenses and refinance certain existing indebtedness of Uniforce and COMFORCE. Of this amount, approximately $135 million is expected to be obtained from the subordinated debt financing described below and $25 million is expected to be drawn from a $50 million revolving credit facility expected to be obtained, as described below. The Offer and the Merger are both conditioned upon the receipt of this financing by COMFORCE.

     The following table has been prepared by COMFORCE and Subsidiary after discussions with management of Uniforce and sets forth the proposed sources and uses of funds necessary to consummate the Offer and the Merger.

                                                                              (in millions)
Sources:          Subordinated Debt Financing.................   $135.0
                  Bank Financing..............................     25.0
                  Existing Cash Balances......................      7.4
                                                              ---------

                           Total                                                 $167.4
                                                                                 ======

Uses:             Purchase of Shares of Uniforce..............   $ 92.1
                  Refinance Existing Debt of Uniforce.........     31.2
                  Refinance Existing Debt of COMFORCE.........     35.6
                  Transaction Costs...........................      8.5
                                                               --------

                           Total                                                 $167.4
                                                                                 ======


     COMFORCE has entered into an Engagement Letter, dated August 1, 1997, pursuant to which COMFORCE engaged NatWest to act as its exclusive financial advisor and initial purchaser or lead placement agent in connection with one or more debt offerings to fund the Offer and Merger to be conducted on a best efforts basis.

     COMFORCE expects to finance the Uniforce acquisition in part through the issuance of subordinated notes, which may include senior subordinated notes ("Senior Subordinated Notes") and "pay-in-kind" notes ("PIK Notes") (collectively, the "Notes"). At the time of the mailing of this Prospectus/Proxy Statement COMFORCE and NatWest are engaged in negotiations with respect to the terms of the financing. In addition, warrants to purchase the Company's common stock may be issued in conjunction with the Notes. The following are the expected terms of the Notes:

The Notes

     COMFORCE intends to issue approximately $135 million of Notes pursuant to an exemption from registration under the federal securities laws. The Notes will be unsecured and subordinated in right of payment to all existing and future senior indebtedness of COMFORCE (including indebtedness under the Credit Facility described below) and senior in right of payment to all existing and future subordinated indebtedness of COMFORCE.

     In  connection  with the issuance of the Notes,  COMFORCE will enter into a
registration   rights  agreement   containing  terms  customary  for  Rule  144A
offerings.

     The Notes will contain negative covenants and events of default customary for securities of similar type and maturity.

Credit Facility

     A condition to the Notes is expected to be the requirement that COMFORCE enter into a new credit agreement and related documents with a financial institution providing COMFORCE with a revolving credit facility (the "Credit Facility") which, together with the Notes, is expected to be sufficient to fund the acquisition of Uniforce and related transaction costs and the Company's anticipated working capital needs following the completion of the acquisition. COMFORCE is seeking to obtain a Credit Facility of at least $50 million which it believes will be sufficient to meet these needs. COMFORCE has had initial discussions with its current credit facility lender, Fleet Bank, about providing COMFORCE with the Credit Facility. To date, however, COMFORCE has not received any commitment from any financial institution to provide the Credit Facility. COMFORCE expects that any Credit Facility will have terms, conditions and covenants similar to those in place under its current revolving credit facility with Fleet Bank.


                               THE SPECIAL MEETING

General

     This Prospectus/Proxy Statement is being furnished by Uniforce to the holders of Uniforce Common Stock in connection with the solicitation of proxies by the Board of Directors of Uniforce for use at a Special Meeting of
Shareholders of Uniforce (the "Special Meeting") to be held at ____________________ on ________________, 1997 at 10:00 A.M., local time, and any adjournments or postponements thereof. Additionally, by executing the Letter of Transmittal, a tendering Shareholder irrevocably appoints designees of COMFORCE as his proxies to, among other things, vote the Shares tendered in favor of the Merger. Such proxies will be effective when, and only to the extent that COMFORCE accepts the tendered Shares for payment. Such proxies contained in the Letter of Transmittal are solicited by COMFORCE.

     This Prospectus/Proxy Statement, the attached Notice of Meeting and the accompanying form of proxy are first being mailed to Shareholders of Uniforce on or about ___________, 1997.

Matters to be Considered at the Special Meeting

     At the Special Meeting, holders of shares of Uniforce Common Stock will consider and vote on a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, and such other business as may properly come before the Special Meeting.

     The Uniforce Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated thereby. Based in part on an opinion of Chartered Capital Advisors, Inc., the Uniforce Board of Directors believes that the terms of the Merger are fair to, and in the best interests of, the Uniforce Shareholders and unanimously recommends that the holders of Uniforce Common Stock vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby. For further information, see "Background and Purpose of the Transactions", "Recommendation of the Uniforce Board of Directors" and "Opinion of Financial Advisor."

Record Date

     The Board of Directors of Uniforce has fixed the close of business on _________, 1997, as the record date ("Record Date") for the determination of Uniforce shareholders entitled to notice of, and to vote at, the Special Meeting. Accordingly, only holders of record of shares of Uniforce Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. As of the Record Date, _________ shares of Uniforce Common Stock were outstanding and held of record by ____ Uniforce shareholders.

Proxies

     When a proxy card is returned, properly signed and dated, the shares of Uniforce Common Stock represented thereby will be voted in accordance with the instructions on the proxy card. If a Uniforce shareholder does not attend the Special Meeting and does not return the signed proxy card or a Letter of Transmittal which is accepted by COMFORCE, such shareholder's shares will not be voted. If a Uniforce shareholder returns a signed proxy card but does not indicate how his or her shares are to be voted, such shares of Uniforce Common Stock will be voted FOR approval of the Merger Agreement and the transactions contemplated thereby. As of the date of this Prospectus/Proxy Statement, the Uniforce Board of Directors does not know of any other matters which are to come before the Special Meeting. If any other matters are properly presented at the Special Meeting for consideration, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

     Except as provided below, any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Uniforce, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares of Uniforce Common Stock and delivering it to the Secretary of Uniforce before the taking of the vote at the Special Meeting or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Uniforce, Attention: Diane J. Geller, Secretary, at or before the taking of the vote at the Special Meeting. Notwithstanding the foregoing, the proxy contained in the Letter of Transmittal will be considered coupled with an interest in the tendered Shares. If such tendered Shares are accepted by COMFORCE, such proxies cannot be revoked. Upon acceptance of such tendered Shares all prior powers of attorney and proxies given by a Shareholder with respect to the Shares will be revoked.

     COMFORCE will bear the cost of the solicitation of proxies from Uniforce shareholders. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers, and employees of Uniforce and COMFORCE in person or by telephone or other means of communication. Such directors, officers and employees of Uniforce and COMFORCE will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Uniforce will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

     The proxies contained in the Letter of Transmittal will be considered coupled with an interest and, if accepted by COMFORCE, will revoke all proxies including any proxy indicated in the enclosed proxy card. AS A RESULT, ANY SHAREHOLDER WHO TENDERS HIS SHARES INTO THE OFFER BY EXECUTING THE LETTER OF TRANSMITTAL WILL, UPON ACCEPTANCE OF THE SHARES BY COMFORCE, BE DEEMED TO HAVE VOTED FOR THE MERGER EVEN IF HE DOES NOT COMPLETE THE ENCLOSED PROXY CARD OR EVEN IF HE ATTEMPTS TO VOTE AGAINST THE MERGER AFTER COMFORCE SO ACCEPTS THE TENDERED SHARES.

     UNIFORCE SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. THE PROCEDURES FOR THE EXCHANGE OF SHARES OF UNIFORCE COMMON STOCK AFTER THE MERGER IS CONSUMMATED ARE SET FORTH HEREIN. SEE "THE TRANSACTIONS - THE MERGER - MERGER CONSIDERATION AND THE CONVERSION OF SHARES".

Quorum

     The presence, either in person or by properly executed proxies, of the holders of a majority of the outstanding shares of Uniforce Common Stock is necessary to constitute a quorum at the Special Meeting. Both abstentions and broker non-votes are considered present for purposes of determining a quorum but are excluded from votes cast.

Stockholders Agreement

     The Fanning Shareholders have entered into the Stockholders Agreement pursuant to which they agreed to vote in favor of the Merger and the Merger Agreement. John Fanning has advised that he will contribute 51,562 shares of Uniforce Common Stock to the capital of Uniforce which will issue a like number of shares to certain employees of Uniforce, subject to consummation of the Offer and to such employees agreeing to be bound by the terms of the Stockholders Agreement. The Shares of Uniforce Common Stock subject to the Stockholders Agreement represent 1,809,030 Shares or in excess of 59% of the outstanding Uniforce Common Stock.

Vote Required

     Uniforce shareholders are entitled to one vote at the Special Meeting for each share of Uniforce Common Stock held of record by them on the Record Date. The affirmative vote of two-thirds of all outstanding shares of Uniforce Common Stock is required to approve and adopt the Merger Agreement. Since approval of the Merger Agreement requires the affirmative vote of two-thirds of all outstanding shares of Uniforce Common Stock, abstentions and broker non-votes will have the effect of votes against the Merger Agreement. As of the Record Date, there were ________ Shares outstanding. As a result, the affirmative vote of ___________ Shares are necessary to approve and adopt the Merger and the Merger Agreement. Assuming the Fanning Shareholders (and the employee assignees of Shares held by John Fanning) vote pursuant to the terms of the Stockholders Agreement, the affirmative vote of __________ additional Shares are needed to approve and adopt the Merger and the Merger Agreement.

Potential Ability to Consummate the Merger Without the Special Meeting.

     Pursuant to the provisions of Section 905 of the NYBCL, any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge itself into such subsidiary corporation (with the authorization of the parent corporation's shareholders) without the need for the authorization of the subsidiary corporation's shareholders. If Subsidiary obtains at least 90% of the outstanding Shares pursuant to the Offer, COMFORCE intends to authorize the Merger of Subsidiary into Uniforce pursuant to the terms of Section 905. As a result, in such case, COMFORCE may cause Uniforce to cancel the special meeting and proceed with the Merger.

                              BUSINESS OF UNIFORCE

     Uniforce is a supplemental staffing company focused in the areas of Information Services ("IS"), technology, office automation, medical office support and light industrial. It provides supplemental staffing services through offices owned and operated by Uniforce and its subsidiaries and by licensees of Uniforce ("Licensees") to businesses, educational institutions, professional and service organizations, health care facilities, federal, state and local governmental agencies and others in the United States. In addition, Uniforce supplies payroll, billing and/or financial support services to independently owned and operated supplemental staffing firms (the "Associated Offices"), provides supplemental laboratory staffing support to the scientific community and provides confidential consulting and payrolling services, permitting clients to utilize former 1099 independent contractors and consultants.

     Uniforce assists clients in meeting peak workloads, handling special projects, overcoming personnel shortages and solving staffing emergencies by supplying them with a supplemental work force. Supplemental staffing assignments range in duration from days and weeks to many months. Planned use of supplemental staffing affords economies and flexibility to clients by permitting the hiring of only such permanent employees as are required for the basic day-to-day workload. As clients pay only for actual hours worked by supplemental staff, the cost of such personnel is directly related to production and work flow. Use of services provided by Uniforce on a routine basis also eliminates or reduces clients' recordkeeping, payroll tax, insurance, benefits, hiring, training and turnover costs.

     Uniforce Information Services/Brannon & Tully(R) and Uniforce Information Services/Montare International(TM) specialize in placing highly skilled Information Technology ("IT") professionals on a supplemental staffing basis. PrO Unlimited, Inc. ("PrO Unlimited(R)") provides confidential employee payroll conversion and consulting services enabling client companies to utilize the services of former 1099 independent contractors, consultants and returning retirees. Employee conversion results in the employment of former 1099 independent contractors and consultants by PrO Unlimited and the assignment of these persons to work for clients of PrO Unlimited. LabForce of America, Inc. ("LabForce(R)") provides laboratory professionals, including chemists, biologists, engineers and other supplemental scientific support personnel to a broad range of industries. One of Uniforce's customers represented 10.2% of revenues in 1996.

     Temporary Help Industry Servicing Company, Inc. ("THISCO(R)") and its subsidiary, Brentwood Service Group, Inc. ("Brentwood"), provide confidential financing and perform certain payroll, billing and back office services for Associated Offices. These functions are performed under contract for a service charge.

     At September 3, 1997, Uniforce's Licensees operated 31 licensed offices, Uniforce owned and operated 10 offices, LabForce operated 10 offices, PrO Unlimited operated 5 offices and Uniforce Information Services operated 5 offices. Some of the LabForce and PrO Unlimited offices occupied space shared with other Uniforce offices. At that date, THISCO(R) and Brentwood serviced 98 Associated Offices. In addition to its headquarters in Woodbury, New York, Uniforce maintains a southeastern regional office in Boca Raton, Florida and a midwestern regional office in Overland Park, Kansas. These offices are responsible for Uniforce's operations in these areas and, together with the headquarters office, the servicing of licensed and owned offices. Uniforce also maintains an administrative and operating office in Cleveland, Tennessee, which is responsible for servicing the clients of Brentwood, an operating office in Atlanta, Georgia, which is responsible for servicing the IS clients of Uniforce Information Services/Brannon & Tully, and an operating office in Dallas, TX which is responsible for servicing the clients of Uniforce Information Services/Montare International.

     References herein to "Uniforce" are references to Uniforce Services, Inc. and its subsidiaries and where applicable, the Licensees.

Uniforce Staffing Services, Inc. and Licensees

     Uniforce furnishes a variety of skilled and semi-skilled supplemental staffing services in the categories described below. In 1996, 1995 and 1994, general and automated office, technical and professional services accounted for approximately 88%, 81% and 72%, respectively, of the total revenues derived from the sale of supplemental staffing services and light industrial services accounted for approximately 12%, 19% and 28%, respectively. of such revenues.

     Uniforce obtains clients through the efforts of its and the Licensees' sales personnel, direct mail solicitation and referrals from other clients. Uniforce also administers public relations programs and advertising campaigns using the slogans, "Workstyles To Fit Your Lifestyle(R)," "Your Search for Excellence is Over!(R)," "Work When You Want To Work(R)," "Get Ahead in Style(TM)," "The Productivity People(R)" and "Productivity Through People(R)." Supplemental staffers are recruited primarily through local media advertising and through referrals from other supplemental staffers.

     Although Uniforce does not consider its business to be seasonal, assignment lengths vary, and resultant revenues vary from quarter to quarter, due to holidays, seasonal needs and adverse weather conditions.

Information Services and Technical Services

     Uniforce furnishes highly skilled Information Technology professionals as consultants, programmers, systems analysts, project managers, application development and maintenance data base administrators, network specialists, software engineers and technical writers, as well as in various other specialized capacities, to a variety of industries.

Automated Services

     These  supplemental  staffers  are skilled  individuals  who  perform  data
processing,   data   entry  to  word   processing,   desk-top   publishing   and
spread-sheeting for multiple operating systems.

General Office Services

     Supplemental staffers perform as secretaries, typists, receptionists, clerical assistants and records management clerks, as well as in other general office categories.

Medical Office Support

     Uniforce provides experienced, highly skilled medical office support staffers for today's highly sophisticated health care industry. Medical office support staffers range from billers/accounting clerks, claims processors and coding specialists to medical secretaries, transcriptionists and medical records personnel.

Legal and Accounting

     Legal staffers serve as legal secretaries/ typists, paralegals, law clerks, librarians and in other law-related areas. Uniforce provides supplemental staffers for general accounting services and other finance-related tasks, such as bookkeeping, recordkeeping and credit and collection.

Light Industrial

     Uniforce provides both skilled and semi-skilled employees to supplement its clients' regular work force in manufacturing plants, warehouses, distribution centers, retail outlets, hotels and convention centers. Staffers assist in shipping and receiving, packing, general assembly, inventory and hospitality services.

Uniforce Information Services/Brannon & Tully and Montare International

     These highly skilled contract consultant professionals perform as programmers, systems analysts, technical writers, database analysts, project managers, application developers, software engineers and LAN/WAN (Local Area Network/Wide Area Network) specialists.

LabForce(R)

     LabForce provides services nationwide to companies involved in pharmaceutical, environmental, biotech and processing businesses. LabForce staffers include highly specialized professional chemists, biologists, engineers, lab instrumentation operators, technicians and others.

PrO Unlimited(R)

     PrO Unlimited provides confidential consulting and conversion services to companies that require assistance in complying with regulations regarding the use of 1099 independent contractors, returning retirees, consultants or other mission- critical professionals. Using its SCORE 1099(R) system, it offers client companies consulting services incorporating a proprietary liability and risk scoring system to assess the likelihood of a client's independent contractor being reclassified as an employee by a governmental authority.

THISCO/Brentwood

     THISCO and Brentwood offer supplemental staff payroll financing and/or total back office administrative services to Associated Offices. During 1996, THISCO and Brentwood began to market to the Information Technology staffing industry through Computer Consultants Funding & Support, Inc. and Information Technology Funding & Support. Uniforce's back office services include provision of various management reports and analysis, payment of all federal, state and local payroll taxes and preparation and filing of quarterly and annual payroll tax returns for the supplemental staffers placed by independently owned and operated Associated Offices. Customized paychecks and invoices are provided to the clients of the Associated Offices in the name of the Associated Offices. Clients of the Associated Offices remit payment directly to Uniforce, which is the owner of the receivables from such clients.

Support Services

     Uniforce's headquarters is staffed by a team of professionals who provide various support services to Licensees, their staffs and supplemental staffers, and to the various subsidiaries of Uniforce and Associated Offices. Uniforce maintains an accounting and data processing service center that prepares supplemental staffer payrolls and client billing, assists in accounts receivable collection and furnishes computerized management information and analysis to Uniforce's offices and clients and to Associated Offices. Licensees are assigned a field service representative to provide on-site and telephonic assistance in developing their offices to their full potential. Licensees, and in some instances, their in-house staff members, receive training at Uniforce's training center. In addition, periodic seminars are conducted for Licensees and managers. Uniforce provides ongoing training and orientation programs for use by in-house and supplemental staffers. Its marketing department prepares and distributes programs and promotional literature designed to attract and educate clients to the benefits of using Uniforce's services and to recruit personnel for such subsidiaries. Uniforce maintains various regional administrative and sales offices throughout the country that seek new Licensees to expand the Uniforce network and new clients for Uniforce's services.

Licensed Offices

     Uniforce grants licenses to operate Uniforce offices and presently offers several different licensing programs. Licensees have the exclusive right to open and maintain one or more offices within a designated territory, using the Uniforce(R) name and service marks, and the "Uniforce System," consisting of marketing programs, operating methods, forms, advertising and promotional materials. Uniforce-owned branch offices and licensed offices are generally not operated in the same territory, although, if the Tender Offer and the Merger are consummated, it is contemplated that certain existing COMFORCE offices which operate in the same territory as Uniforce Licensees will continue to operate under the COMFORCE name.

     All Licensees receive initial training at the Uniforce training center, supplemented by written, audio and videotaped training materials used at the their offices. Thereafter, ongoing advisory service and support is provided to each office by Uniforce headquarters and regional headquarters staff.

     Licensees recruit supplemental staffers and promote their services to both existing and new clients obtained through the Licensees' marketing efforts. Performance of the supplemental staffers and overall service quality is the direct responsibility of Licensees. As Licensees are ultimately responsible for the collection of accounts receivable, they must conform to strict credit and collection practices structured by Uniforce.

     Uniforce and its Licensees share the gross profits from each licensed office. While licensing agreements have a perpetual term, Uniforce may terminate a license for material breach by a Licensee or for other significant good cause as prescribed in the licensing agreements. In addition, at any time after 18 months, a Licensee (other than one granted a license under the Affiliation Licensing Program) may surrender its license and withdraw from the supplemental staffing service business in the territory or, upon payment to Uniforce of an amount based on a predetermined formula, assume and continue the operation of the business independently of Uniforce, the Uniforce name and the Uniforce System. Affiliation Licensing Program Licensees generally must wait five or 10 years from commencement of operations under the Uniforce name before exercising this option. In either event, if a Licensee exercises this option, Uniforce may then license a new office or operate a Uniforce-owned office under the Uniforce name in the territory.

Employees

     Uniforce currently has approximately 260 employees (not including supplemental staffers) at its headquarters, its regional headquarters, Company-owned offices and in the offices of its various subsidiaries. In addition, Licensees' offices generally employ two to four in-house employees, depending upon the size of the office. Supplemental staffers may be employed by Uniforce or by Licensees, depending upon arrangements with each Licensee. All employees of Uniforce are covered by workers' compensation and general liability insurance and by a fidelity bond. Uniforce encourages long-term relationships with its supplemental staffers through their participation in its 401(k) plan. During 1996, Uniforce and the Associated Offices provided the supplemental staffing services of approximately 61,000 persons.

Competition

     The supplemental staffing industry is highly competitive. Competition is encountered from national, regional and local personnel services in attracting licensees, employees and clients. Certain national supplemental service companies, such as Kelly Services, Inc., Olsten Corporation, Manpower, Inc. and Adia Services, Inc., are substantially larger in size than Uniforce and possess substantially greater operational, financial and personnel resources.

     Uniforce believes that niche marketing, quality service, high caliber professional supplemental employees, proper pricing, value added services and the range of services offered by it are the principal competitive factors that enable it to compete effectively within local markets. It views its rate structure as competitive with those of others in the industry.

     PrO Unlimited has principally regional or local competition with no one company directly competing against it in the national marketplace. The principal competitor of LabForce is Lab Support, Inc. In financial and back office support services, THISCO/Brentwood's principal competitors are Resource Funding Group, Tricom, Inc., Damian Services Corporation and Capital TempFunds, Inc.

Uniforce   Information   Services/Brannon  &  Tully  and  Uniforce   Information
Services/Montare International compete both with national and regional providers of IS professionals.

     While Uniforce has experienced competitive pressures in its business, it believes that being a national provider with centralized support services has enabled it to distribute the costs associated with its businesses among its Licensees, Company-owned facilities and Associated Offices.

Governmental Regulation

     The primary business of Uniforce is not subject to governmental regulation. The sale of franchises or licenses, however, is subject to such regulation, both by the Federal Trade Commission and a number of states. Uniforce believes that it is in compliance with all material requirements of federal and state laws applicable to the sale of franchises or licenses in those states in which it has engaged in marketing licenses.

Trademarks

     Uniforce holds United States service mark registrations for the name "Uniforce(R)" (with logo design), "Your Search for Excellence is Over!(R)," "Work When You Want To Work(R)," "The Productivity People(R)," "Productivity Through People(R)," "Employers Overload(R)," "THISCO(R)," "Brentwood Service Group(R)," "LabForce(R)," "PrO Unlimited(R)," "Workstyles To Fit Your Lifestyle(R)," "Brannon & Tully(R)" and "Score 1099(R)." Uniforce also holds United States trademark registrations for "Skill Wiz(R)" (a program for the testing of automated office skills of supplemental personnel), "Fax A Temp(R)" (a system for obtaining job requests and other client information via telecopier equipment), "Factfile(R)" (a system for organizing detailed facts regarding client requirements), "Unimation(R)" (a specialized program providing a full range of office automation services), "OA Templine(R)" (a software support, 800-number hotline for supplemental staffers on assignment), "Careertemp Club(R)" (with logo design) (a program providing a wide range of benefits to career supplemental employees) and "Get Up and Go(R)" (a program that allows supplemental staffers the mobility to transfer from a Uniforce office in one city to one in another city). Uniforce has applied for trademark registration of "Uniskill," "Brentware," "Thiskill" (specialized software), and "Returning Retiree Solutions". Uniforce has also obtained certain New York State service marks. Uniforce has service mark registrations for "Uniforce" (with logo design), THISCO and Payroll Options Unlimited in Canada, Tempfunds U.K. in the United Kingdom and "Uniforce" in Mexico.

Properties

     The following table sets forth at September 3, 1997 the principal use and location, approximate floor space, annual rental and lease expiration date of Uniforce's principal facilities. Facilities leased by Licensees are not included.

Principal Use and                     Approximate Square Ft                 Annual Rental     Lease Expiration Date
 Location
Executive Office                                     23,360                      $443,840 (1)        5/31/06
Woodbury, NY

Regional Service and                                  8,503                       108,652 (2)       11/09/99
Operating Office
Boca Raton, Fl

Administrative and                                    6,425                        42,020           12/31/97
Operating Office
Cleveland, Tn

Operating Office                                      8,940                       123,840            4/18/99
Atlanta, Ga

Operating Office                                      4,000                        70,000            3/31/01
Dallas, Tx


(1)  The lease provides for annual rental increases of approximately $20,000.

(2) Additional rent is payable in the event of increases in taxes and/or operating costs.


Legal Proceedings

     In the ordinary course of its business, Uniforce is from time to time involved in litigation relating to its operations and services. Uniforce believes that such litigation, individually and in the aggregate, will not have a material adverse effect on Uniforce's business, financial condition or results of operations.

              SELECTED HISTORICAL FINANCIAL INFORMATION OF UNIFORCE

                                                        (In thousands, except per share amounts)

                               Six Months Ended June 30,                          Years Ended December 31,
                               ------------------------    -----------------------------------------------------------------
Consolidated Summary              1997          1996          1996          1995          1994          1993          1992
                               ---------     ----------    ---------     ---------     ---------     ---------     ---------
Earnings Data
System-wide sales (1)          $ 191,362     $ 163,181     $ 341,884     $ 307,069     $ 249,759     $ 170,491     $ 153,295
Total revenues                    86,163        66,526       142,151       134,471       115,181        86,142        82,925
Earnings from operations           4,499         3,616         7,980         6,444         4,846         2,331         1,658
                                                              (2)(3)
Net Earnings                       2,067         1,650         3,670         3,563         2,951         1,493         1,144
                                                              (2)(3)
Net earnings per share         $    0.65     $    0.50     $    1.13     $    0.83     $    0.65     $    0.35     $    0.26
                                                              (2)(3)
Weighted average number of         3,199         3,298         3,258         4,311         4,553         4,307         4,348
shares outstanding


                                      At June 30,                                    At December 31,
                               -----------------------     -----------------------------------------------------------------
Consolidated Balance              1997          1996          1996          1995          1994          1993          1992
                               ---------     ---------     ---------     ---------     ---------     ---------     ---------
Sheet Data (4)
Working capital                $  34,315     $  28,412     $  29,003     $  29,181     $  19,281     $  17,508     $  16,661
Total assets                      62,366        53,943        54,969        50,596        41,496        30,235        28,040
Long-term debt                    29,880        27,996        26,483        11,676         2,800          --            --
Total liabilities                 46,141        41,632        40,747        26,436        18,384         9,527         8,189
Stockholders' equity           $  16,225     $  12,311     $  14,222     $  24,160     $  23,112     $  20,708     $  19,851
                                                                 (2)

-----------------------

(1)  System-wide sales are the sales of Uniforce and the Associated Offices.

(2)  As  a  result  of  the  tender  offer  described  in  Note  9 of  Notes  to
     Consolidated Financial Statements appearing elsewhere in this Prospectus/Proxy Statement, stockholders' equity was reduced by approximately $14,160,000. In addition, borrowings incurred to fund repurchases in the tender offer have caused interest expense to increase, thereby affecting net earnings.

(3) Includes a non-recurring pre-tax charge of $360,000 relating to a trademark litigation settlement described in Note 10 of Notes to Consolidated
     Financial   Statements   appearing   elsewhere  in  this   Prospectus/Proxy
     Statement.

(4)  Certain   reclassifications   have  been  made  to  the   previous   years'
     consolidated   balance  sheet  data  to  conform  to  the  current   year's
     presentation.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS OF UNIFORCE

Forward-Looking Statements

     The following discussion contains forward-looking statements and information that is based on Uniforce management's beliefs and assumptions, as well as information currently available to Uniforce management. Although
Uniforce believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the risks that might cause Uniforce's actual results to vary from those projected or suggested in any forward-looking statements are those discussed under "Risk Factors."

RESULTS OF OPERATIONS

         GENERAL

     The following table sets forth, for the periods indicated, the percentages that certain income and expense items bear to the total revenues of Uniforce:

                                                          Years Ended                  Six Months
                                                         December 31,                Ended June 30,
                                               ------------------------------      ------------------
                                                1996        1995        1994        1997        1996
                                               ------      ------      ------      ------      ------
Sales of supplemental staffing services          94.6        93.9        94.2        95.8        94.5
Service revenues and fees                         5.4         6.1         5.8         4.2         5.5
                                               ------      ------      ------      ------      ------
                  Total revenues                100.0       100.0       100.0       100.0       100.0
                                               ------      ------      ------      ------      ------
Costs and expenses:
  Cost of supplemental staffing services         73.6        73.0        72.7        76.2        73.7
  Licensees' share of gross margin                5.6         7.0         8.6         5.0         5.6
  General and administrative                     14.1        14.5        13.7        12.9        14.6
  Litigation settlement                            .3        --          --          --          --
  Depreciation and amortization                    .8          .7          .8          .7          .7
                                               ------      ------      ------      ------      ------
                  Total costs and expenses       94.4        95.2        95.8        94.8        94.6
                                               ------      ------      ------      ------      ------
Earnings from operations                          5.6         4.8         4.2         5.2         5.4
Other income (expense):
         Interest expense - net                  (1.5)        (.5)        (.1)       (1.3)       (1.4)
         Other income                            --          --          --          --          --
                                               ------      ------      ------      ------      ------
Earnings before provision for income taxes        4.1         4.3         4.1         3.9         4.0
Provision for income taxes                        1.5         1.6         1.5         1.5         1.5
                                               ------      ------      ------      ------      ------
NET EARNINGS                                      2.6         2.7         2.6         2.4         2.5
                                               ======      ======      ======      ======      ======

Period Ended June 30, 1997 Compared to Period Ended June 30, 1996

     Total revenues increased by $10,911,435, or 32.0%,from $34,046,395 in the second quarter of 1996 to $44,957,830 in the second quarter of 1997. For the first six months, total revenues increased by $19,637,122 or 29.5% from $66,525,728 in 1996 to $86,162,850 in 1997.

     Sales of supplemental staffing services increased by $10,830,300 and $19,657,077, respectively, for the second quarter and first six months of 1997 as compared to 1996. Sales of two of Uniforce's subsidiaries, PrO Unlimited and Uniforce Information Services/Brannon & Tully continued to increase during the second quarter of 1997. PrO Unlimited sales increased by $2,590,689 or 27.9% and $5,361,872 or 30.1%, respectively, for the second quarter and first six months of 1997 as compared to 1996. Uniforce Information Services/Brannon & Tully sales increased by $4,381,957 or 62.0% and $6,749,798 or 45.8%, respectively, for the second quarter and first six months of 1997 as compared to 1996. Further contributing to the increase in sales was Uniforce's acquisition in May 1996 of certain assets of Montare International, a provider of information technology ("IT") contract professionals. This acquisition contributed $2,275,599 and $4,101,018, respectively, of sales for the second quarter and first six months of 1997 and $883,183 for the period from May 16, 1996 to June 30, 1996.

     Service revenues and fees increased by 4.2% from $1,932,960 in the second quarter of 1996 to $2,014,095 in the second quarter of 1997 and decreased 0.5% from $3,648,965 for the first six months of 1996 to $3,629,010 for the first six months of 1997. Increased service revenues and fees that were generated by THISCO and its subsidiaries were offset by the loss of service revenues for the first six months of 1997 due to the contract termination of one major client and Uniforce's elimination of certain high risk business relating to Brentwood.

     System-wide sales, which includes sales of associated offices serviced by THISCO and Brentwood, increased by $20,149,485 or 23.7% from $84,864,741 in the second quarter of 1996 to $105,014,226 in the second quarter of 1997. In the first six months, system-wide sales increased by $28,180,829 or 17.3% from $163,181,170 in 1996 to $191,361,999 in 1997.

     Cost of supplemental staffing services was 79.5% of sales of supplemental staffing services in the second quarter of 1997 compared to 77.6% in the second quarter of 1996. For the first six months, cost of supplemental staffing services was 79.6% of sales of supplemental staffing services in 1997 and 78.0% in 1996. The higher percentage in the second quarter and first six months of 1997 was a result of increased sales of PrO Unlimited, which have a high percentage payroll expense in relation to sales.

     Licensees' share of gross margin is principally based upon a percentage of the gross margin generated from sales by licensed offices. The gross margin from sales of supplemental staffing services amounted to $8,822,903 and $7,191,025 for the second quarter of 1997 and 1996, respectively. For the first six months, gross margin from such sales amounted to $16,860,930 in 1997 and $13,840,986 in 1996. Licensees' share of gross margin was 25.2% in the second quarter of 1997 as compared to 26.4% for the second quarter of 1996. For the first six months, licensees' share of gross margin was 25.7% in 1997 and 26.8% in 1996. The lower share as a percentage of total gross margin in 1997 is due to increased sales of Uniforce Information Services/Brannon & Tully and Uniforce Information Services/Montare International for which there are no related licensee distributions and to the increased sales of PrO Unlimited for which there are limited distributions.

     General and administrative expenses increased by $840,746 or 17.4% during the second quarter of 1997 as compared to the second quarter of 1996. For the first six months of 1997 general and administrative expenses increased by $1,379,318 or 14.2% as compared to the first six months of 1996. This increase resulted principally from higher payroll and recruiting costs with respect to permanent staff, expenses relating to Uniforce Information Services/Montare International operations (acquired in May 1996) and higher facility costs. The increase was partially offset by a reduction of professional costs associated with Uniforce's litigation (settled in July, 1997) described in Note 3 of the Uniforce consolidated condensed financial statements appearing elsewhere in this Prospectus/Proxy Statement, after giving consideration to certain insurance coverages.

     Net interest expense increased by $87,210 or 16.3% during the second quarter of 1997 as compared to the second quarter of 1996. For the first six months of 1997, net interest expenses increased by $184,714 or 19.0% as compared to 1996. The increase in interest expense for the 1997 period compared to 1996 is a result of increased borrowings for the acquisition of Montare International and increased working capital requirements due to the continued growth in Uniforce's business.

     As a result of the factors discussed above, net earnings increased by 24.7% from $993,542 ($.31 per share) in the second quarter of 1996 to $1,238,736 ($.39 per share) in the second quarter of 1997. For the first six months, net earnings increased by 25.2% from $1,650,370 ($.50 per share) in 1996 to $2,066,699 ($.65 per share) in 1997.

1996 Compared to 1995

     Total revenues increased by 5.7% from $134,471,332 in 1995 to $142,151,356 in 1996. Sales of supplemental staffing services increased by 6.5%, or
$8,169,579, in 1996 as compared to 1995. PrO Unlimited sales increased by $13,077,038 or 52.9% in 1996, and Uniforce Information Services/Brannon & Tully sales increased by $4,829,230 or 18.9%, in 1996 as compared to 1995. Further contributing to the increase in sales was Uniforce's acquisition in May 1996 of certain assets of Montare International, a provider of IT contract professionals. This acquisition contributed $4,191,737 of sales from May 17, 1996 through year end. These increases were offset by a $15,519,782 decrease in sales of licensed offices, principally due to a reduction in the number of licensed offices as a result of contract buyouts by two of its operators.

     Service revenues and fees decreased by 6.0% from $8,203,490 in 1995 to $7,713,935 in 1996. This decline was the result of increased service revenues and fees generated by THISCO, one of Uniforce's subsidiaries, being more than offset by certain Licensee service revenues and fees relating to the contract buyouts noted above which were recorded in 1995. Uniforce intends to continue to expand this portion of its business through THISCO and Brentwood.

     System-wide sales, which include sales of Associated Offices serviced by two of Uniforce's subsidiaries, THISCO and Brentwood, increased $34,815,470, or 11.3%, from $307,068,836 in 1995 to $341,884,306 in 1996.

     Cost of supplemental staffing services was 77.9% of sales of supplemental staffing services during 1996 as compared to 77.7% in 1995. The higher percentage in 1996 was the result of increased sales by PrO Unlimited, which have a high percentage of payroll expense in relation to sales.

     Licensees' share of gross margin is principally based upon a percentage of the gross margin generated from sales by licensed offices. The gross margin from sales of supplemental staffing services amounted to $29,751,823 and $28,105,271 for 1996 and 1995, respectively. Licensees' share of gross margin was 26.8% for 1996 as compared to 33.7% in 1995. The lower share as a percentage of gross margin in 1996 is due to lower Licensee sales, increased sales of Uniforce Information Services/Brannon & Tully and Uniforce Information Services/Montare International, for which there are no related Licensee distributions, and to the increased sales of PrO Unlimited for which there are limited distributions.

     General and administrative expenses increased by 3.2%, or $623,944, in 1996 as compared to 1995. The increase resulted principally from expenses relating to the operations of Uniforce Information Services/Montare International. Further contributing to the increase were higher facility costs, payroll and recruiting costs with respect to permanent staff and costs relating to the implementation of a new payroll and billing system. These increases were offset by a reduction in Uniforce's provision for bad debts and, after giving consideration to certain insurance coverages, a reduction of professional costs associated with certain litigation.

     In January 1996, various vendors of training films filed an action against Uniforce. The plaintiffs alleged that Uniforce improperly used and/or copied plaintiffs' tapes. Uniforce incurred a charge of $360,000 in settling this matter.

     Net interest expense increased by $1,442,406 during 1996. The increase in 1996 as compared to 1995 is a result of increased borrowings used for the repurchase of 1,250,000 shares of Uniforce Common Stock in the tender offer, the acquisition of Montare International and increased working capital required due to the continued growth in Uniforce's business.

     There was no material difference in the effective income tax rate in 1996 as compared to 1995.

     As a result of the factors discussed above, net earnings increased by 3.0% from $3,563,393 in 1995 to $3,669,731 in 1996.

1995 Compared to 1994

     Total revenues increased by 16.7% from $115,180,734 in 1994 to $134,471,332, in 1995. Sales of supplemental staffing services increased by 16.4% or $17,781,850 in 1995 as compared to 1994. These increases resulted principally from Uniforce's acquisition in April 1994 of certain assets of Brannon & Tully. This acquisition contributed $25,528,957 of sales in 1995 as compared to $12,445,869 for the period from April 18, 1994 to December 31, 1994. This acquisition has had a favorable impact on Uniforce's results of operations and its ability to develop higher margin professional services. Sales by Uniforce's subsidiaries, PrO Unlimited, and to a lesser degree LabForce, continued to increase as Uniforce emphasized the marketing of these services. The sales of PrO Unlimited increased by $9,915,331 in 1995 as compared to 1994.

     Service revenues and fees increased by 22.5% from $6,694,742 in 1994 to $8,203,490 in 1995. Service revenues and fees generated by THISCO and Brentwood increased by $1,015,084 in 1995 compared to 1994. Also contributing to this increase were certain Licensee service revenues and fees which increased by $493,664 in 1995 as compared to 1994.

     In addition, system-wide sales, which include sales of Associated Offices serviced by THISCO and Brentwood, increased by 22.9%, from $249,758,846 in 1994 to $307,068,836 in 1995.

     Cost of supplemental staffing services was 77.7% of sales of supplemental staffing services during 1995 as compared to 77.2% in 1994. The higher percentage in 1995 was the result of increased sales by PrO Unlimited, which have a high percentage of payroll expense in relation to sales.

     Licensees' share of gross margin is principally based upon a percentage of the gross margin generated from sales by licensed offices. The gross margin from sales of supplemental staffing services amounted to $28,105,271 and $24,719,266 for 1995 and 1994, respectively. Licensees' share of gross margin was 33.7% for 1995 as compared to 40.0% in 1994. The lower share as a percentage of gross margin in 1995 is due, in part, to the sales of Uniforce Information Services/Brannon & Tully for which there are no related Licensee distributions, and to PrO Unlimited for which there are limited distributions.

     General and administrative expenses increased by 23.6% or $3,719,790 in 1995 as compared to 1994. As a percentage of revenues, general and administrative expenses were 14.5% and 13.7% for 1995 and 1994, respectively. These increases resulted principally from compensation and overhead expenses relating to Uniforce Information Services/Brannon & Tully operations. Further contributing to the increase were higher expenses relating to payroll costs with respect to permanent staff offset by savings in staff recruiting costs and increased legal fees relating to certain litigation. In addition, the provision for possible losses on receivables, notes receivable and other assets increased in 1995 as compared to 1994.

     Net interest expense increased by $600,602 during 1995. The increase in 1995 as compared to 1994 is a direct result of increased borrowings used for the acquisition of Brannon & Tully and to meet working capital requirements due to the increased system-wide sales.

     There was no material difference in the effective income tax rate in 1995 as compared to 1994.

     As a result of the factors discussed above, net earnings increased by 20.8% from $2,950,751 in 1994 to $3,563,393 in 1995.

Financial Condition

     As of June 30, 1997, Uniforce's working capital increased to $34,314,764, as compared to $29,002,663 at December 31, 1996. This increase was due primarily to the continuing profitable operations of Uniforce. The increase in accounts receivable and funding and service fees receivable was largely financed through Uniforce's long term credit facility.

     During the first six months of 1997, Uniforce paid quarterly cash dividends on shares of its Common Stock at $.03 per share ($182,012). During 1996, Uniforce paid quarterly cash dividends on shares of its Common Stock at $.03 per share ($363,311).

     On December 8, 1995, Uniforce entered into an agreement with a financial institution creating a three-year $35,000,000 credit facility (the "Credit
Facility"). Effective June 30, 1997, the Credit Facility was increased to $46,000,000 and extended until June 30, 2000. The Credit Facility comprises a term loan in the amount of $6,000,000, amended from $3,000,000 (the "Term Loan"), to be paid in thirty six consecutive monthly installments of $166,667 commencing with the balance outstanding due on June 30, 2000, and a $40,000,000 revolving credit facility, amended from $32,000,000 (the "Revolving Facility"), which expires on June 30, 2000. Uniforce may borrow against the Revolving Facility up to 85% of eligible accounts receivable and eligible service and funding fees receivable. The Term Loan bears interest at Uniforce's election at either the lender's floating base rate or LIBOR (London Interbank Offered Rate) plus 2.00%. Borrowings under the Revolving Facility bear interest at Uniforce's election at either the lender's floating base rate minus .25%, or LIBOR plus
1.75%. Prior to June 30, 1997, the Term Loan bore interest at Uniforce's election at either the lender's floating base rate plus .25%, or LIBOR plus 2.25% and interest under the Revolving Facility bore interest at Uniforce's election at either the lender's floating base rate, or LIBOR plus 2.125%. Borrowings under the Credit Facility are secured by a first priority security interest in all owned and after-acquired real and personal property of Uniforce.

     At June 30, 1997, Uniforce had outstanding borrowings of $6,000,000 under the Term Loan bearing interest at an average rate of 8.05% and $25,250,000 of borrowings under the Revolving Facility bearing interest at an average rate of 7.93%.

     The Credit Facility contains a variety of affirmative and negative covenants of types customary in an asset-based lending facility, including those relating to reporting requirements, maintenance of records, properties and corporate existence, compliance with laws, incurrence of other indebtedness and liens, restrictions on certain payments and transactions and extraordinary corporate events. The Credit Facility also contains financial covenants relating to maintenance of levels of minimal tangible net worth, EBITDA (earnings before interest, taxes, depreciation and amortization), net income and fixed charge coverage and restricting the amount of capital expenditures. In addition, the Credit Facility contains certain events of default of types customary in an asset-based lending facility. Uniforce was in compliance with all covenants at June 30, 1997. Indebtedness under the Credit Facility will become due and payable upon the consummation of the Merger, unless the terms of the Credit Facility are renegotiated.

     In January 1996, Uniforce successfully completed its offer to purchase 1,250,000 shares of Uniforce Common Stock at $11.25 per share. The total amount required to purchase such shares was $14,062,500, exclusive of related fees and other expenses. The purchase price and related expenses were funded with borrowings available under the Credit Facility.

     As of Thursday, June 26, 1997, the Uniforce Common Stock commenced trading on the American Stock Exchange under the symbol UFR. Uniforce's Common Stock ceased trading on the Nasdaq National Market (ticker symbol: UNFR) after the close on Wednesday, June 25, 1997.

                             MANAGEMENT OF UNIFORCE

Directors and Executive Officers

     The following table sets forth certain information about the directors and executive officers of Uniforce who are expected to continue as officers of Uniforce or any of its divisions following the Merger:

             Name and Age                         Current Positions                        Expected Positions with Uniforce if
             ------------                         -----------------                        -----------------------------------
                                                                                                    Merger is Consummated
                                                                                                    ---------------------
John Fanning (66)...................... Chairman of the Board, President and               President, Financial Services Division
                                            Chief Executive Officer of Uniforce

Rosemary Maniscalco (56)............... Executive Vice President and Chief                                  President
                                           Operating Officer of Uniforce;
                                           Director of Uniforce

Harry V. Maccarrone (50)............... Vice President Finance, Chief                               Vice President - Finance
                                             Financial Officer and Treasurer of
                                             Uniforce; Director of Uniforce


     John Fanning, founder of Uniforce, has served as President and a director since 1961, the year in which Uniforce's first office was opened. Mr. Fanning entered the employment field in 1954, when he founded the Fanning Personnel Agency, Inc., his interest in which he sold in 1967 to devote his efforts solely to Uniforce's operations. He also founded and served as the first president of the Association of Personnel Agencies of New York.

     Rosemary Maniscalco joined Uniforce as Sales and Marketing Coordinator in December 1981. In June 1982, her duties were expanded to include direction of Uniforce's license marketing efforts, as well as the development of marketing concepts. In 1983, she was appointed Uniforce's Director of Corporate Development, in May 1984, she was elected Executive Vice President and in June 1992, she was designated Chief Operating Officer.

     Harry V. Maccarrone joined Uniforce in December 1988 as Assistant Vice President-Finance. He has served as Vice President-Finance, Treasurer and Uniforce's Chief Financial Officer since May 1989.

     In addition, Michael Ferrentino (age 34), the sole director of Subsidiary, will be the sole director of the Surviving Corporation after the Merger. Mr. Ferrentino has served as the President and a Director of COMFORCE since December, 1995. Mr. Ferrentino was a founder of COMFORCE Telecom, Inc. and he served as COMFORCE Telecom, Inc.'s Executive Vice President from 1987 to 1995. From 1984 through 1987, he was employed by Dun & Bradstreet.

Executive Compensation

     The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to the chief executive officer (the "CEO") of Uniforce (Mr. John Fanning, Chairman of the Board and President of Uniforce) and the other most highly compensated executive officers of Uniforce other than the CEO whose salary and bonus exceeded $100,000 (three individuals, the "named executive officers") for one or more of the fiscal years presented.

                           SUMMARY COMPENSATION TABLE

                                                       Annual Compensation              Long-Term Compensation
                                                  ----------------------------     -------------------------------
                                                                                    Securities        All Other          All Other
                                                                                    Underlying       Compensation      Compensation
    Name and Principal Position         Year         Salary          Bonus          Options (#)          (1)               (2)
-----------------------------------   -------     -----------    -------------     ------------     --------------    --------------
John Fanning.......................     1996       $225,000       $223,905 (3)           --             $8,603              $4,000
  Chairman of the Board, President      1995        225,000        153,834 (4)           --              4,499               4,000
  and Chief Executive Officer           1994        191,668        119,630 (5)           --              2,875               2,000

Rosemary Maniscalco................     1996       $178,366       $141,604 (6)        69,401           $11,025              $4,000
  Executive Vice President and Chief    1995        175,000        169,236 (7)           --              4,365               4,000
  Operating Officer                     1994        177,019        194,353 (8)           --              2,655               2,000

Harry V. Maccarrone................     1996       $152,615        $25,000 (9)        23,134            $3,695              $4,000
  Vice President Finance, Treasurer     1995        138,837         25,000 (9)           --              2,951               4,000
  and Chief Financial Officer           1994        133,752         25,000 (9)           --              2,006               2,000

Diane J. Geller....................     1996       $132,282        $15,000 (9)           --             $2,976              $4,000
  Secretary                             1995        118,651         15,000 (9)           --              2,524               4,000
                                        1994        114,303         15,000 (9)           --              1,715               2,000

-------------------

(1) Such amount represents payments (including interest thereon) contributed by Uniforce under a Deferred Compensation Plan.

(2) Such compensation represents directors fees. Perquisites and other personal benefits, securities or property received by each executive officer did not exceed the lesser of $50,000 or 10% of such executive officer's annual salary and bonus.

(3)  Such  amount   represents   incentive   compensation   of  $198,905  and  a
     discretionary bonus of $25,000.

(4)  Such  amount   represents   incentive   compensation   of  $128,834  and  a
     discretionary bonus of $25,000.

(5)  Such   amount   represents   incentive   compensation   of  $94,630  and  a
     discretionary bonus of $25,000.

(6) Such amount represents additional compensation of $25,000 based upon the terms of her employment agreement, incentive compensation of $49,687, a discretionary bonus of $25,000 and sales compensation of $41,917. See "-- Employment Agreements."

(7) Such amount represents additional compensation of $25,000 based upon the terms of her employment agreement, incentive compensation of $32,613, a discretionary bonus of $25,000 and sales compensation of $86,623. See "-- Employment Agreements."

(8) Such amount represents additional compensation of $25,000 based upon the terms of her employment agreement, incentive compensation of $19,894, a discretionary bonus of $25,000 and sales compensation of $124,459. See "-- Employment Agreements."

(9)  Such amount represents a discretionary bonus.


Option Grants during 1996 Fiscal Year

     The following table provides information related to options to purchase Uniforce Common Stock granted to the named executive officers during 1996.
Uniforce currently does not have any plans providing for the grant of stock appreciation rights.

                                                                                                          Potential Realizable Value
                                                                                                           at Assumed Rates of Stock
                                                                                                            Price Appreciation for
                                           Individual Grants                                                    Option Term (2)
-----------------------------------------------------------------------------------------------------     -------------------------
                                                  % of Total
                                Number of           Options        Exercise
                                Securities         Granted to       or Base
                                Underlying        Employees in       Price
          Name                Option (#) (1)      Fiscal Year     ($/Sh) (2)        Expiration Date           5%           10%
-------------------------     --------------     --------------   -----------     -------------------     ----------   ------------
Rosemary Maniscalco               69,401             57.3%          $11.25        February 19, 2006       $491,017     $1,244,332
Harry V. Maccarrone               23,134             19.1%          $11.25        February 19, 2006       $163,675       $414,783

-------------------

(1) The option exercise price may be paid in shares of Uniforce Common Stock owned by the executive, in cash, or a combination of any of the foregoing, as determined by the Stock Option Committee administering Uniforce's stock option plans. The exercise price is equal to the fair market value of the Uniforce Common Stock on the date of grant.

(2) The potential realizable value portion of the foregoing table illustrates values that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Uniforce Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, non-transferability or differences in vesting periods. Regardless of the theoretical value of an option, its ultimate value will depend upon the market value of the Uniforce Common Stock at a future date, and that value will depend on a variety of factors, including the overall condition of the stock market and Uniforce's results of operations and financial condition. There can be no assurance that the values reflected in this table will be achieved.

Aggregated  Option  Exercises  in Last  Fiscal  Year and Fiscal  Year End Option
Values

         The following table provides information related to options exercised by the named executive officers during 1996 and the number and value of options held by the named executive officers at fiscal year end.

                                                                      Number of Securities             Value of Unexercised In-the-
                                    Common                           Underlying Unexercised            Money Options at FY-End ($)
                                     Stock          Value             Options at FY-End (#)                        (1)
                                  Acquired on     Realized       -------------------------------     -------------------------------
             Name                Exercise (#)        ($)         Exercisable      Unexercisable      Exercisable       Unexercisable
------------------------------   -------------   -----------     ------------     --------------     ------------     --------------
John Fanning..................         --            --             45,250            29,750            927,625            609,875
Rosemary Maniscalco...........       8,330        170,765           55,101            81,800          1,129,571          1,676,900
Harry V. Maccarrone...........       1,059         21,710           35,909            19,900            736,135            407,950
Diane J. Geller...............         --            --                  0             2,550                  0             52,275

-------------------

(1) Based on the closing price of a share of Uniforce Common Stock on December 31, 1996 of $20.50, as reported on the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq") National Market.

Employment Agreements

     Under an employment agreement dated as of January 26, 1984, as amended through January 1, 1997, between Uniforce and John Fanning, Mr. Fanning is employed as Chief Executive Officer and President for a term that will expire on December 31, 1997. Mr. Fanning receives a base salary of $250,000, increased from $225,000 effective January 1, 1997. Such agreement also provides for incentive compensation equal to 5% of Uniforce's "pre-tax operating income" (as defined therein) in excess of $2,500,000 but not in excess of $3,000,000, plus 3.5% of such income in excess of $3,000,000.

     Under an employment agreement dated as of May 1, 1993, as amended through January 1, 1997, between Uniforce and Rosemary Maniscalco, Ms. Maniscalco is employed as Executive Vice President and Chief Operating Officer for a term that will expire on December 31, 1997 and thereafter shall be extended for successive one-year periods unless either party notifies the other party at least 90 days prior to December 31, 1997, or the expiration of any such subsequent one-year term. Ms. Maniscalco receives a base salary of $225,000 per annum (increased from $175,000, effective January 1, 1997) and (i) incentive compensation equal to 5% of Uniforce's "pretax operating income" (as defined in such agreement) in excess of $2,500,000 but not in excess of $3,000,000, plus 1% of such income in excess of $3,000,000; and (ii) sales compensation based upon (A) the sales of, and/or licensing fees actually paid by, licensed offices of Uniforce acquired by it or converted to the Uniforce system as a direct result of Ms. Maniscalco's sales efforts and (B) the gross profit of offices located within the United States that are acquired by Uniforce with respect to sales of such offices derived from sales of Uniforce's PrO Unlimited product line. In all events, the aggregate of base salary, incentive compensation and sales compensation in respect of any full fiscal year may not be less than $250,000.

     In addition, Uniforce has entered into arrangements with Ms. Maniscalco and Mr. Maccarrone under which Ms. Maniscalco is entitled to receive a cash bonus of $780,761 (subject to reduction in certain circumstances) and Mr. Maccarrone is entitled to receive a cash bonus of $260,257, each payable to the extent of 10% thereof on January 11, 1999, to the extent of 30% thereof on January 11, 2000 and as to the balance thereof on January 11, 2001, provided that the recipient is then employed by Uniforce. The cash bonus installments are subject to acceleration in the event of the recipient's death, the merger of Uniforce, the sale of all or substantially all of Uniforce's assets or a change of control of Uniforce and, accordingly, will be paid in full upon the consummation of the Merger.

     See "The Transactions -- Interests of Certain Persons in the Transactions " for a description of employment agreements entered into by Mr. Fanning, Ms. Maniscalco and Mr. Maccarrone which will take effect when COMFORCE acquires at least 51% of the outstanding Uniforce Common Stock and which, at that time, will supersede the employment agreements but not the other arrangements described above.

Compensation of Directors

     Each  director  of  Uniforce  receives  a fee of  $1,000  for each  meeting attended in person. In addition, pursuant to the Directors Stock Option Plan, each director of Uniforce who is not an employee of Uniforce was granted an option to purchase 5,000 shares of Common Stock on December 13, 1994, 1,000 shares of Common Stock on January 1, 1996 and will be granted an option to purchase an additional 1,000 shares of Common Stock on each January 1 so long as he remains a director. In addition, on March 14, 1997, each director of Uniforce received an option to purchase 1,000 shares of Common Stock at an exercise price of $16.00 per share, exercisable 6 months form the date of grant. After the Merger it is not contemplated that directors of the Surviving Corporation will be compensated.

          SECURITY OWNERSHIP OF CERTAIN UNIFORCE BENEFICIAL OWNERS AND
                                   MANAGEMENT

     The following table sets forth certain information at September 3, 1997 as to the Uniforce Common Stock beneficially owned by directors, certain executive officers and all directors and certain executive officers of Uniforce as a group and by certain principal shareholders. Unless otherwise indicated, the address of each person listed below is 415 Crossways Park Drive, Woodbury, New York 11797.

                                                      Number of Shares and
Name and Address of Beneficial Owner                  Nature of Beneficial       Percent of
                                                          Ownership (1)          Class (2)
                                                          -------------          ---------
John Fanning (3)..................................       1,860,530 (4)            60.2%
Fanning Asset Partners, L.P.......................         361,513                11.9%
Northern Trust Plaza, Suite 4160
Boca Raton, FL  33431
Dimensional Fund Advisors Inc. (5)................         221,400 (5)             7.3%
1299 Ocean Avenue, 11th Floor
Santa Monica, California  90401
Rosemary Maniscalco...............................          78,701 (6)             2.5%
Harry V. Maccarrone...............................          44,202 (7)             1.4%
Gordon Robinett...................................          10,000 (8)             (9)
John H. Brinckerhoff III..........................           8,108 (8)             (9)
Joseph A. Driscoll................................           9,000 (8)             (9)
Diane J. Geller...................................           1,450 (10)            (9)
Directors and executive officers .................       2,011,991 (11)           62.1%
   as a group (8 persons)

----------------------

(1) Each beneficial owner named below exercises sole voting and dispositive power with respect to the shares beneficially owned.

(2) Includes the shares of Uniforce Common Stock subject to options (exercisable within 60 days after September 3, 1997) held by each of the named individuals or the directors and executive officers as a group for purposes of calculating the respective percentages of Uniforce Common Stock owned by such individuals or by the directors and executive officers as a group.

(3) Includes 361,513 shares owned by Fanning Asset Partners, L.P., a Georgia limited partnership of which Mr. Fanning is the general partner. Mr. Fanning disclaims beneficial ownership of the shares owned by said partnership in excess of his proportional interest in the partnership. Under the rules and regulations of the Securities and Exchange Commission, Mr. Fanning may be deemed a "control person" of Uniforce.

(4)  Includes 51,500 shares of Uniforce Common Stock subject to options.

(5) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 221,400 shares of Uniforce Common Stock as of December 31, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(6)  Represents 78,701 shares of Uniforce Common Stock subject to options.

(7)  Includes 43,143 shares of Uniforce Common Stock subject to options.

(8)  Includes 8,000 shares of Uniforce Common Stock subject to options.

(9) Less than 1% of the number of outstanding shares of Uniforce Common Stock at September 3, 1997.

(10) Represents 1,450 shares of Uniforce Common Stock subject to options.

(11) Includes an aggregate of 198,794 shares of Uniforce Common Stock subject to options.

             CERTAIN UNIFORCE RELATIONSHIPS AND RELATED TRANSACTIONS

     See "The Transactions -- Interests of Certain Persons in the Transactions " for a description of employment agreements entered into by Mr. Fanning, Ms. Maniscalco and Mr. Maccarrone which will take effect when COMFORCE acquires at least 51% of the outstanding Uniforce Common Stock.

           COMPARISON OF RIGHTS OF UNIFORCE AND COMFORCE SHAREHOLDERS

     A portion of the Tender Offer Consideration and the Merger Consideration will consist of COMFORCE Common Stock. As a result, if the Tender Offer and the Merger are consummated, all holders of Uniforce Common Stock will become holders of COMFORCE Common Stock. Thus, their rights as stockholders will be governed by the Delaware General Corporation Law (the "DGCL") and

COMFORCE's Certificate of Incorporation, as amended (the "COMFORCE Certificate"), and Amended and Restated Bylaws (the "COMFORCE Bylaws), rather than by the New York Business Corporation Law (the "NYBCL") and Uniforce's Certificate of Incorporation, as amended (the "Uniforce Certificate"), and Bylaws, as amended (the "Uniforce Bylaws"). It is not practical to describe all of the differences between the DGCL, the COMFORCE Certificate and the COMFORCE Bylaws, on the one hand, and the NYBCL, the Uniforce Certificate and the Uniforce Bylaws, on the other hand. The following is a summary of certain differences which may affect the rights of shareholders of Uniforce. This summary is qualified in its entirety by reference to the DGCL, the NYBCL, the COMFORCE Certificate, the COMFORCE Bylaws, the Uniforce Certificate and the Uniforce Bylaws. See "Available Information" for information as to how to obtain copies of the COMFORCE Certificate, the COMFORCE Bylaws, the Uniforce Certificate and the Uniforce Bylaws.

Capital Stock

Authorized Capital Stock

     The authorized capital stock of COMFORCE consists of 110,000,000 shares, consisting of 100,000,000 shares of Common Stock having a par value of $.01 per share and 10,000,000 shares of Preferred Stock having a par value of $.01 per share. As of the Record Date, approximately _________ shares of COMFORCE Common Stock and 500 shares of COMFORCE's Preferred Stock, issued in one series, were outstanding. Holders of COMFORCE capital stock do not have preemptive rights. As of the Record Date, COMFORCE also had outstanding warrants to purchase an aggregate of ___________ shares of Common Stock at exercise prices ranging from $2.00 to $24.00 per share. All warrants expire by December 15, 2000.

     The authorized capital stock of Uniforce consists of 12,000,000 shares, consisting of 10,000,000 shares of Common Stock having a par value of $.01 per share and 2,000,000 shares of Preferred Stock having a par value of $.01 per share. As of the Record Date, approximately ________ shares of Uniforce Common Stock and no shares of Uniforce's Preferred Stock were outstanding. Holders of Uniforce capital stock do not have preemptive rights.

Preferred Stock

     Under both the COMFORCE Certificate and the Uniforce Certificate, the Board of Directors is authorized, subject to certain limitations imposed by law, without further stockholder approval, to issue from time to time preferred stock (10,000,000 shares in COMFORCE's case and 2,000,000 in Uniforce's case) in one or more series with such designations and such powers, preferences and rights, and such qualifications, limitations or restrictions as the Board may fix by resolution. As of the Record Date COMFORCE had outstanding 500 shares of preferred stock in one series, as described below. Uniforce has not issued any preferred stock.

     On October 25, 1996, the COMFORCE Board authorized the issuance of up to 10,000 shares of Preferred Stock, par value $0.01 per share, designated the Series F Convertible Preferred Stock ("Series F Preferred Stock"). As subsequently modified by agreement of COMFORCE and the holders, each share of Series F Preferred Stock will, (i) at the option of the holder or (ii) automatically on the second anniversary of the date of issuance, be converted into such number of shares of Common Stock determined by dividing $1,000 plus all accrued, unpaid dividends thereon by the per share conversion price. The conversion price is 83% of the average closing bid price of the Common Stock for the five trading days immediately preceding the conversion date, subject to certain limitations. Holders of shares of Series F Preferred Stock are entitled to cumulative dividends of 5% per annum, payable quarterly on the first day of March, June, September and December in each year, payable in cash or Common Stock (valued at the closing price on the date of declaration), at COMFORCE's election. The Series F Preferred Stock has a liquidation preference over the Common Stock in the event of any liquidation or sale of COMFORCE. Except as otherwise provided by law, the holders of Series F Preferred Stock are not entitled to vote. As of June 30, 1997, there were 500 shares of Series F Preferred Stock outstanding with a liquidation value of $500,000.

     Except for the Series F Preferred Stock, there are no other series or classes of COMFORCE Preferred Stock with currently outstanding shares. All the shares of all other series or classes of Preferred Stock previously authorized by the COMFORCE Board of Directors have been repurchased by COMFORCE, canceled or converted into COMFORCE Common Stock and are not subject to reissue.

     The issuance of any additional series of COMFORCE Preferred Stock, and the relative powers, preferences, rights, qualifications, limitations and restrictions of such series, if and when established, will depend upon, among other things, the future capital needs of COMFORCE, the then-existing market conditions and other factors that, in the judgment of the COMFORCE Board of
Directors, might warrant the issuance of Preferred Stock. The issuance of additional series of Preferred Stock by the COMFORCE Board of Directors could, among other things, adversely affect the voting power of the holders of COMFORCE Common Stock and, under certain circumstances, make it more difficult for a person or group to gain control of COMFORCE. At the date of this
Prospectus/Proxy Statement, there are no plans, agreements or understandings relative to the issuance of any shares of COMFORCE Preferred Stock.

Directors

     The COMFORCE Bylaws provide that the COMFORCE Board will consist of seven directors, unless the COMFORCE Board by resolution fixes another number, which will be no less than three nor more than nine. A majority of the COMFORCE Board must consist of non-employee directors. The Uniforce Bylaws provide that the number of directors will be determined by the Uniforce Board, but will be no less than three nor more than 15. The Uniforce Board has set the number of directors at six.

     Under the DGCL, any director or the entire board of directors may be removed with or without cause by holders of a majority of the outstanding shares entitled to vote generally in an election of directors. Under the NYBCL and the Uniforce Bylaws, directors may be removed for cause by action of the Uniforce Board and with or without cause by action of the Uniforce shareholders.

     Under the COMFORCE Bylaws vacancies in the COMFORCE Board, including vacancies resulting from an increase in the number of directors, may be filled by the vote of the remaining directors, though less than a quorum, by electing a person to serve until the next annual meeting of stockholders. Under the Uniforce Bylaws, vacancies in the Uniforce Board, including vacancies resulting from an increase in the number of directors or for any other reason except the removal of directors by shareholders may be filled by a vote of a majority of the remaining directors, though less than a quorum. Vacancies occurring as a result of the removal of a director by shareholders must be filled by a vote of the shareholders. A director elected to fill a vacancy on the Uniforce Board is elected to hold office for the unexpired term of his predecessor.

Meetings of Shareholders

     Under the DGCL and the NYBCL, special meetings of shareholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation's certificate of incorporation or by-laws. The COMFORCE Bylaws provide that special meetings of stockholders may be called by the Board of Directors or the President. The Uniforce By-Laws provide that special meetings of shareholders may be called by the Board of Directors or, subject to the control of the Board, by the President, and must be called by the Board at the request in writing by stockholders owning a majority of the outstanding shares entitled to vote. Thus, COMFORCE shareholders do not have the ability to call a special meeting of shareholders, while holders of a majority of the outstanding shares of Uniforce could call such a meeting.

     The NYBCL provides that if, for a period of one month after the date fixed by or under the by-laws for the annual meeting of shareholders, or if no date has been fixed for a period of 13 months after the last annual meeting, there is a failure to elect a sufficient number of directors to conduct the business of the corporation, the board of directors shall call a special meeting for the election for directors. If the board fails to call such meeting within two weeks of expiration of that period of time, or if it is so called but there is a failure to elect such directors for a period of two months after the expiration of such period, the holders of 10% of the shares entitled to vote in an election of directors may demand the call of a special meeting for the election of directors. Under the DGCL, if an annual meeting is not held within 30 days of the date designated for such a meeting, or is not held for a period of 13 months after the last annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director. In both New York and Delaware, the number of shares represented at such meeting constitutes a quorum without regard to other provisions of law.

     Under the DGCL and the NYBCL, unless the certificate of incorporation provides otherwise, a majority of the shares entitled to vote constitutes a quorum, and shareholder action is generally by majority vote, except that directors are elected by a plurality vote and the NYBCL requires the vote of at least two thirds of the outstanding shares in connection with certain mergers, consolidations and sales of assets, including the Merger (see "-- Mergers and Business Combinations; Sales of Assets"). The COMFORCE ByLaws provide that a majority of the shares entitled to vote on a particular matter constitutes a quorum for the purpose of considering such matter, and all action may be authorized by the vote of the 51% of the outstanding common stock represented at any meeting, unless otherwise provided by law. The Uniforce ByLaws provide that a majority of the shares entitled to vote constitutes a quorum, provided that when a specified item of business is required to be voted on by a class or series, voting as a class, the holders of a majority of the shares of such class or series constitute a quorum for the transaction of such specified item of business. The Uniforce By-laws also provide that (except for the election of directors, which requires a plurality of the votes cast at a meeting by the holders of shares entitled to vote in the election and except as otherwise required by law) the vote of a majority of shares is required for shareholder action. The COMFORCE Certificate and the Uniforce Certificate both provide that there is no cumulative voting in the election of directors.

     Under the DGCL, unless otherwise provided by the certificate of incorporation, any action which is to be taken by stockholders may be taken without a meeting if such action is authorized by written consent signed by shareholders having not less than the minimum number of votes necessary to take such action at a meeting at which all shares were present and voting. The COMFORCE Certificate does not otherwise provide. Under the NYBCL, any required or permitted action taken by shareholders may be taken without a meeting with the written consent of all outstanding shares entitled to vote, unless the certificate of incorporation otherwise provides for a lesser number. The Uniforce Certificate does not otherwise provide.

Mergers, Consolidations and Sales of Assets

     Under the DGCL, when stockholder approval is required for a merger or consolidation or a sale, lease or exchange of all or substantially all of a corporation's assets, such transaction must be approved by a majority of outstanding shares entitled to vote, unless a greater proportion is specified in the certificate of incorporation. The COMFORCE Certificate does not provide for any greater proportion. Under the NYBCL, when shareholder approval is required for a merger or consolidation or sale, lease, exchange or disposition of all or substantially all of a corporation's assets, such transaction must be approved by two-thirds of the outstanding shares entitled to vote.

     Under the DGCL, unless required by a corporation's certificate of incorporation (the COMFORCE Certificate does not contain such requirement), no vote of stockholders of the surviving corporation in a merger is required if (i) the agreement of merger does not amend the certificate of incorporation of the surviving corporation, (ii) each share of stock of such surviving corporation outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the surviving corporation after such effective date, (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other securities or obligations to be issued or delivered under such plan, do not exceed 20% of the issuer's common shares outstanding immediately prior to the merger and (iv) certain other requirements are satisfied. The DGCL also provides that a Delaware corporation which is the record holder of at least 90% of each class of outstanding shares of a Delaware subsidiary may merge such subsidiary into such parent without approval of such subsidiary's shareholders or board of directors.

     Under the NYBCL, the vote of at least two thirds of the outstanding shares of stock of each New York corporation that is a party to a merger is required to approve such merger. A New York corporation owning at least 90% of each class of outstanding shares of another New York corporation may merge such other corporation into itself without authorization of the shareholders of any such corporation; such a merger may also be accomplished by a New York corporation and a corporation organized under the laws of another jurisdiction if permitted by the laws of such jurisdiction.

     Under the DGCL, a "business combination" with an "interested shareholder" (as defined in the DGCL) of a publicly held Delaware corporation is subject to a three-year moratorium unless specified conditions are met. Under the NYBCL, certain types of a "business combination" with an "interested shareholder" (as defined in the NYBCL) of a New York corporation are subject to a five-year moratorium unless specified conditions are met.

Dividends, Redemptions and Repurchases

     Under the NYBCL and the DGCL, a corporation may generally pay dividends out of surplus. New York requires a board of directors to make certain disclosures when paying dividends out of any account other than earned surplus. The DGCL also permits a corporation, unless otherwise provided in its certificate of incorporation (which the COMFORCE Certificate does not), to pay dividends, if there is no surplus, out of net profits for the fiscal year in which the dividends are declared and/or for the preceding fiscal year. Dividends out of net profits may not be paid when the capital of the corporation amounts to less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. See "Comparative Market Prices and Dividends."

Shareholder Lists; Inspection Rights

     Under the DGCL, stockholders have a right during regular business hours and for at least 10 days prior to any shareholders meeting and during such meeting to examine a list of shareholders for any purpose germane to such meeting. Additionally, under the DGCL, any stockholder, following a written request, also has the right to inspect the corporation's books and records, including the stockholder list, during normal business hours for a proper purpose.

     Under the NYBCL, a person who has been a shareholder for at least six months preceding his demand, or any person holding, or authorized in writing by the holders of, at least five percent of any class of outstanding shares, upon at least five days' prior written demand, has the right to examine, during normal business hours, minutes of shareholder meetings and the record of shareholders and to make extracts therefrom unless such shareholder refuses upon request to furnish to the corporation, its transfer agent or registrar an affidavit that such inspection is not desired for a purpose which is in the interest of a business or object other than the business of the corporation and that such shareholder has not within five years sold or offered for sale any list of shareholders of any corporation.

Transactions with Interested Directors

     Generally, under the NYBCL and the DGCL, no contract or transaction between a corporation and one or more of its directors or between a corporation and another entity in which one or more of its directors are directors or officers or in which one or more of its directors have a material financial interest is void or voidable because of such relationship or interest, if (i) the material facts of the transaction and the director's interest are disclosed (under the NYBCL, in good faith) or known to the board of directors or a committee of the board of directors which authorizes, approves or ratifies the transaction by the vote of a majority of directors who have no direct or indirect interest in the transaction (or, under the NYBCL, if the votes of the disinterested directors are insufficient to constitute board action, by the unanimous vote of the disinterested directors); (ii) the material facts of the transaction and the director's interest are disclosed (under the NYBCL, in good faith) or known to shareholders entitled to vote and they authorize, approve or ratify the transaction; or (iii) the transaction is fair (and, under the NYBCL, reasonable) to the corporation.

Indemnification; Limitation of Liability

     Both Delaware and New York allow broad indemnification by a corporation of its officers, directors, employees and other agents and permit, with certain exceptions, corporations to provide in their certificate of incorporation or by-laws (which COMFORCE and Uniforce have done) for elimination of liability of directors to the corporation or its shareholders for monetary damages for breach of such directors' fiduciary duty of care.

     The DGCL authorizes a Delaware corporation to indemnify any person who was, is, or is threatened to be made, a party in any civil, criminal, administrative or investigative pending or completed action, suit or proceeding (other than an action by or in the right of a corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding. With respect to actions by or in the right of a corporation, the DGCL authorizes indemnification of such person for expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit. To be entitled to indemnification, a person must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful with respect to actions taken by or in the right of the corporation. With respect to actions by or in the right of the corporation, court approval is required for indemnification relating to any claim as to which a person has been adjudged liable to the corporation.

     The DGCL requires indemnification for expenses actually and reasonably incurred by any director, officer, employee or agent in connection with a proceeding against such person for actions in such capacity to the extent that the person has been successful on the merits or otherwise. Advancement of expenses (i.e., payment prior to a determination on the merits) is permitted, but not required, by the DGCL. A director or officer must undertake to repay such expenses if it is ultimately determined that he is not entitled to indemnification. The disinterested members of the board (or independent legal counsel or stockholders) must determine, in each instance where indemnification is not required by the DGCL, that such director, officer, employee or agent is entitled to indemnification. The DGCL provides that the statutory indemnification is not exclusive.

     The COMFORCE Certificate provides that COMFORCE will indemnify to the fullest extent permitted by the DGCL each person who was or is involved in any manner (including without limitation as a party or a witness) or was or is threatened to be made so involved in any action (civil, criminal or investigative, including without limitation any action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of COMFORCE or is or was serving at the request of COMFORCE as a director or officer of another entity. The COMFORCE Certificate provides that the right to indemnification includes the right to receive payment in advance of expenses incurred in connection with the action, consistent with applicable law as then in effect.

     Under the NYBCL, a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding except for actions by or in the right of the corporation, by reason of the fact that he was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, provided such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of the corporation (or, in the case of service for any other entity, not opposed to the best interest of the corporation) and, in criminal proceedings, in addition, had no reasonable cause to believe his conduct was unlawful. In the case of actions by or in the right of the corporation, the corporation may indemnify any person who was a director or officer of the corporation if he acted in good faith for a purpose which he reasonably believed to be in the best interests of the corporation (or, in the case of service for any other entity, not opposed to the best interest of the corporation), except that no indemnification may be made for (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all circumstances, the person is fairly and reasonably entitled to an indemnity for such portion of the settlement amount and expenses as the court deems proper.

     Indemnification under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or by-laws, or when authorized by (i) such certificate of incorporation or by-laws, (ii) a resolution of shareholders or directors or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained a financial profit or other advantage to which he was not legally entitled.

     Under the NYBCL, any person to whom such provisions regarding indemnification apply who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding is entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the NYBCL, indemnification under the NYBCL may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct (i) by the board acting by a quorum of disinterested directors or (ii) if such quorum is not available, if so directed by either (A) the board upon the written opinion of counsel or (B) by shareholders.

     The Uniforce Certificate provides that Uniforce will indemnify to the maximum extent possible under the NYBCL, all persons whom Uniforce has the right to indemnify under the NYBCL from and against any expenses, liabilities or other matters referred to in the provisions of the NYBCL dealing with indemnification of officers, directors and employees.

     Uniforce has also entered into indemnification agreements with certain of its officers, directors and employees under which Uniforce has agreed to indemnify such persons against all liabilities, costs and expenses which such persons may incur by reason of their service as an officer, director, employee, agent, fiduciary or representative of Uniforce or any related entity to the fullest extent permitted by law. The agreements provide that Uniforce has the burden of proving that indemnification is not proper in any case. The agreements also provide that costs and expenses will be advanced at the request of the officer, director or employee prior to an ultimate determination of whether such person is entitled to indemnification.

Appraisal Rights

     Under the DGCL, a stockholder of a corporation who does not vote in favor of certain mergers or consolidations and demands appraisal of his shares, under varying circumstances, may be entitled to dissenters' rights pursuant to which such shareholder may receive cash for the "fair value" of his shares (as determined  by  a  Delaware  court)  in  lieu  of  the  consideration  otherwise receivable in the transaction. Unless the corporation's certificate of incorporation provides otherwise (the COMFORCE Certificate does not), such dissenters' rights are not available in certain circumstances, including (a) the sale of all or substantially all of the assets of a corporation, (b) the merger or consolidation by a corporation the shares of which are either listed on a national securities exchange (or designated as a national market security by the National Association of Securities Dealers, Inc.) or held of record by more than 2,000 holders, if a stockholder receives only shares of the surviving corporation or of any other corporation which are either listed on a national securities exchange (or so designated as stated above) or held of record by more than 2,000 holders, or cash in lieu of fractional shares or any combination of the foregoing or (c) to shareholders of a corporation surviving a merger if no vote of stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is to be an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger, and certain other conditions are met.

     Under the NYBCL, holders of shares have the right, in certain circumstances, to dissent from certain mergers, consolidations, sales and other dispositions of assets requiring shareholder approval and share exchanges and to demand payment in cash for their shares equal to the "fair value" of such shares in an action timely brought by the dissenters. For a description of the NYBCL regarding dissenters' rights, see "The Transaction -- Appraisal Rights" and Appendix B hereto.

Issuance of Rights or Options to Purchase Shares to Directors, Officers and Employees

     The DGCL does not contain any provision requiring the issuance of rights or options to officers, directors and employees to be approved by a stockholder vote. The NYBCL requires that the issuance to officers, directors or employees of rights or options to purchase shares must be authorized by a majority of all outstanding shares entitled to vote thereon. Consequently, stockholders of COMFORCE have no right under state law to approve the grant of options and other rights to purchase shares of COMFORCE Common Stock to COMFORCE's officers and directors, although stockholder approval may be required by American Stock Exchange rules or for tax law or other purposes.

Loans to Directors

     The DGCL allows loans to and guarantees of obligations of officers and directors without any shareholder approval. The NYBCL requires that any loan made by the corporation to any director must be authorized by a vote of the shareholders. For the purposes of this authorization, the shares held by the director who would be the borrower in the transaction are not entitled to vote. Consequently, COMFORCE may make loans to its officers and directors without shareholder approval.

Anti-Greenmail

     The DGCL does not contain any provisions prohibiting the selective repurchase by a corporation of its stock at a premium over market price ("greenmail"). Delaware courts have permitted the repurchase of shares at a premium in certain cases.

     Section 513 of the NYBCL provides that no domestic corporation may purchase more than 10% of its stock from a shareholder who has held the shares for less than two years at any price which is higher than the market price unless such transaction is approved by both the corporation's board of directors and a majority of the shares entitled to vote or the corporation offers to purchase shares from all shareholders on the same terms. Consequently, there is no statutory prohibition against the payment of greenmail by COMFORCE, as there is in the case of Uniforce.

                                  LEGAL MATTERS

     The validity of the COMFORCE Common Stock being offered hereby will be passed upon for COMFORCE by Doepken, Keevican &Weiss Professional Corporation, Pittsburgh, Pennsylvania.

                                     EXPERTS

     The consolidated financial statements of COMFORCE as of December 31, 1996 and 1995 (and for each of the three years in the period ended December 31, 1996), incorporated by reference in this Prospectus/Proxy Statement, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The financial statements of RHO Company Incorporated which are incorporated by reference in this Prospectus/Proxy Statement from COMFORCE's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto which is incorporated herein by reference, and have been so incorporated in reliance upon the authority of said firm as experts in giving said report.

     The consolidated financial statements of Uniforce as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                     INDEX TO UNIFORCE FINANCIAL STATEMENTS


Independent Auditors' Report...........................................     F-2

Consolidated Balance Sheets:  December 31, 1996 and 1995...............     F-3

Consolidated Statements of Earnings:  Years Ended December 31, 1996,
         1995 and 1994.................................................     F-4

Consolidated Statements of Stockholders' Equity:  Years Ended
         December 31, 1996, 1995 and 1994..............................     F-5

Consolidated Statements of Cash Flows:  Years Ended
         December 31, 1996, 1995 and 1994..............................     F-6

Notes to Consolidated Financial Statements.............................     F-7

Consolidated Condensed Balance Sheet:  June 30, 1997 (unaudited).......     F-17

Consolidated Condensed Statements of Earnings:
         Six Months Ended June 30, 1997 and 1996 (unaudited)...........     F-18

Consolidated Condensed Statements of Cash Flows:
         Six Months Ended June 30, 1997 and 1996 (unaudited)...........     F-19

Notes to Consolidated Condensed Financial Statements
         (unaudited)...................................................     F-20

                          Independent Auditors' Report


The Board of Directors and Stockholders
Uniforce Services, Inc.:

We have audited the accompanying consolidated balance sheets of Uniforce Services, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Uniforce Services, Inc. and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.



                                                   /s/  KPMG PEAT MARWICK LLP

Jericho, New York
March 7, 1997

                             UNIFORCE SERVICES, INC.
                                AND SUBSIDIARIES

                           Consolidated Balance Sheets
                           December 31, 1996 and 1995

                                         Assets                                          1996              1995
                                                                                     ------------      ------------
Current assets:
   Cash and cash equivalents                                                         $  5,283,422         6,444,859
   Accounts receivable (net of allowance for doubtful accounts of
      $68,000 and $167,000, in 1996 and 1995, respectively)                            17,224,885        14,827,862
   Funding and service fees receivable (net of allowance for doubtful accounts of $212,000 and $402,000 in 1996 and 1995,
      respectively)                                                                    18,759,814        20,918,753
   Current maturities of notes receivable from licensees (net of allowance for possible loss of $42,000 and $67,000 in 1996 and
      1995, respectively)                                                                  87,051           132,258
   Prepaid expenses and other current assets                                            1,710,969         1,270,268
   Deferred income taxes                                                                  201,149           347,149
                                                                                     ------------      ------------
                    Total current assets                                               43,267,290        43,941,149
                                                                                     ------------      ------------

Notes receivable  from  licensees  (net of current  maturities and allowance for possible loss of $64,000 and $92,000
  in 1996 and 1995, respectively)                                                         136,157           182,642
Fixed assets - net                                                                      3,775,661         2,125,413
Deferred costs and other assets (net of accumulated amortization of
  $2,105,777 and $1,685,970 in 1996 and 1995, respectively)                             1,402,032           821,244
Cost in excess of fair value of net assets acquired (net of accumulated
  amortization of $681,601 and $335,954 in 1996 and 1995, respectively)                 6,388,240         3,525,741
                                                                                     ------------      ------------
                                                                                     $ 54,969,380        50,596,189
                                                                                     ============      ============

                          Liabilities and Stockholders' Equity

Current liabilities:
   Loan payable                                                                      $  1,000,000           750,000
   Payroll and related taxes payable                                                    6,372,319         7,540,947
   Payable to licensees and clients                                                     1,484,238         2,025,563
   Income taxes payable                                                                        --           351,690
   Accrued expenses and other liabilities                                               5,408,070         4,092,058
                                                                                     ------------      ------------
                    Total current liabilities                                          14,264,627        14,760,258
                                                                                     ------------      ------------

Loan payable - non-current                                                             25,750,000        11,250,000
Capital lease obligation - non-current                                                    732,658           426,109

Stockholders' equity:
  Common stock $.01 par value,  authorized  10,000,000 shares;  issued 5,109,788 and 4,991,213 shares in 1996 and 1995,
     respectively                                                                          51,098            49,912
  Additional paid-in capital                                                            8,825,128         7,789,598
  Retained earnings                                                                    27,296,463        23,990,043
                                                                                     ------------      ------------
                                                                                       36,172,689        31,829,553
  Treasury stock, at cost, 2,084,245 and 829,500 shares in
    1996 and 1995, respectively                                                       (21,950,594)       (7,669,731)
                                                                                     ------------      ------------
                    Total stockholders' equity                                         14,222,095        24,159,822
                                                                                     ------------      ------------
                                                                                     $ 54,969,380        50,596,189
                                                                                     ============      ============

See accompanying notes to consolidated financial statements.

                             UNIFORCE SERVICES, INC.
                                AND SUBSIDIARIES

                       Consolidated Statements of Earnings

                  Years ended December 31, 1996, 1995 and 1994


                                                           1996               1995               1994
                                                      -------------      -------------      -------------
Sales of supplemental staffing services               $ 134,437,421        126,267,842        108,485,992
Service revenues and fees                                 7,713,935          8,203,490          6,694,742
                                                      -------------      -------------      -------------

                   Total revenues                       142,151,356        134,471,332        115,180,734

Cost of supplemental staffing services                  104,685,598         98,162,571         83,766,726
Licensees' share of gross margin                          7,976,831          9,473,431          9,895,870
General and administrative                               20,074,672         19,450,728         15,730,938
Litigation settlement                                       360,000               --                 --
Depreciation and amortization                             1,073,759            940,668            941,196
                                                      -------------      -------------      -------------

                   Total costs and expenses             134,170,860        128,027,398        110,334,730
                                                      -------------      -------------      -------------

Earnings from operations                                  7,980,496          6,443,934          4,846,004

Other income (expense):
  Interest expense - net of interest and dividend
    income of $105,389, $161,504 and $131,970 in
    1996, 1995 and 1994, respectively                    (2,170,386)          (727,980)          (127,378)
  Other income                                               44,621             29,439              7,125
                                                      -------------      -------------      -------------

Earnings before provision for income taxes                5,854,731          5,745,393          4,725,751

Provision for income taxes                                2,185,000          2,182,000          1,775,000
                                                      -------------      -------------      -------------

Net earnings                                          $   3,669,731          3,563,393          2,950,751
                                                      =============      =============      =============

Weighted average number of shares outstanding             3,257,685          4,311,358          4,553,303
                                                      =============      =============      =============

Net earnings per share                                $        1.13                .83                .65
                                                      =============      =============      =============




See accompanying notes to consolidated financial statements.

                             UNIFORCE SERVICES, INC.
                                AND SUBSIDIARIES

                 Consolidated Statements of Stockholders' Equity

                  Years ended December 31, 1996, 1995 and 1994

                                                                         Additional                                        Total
                                                 Common stock              paid-in       Retained        Treasury      stockholders'
                                             Shares        Par value       capital       earnings         stock           equity
                                          ------------   ------------   ------------   ------------    ------------    ------------
Balance at December 31, 1993                 4,721,443   $     47,214   $  5,842,145   $ 18,534,895    $ (3,716,141)   $ 20,708,113

Common stock issued                            225,370          2,254      1,399,303             --              --       1,401,557
Cash dividend declared ($.12 per share)             --             --             --       (533,052)             --        (533,052)
Stock option compensation expense                   --             --         18,000             --              --          18,000
Tax benefit of disqualifying dispositions           --             --        152,124             --              --         152,124
Treasury stock acquired                             --             --             --             --      (1,585,086)     (1,585,086)
Net earnings                                        --             --             --      2,950,751              --       2,950,751
                                          ------------   ------------   ------------   ------------    ------------    ------------

Balance at December 31, 1994                 4,946,813         49,468      7,411,572     20,952,594      (5,301,227)     23,112,407
Common stock issued                             44,400            444        259,806             --              --         260,250
Cash dividend declared ($.12 per share)             --             --             --       (525,944)             --        (525,944)
Stock option compensation expense                   --             --         18,000             --              --          18,000
Tax benefit of disqualifying dispositions           --             --        100,220             --              --         100,220
Treasury stock acquired                             --             --             --             --      (2,368,504)     (2,368,504)
Net earnings                                        --             --             --      3,563,393              --       3,563,393
                                          ------------   ------------   ------------   ------------    ------------    ------------

Balance at December 31, 1995                 4,991,213         49,912      7,789,598     23,990,043      (7,669,731)     24,159,822
Common stock issued                            118,575          1,186        870,908             --              --         872,094
Cash dividend declared ($.12 per share)             --             --             --       (363,311)             --        (363,311)
Stock option compensation expense                   --             --         18,000             --              --          18,000
Tax benefit of disqualifying dispositions           --             --        146,622             --              --         146,622
Treasury stock acquired                             --             --             --             --     (14,280,863)    (14,280,863)
Net earnings                                        --             --             --      3,669,731              --       3,669,731
                                          ------------   ------------   ------------   ------------    ------------    ------------

Balance at December 31, 1996                 5,109,788   $     51,098   $  8,825,128   $ 27,296,463    $(21,950,594)   $ 14,222,095
                                          ============   ============   ============   ============    ============    ============

See accompanying notes to consolidated financial statements.

                             UNIFORCE SERVICES, INC.
                                AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 1996, 1995 and 1994

                                                                    1996            1995            1994
                                                                ------------    ------------    ------------
Cash flows from operating activities:
  Net earnings                                                  $  3,669,731       3,563,393       2,950,751
  Adjustments to reconcile net earnings to net cash
    provided (used) by operating activities:
      Depreciation and amortization                                1,073,759         940,668         941,196
      Deferred income taxes                                          146,000          32,622         175,000
      Provision (recovery) for possible losses on
        receivables                                                 (207,361)        583,998         140,651
      Provision (recovery) for possible losses on notes
        receivable and other assets                                 (245,850)        247,165        (258,599)
      Stock option compensation expense                               18,000          18,000          18,000
      (Increase) in accounts receivable                           (1,480,962)     (3,137,221)     (1,203,381)
      (Increase) decrease in funding and service fees
        receivable                                                 2,294,726      (6,907,658)     (5,164,472)
      (Increase) in prepaids and other assets                       (431,020)       (769,180)        (44,131)
      Increase (decrease) in payroll and related taxes
        payable                                                   (1,168,628)        533,026         799,426
      Increase (decrease) in payable to licensees and clients       (541,325)        115,452         414,379
      Increase (decrease) in income taxes payable                   (205,068)        451,910        (217,336)
      Increase in accrued expenses and other liabilities           1,211,623         843,043       1,713,010
                                                                ------------    ------------    ------------

      Net cash provided (used) by operating activities             4,133,625      (3,484,782)        264,494
                                                                ------------    ------------    ------------


Cash flows from investing activities:
  Acquisition of certain assets in connection with
    business combinations                                         (3,783,655)             --      (3,204,772)
  Purchase of receivables in connection with
    acquisitions                                                    (844,487)             --      (1,301,595)
  Notes receivable from licensees                                   (100,325)       (163,741)       (391,557)
  Repayments on notes receivable from licensees                      244,018         548,748         638,749
  (Increase) in deferred costs and other assets                     (178,027)       (134,358)       (121,950)
  Purchases of fixed assets                                       (1,464,477)       (669,979)       (591,796)
                                                                ------------    ------------    ------------

      Net cash (used) by investing activities                     (6,126,953)       (419,330)     (4,972,921)
                                                                ------------    ------------    ------------

Cash flows from financing activities:
  Principal payments on capital lease obligations                   (146,029)        (15,654)             --
  Borrowings under loans payable                                  14,750,000      15,700,000       6,300,000
  Principal payments on loans payable                                     --     (10,000,000)             --
  Proceeds from issuance of common stock                             872,094         260,250         670,307
  Cash dividends paid                                               (363,311)       (525,944)       (533,052)
  Purchase of treasury stock                                     (14,280,863)     (2,368,504)     (1,585,086)
                                                                ------------    ------------    ------------

      Net cash provided by financing activities                      831,891       3,050,148       4,852,169
                                                                ------------    ------------    ------------

Net increase (decrease) in cash and cash equivalents              (1,161,437)       (853,964)        143,742
Cash and cash equivalents at beginning of year                     6,444,859       7,298,823       7,155,081
                                                                ------------    ------------    ------------

Cash and cash equivalents at end of year                        $  5,283,422       6,444,859       7,298,823
                                                                ============    ============    ============

Supplemental disclosures:
  Cash paid for:
    Interest                                                    $  1,894,606         590,524         131,328
                                                                ============    ============    ============

    Income taxes, net of refunds                                $  2,376,805       1,690,040       1,835,734
                                                                ============    ============    ============

Non-cash Investing and Financing Activities:

During 1994, 127,720 shares of the Company's Common Stock, with an aggregate market value of $731,250 were issued in connection with the purchase of certain assets of Brannon & Tully(R).

During 1996 and 1995, the Company entered into capital leases for software and office equipment in the amounts of $556,967 and $524,909, respectively.

See accompanying notes to consolidated financial statements.

                             UNIFORCE SERVICES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1996, 1995 and 1994


(1)  Description of Business

     Uniforce Services, Inc., together with its subsidiaries (the "Company"), provides supplemental personnel services to businesses, educational institutions, professional and service organizations, federal, state and local governmental agencies and others in the United States. The Company has selected specialized product lines within several of its licensed and company owned offices to provide skilled Information Services ("IS") professional employees, office automation specialists and medical office support. The Company also supplies financial, payroll and billing support services to independent supplemental staffing services. In addition, subsidiaries of the Company provide temporary laboratory staffing support to the scientific community; and provide confidential employee conversion and consulting services which enable client companies to utilize the services of former independent contractors and consultants. One of the Company's customers represented 10.2% of revenues in 1996.

(2)  Summary of Significant Accounting Policies

     (a)  Principles of Consolidation
          The consolidated financial statements include the accounts of Uniforce Services, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     (b)  Depreciation and Amortization
          Depreciation and amortization of fixed assets is computed on a straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of their estimated useful lives or the respective lease periods.

          Intangible assets, which include covenants not to compete and territorial rights acquired, are being amortized over their estimated useful lives ranging from five to 10 years using the straight-line method. The unamortized balance is included in deferred costs and other assets in the accompanying consolidated balance sheets.

     (c)  Deferred Licensee Acquisition Costs
          The Company has executed contracts for affiliation with existing supplemental staffing service companies. Such contracts require the Company to pay an affiliation fee which is amortized on a straight-line method over the minimum terms of the affiliation agreements which are generally five or 10 years. In addition, the Company has paid similar fees for existing supplemental staffing service companies acquired by the Company's licensees. Under these arrangements, the Company has agreed to pay, on behalf of its licensees, one-half of the acquisition cost. Such costs are amortized on a straight-line basis over five or 10 years. Amortization of deferred licensee acquisition costs amounted to $121,796, $129,530 and $183,649 in 1996, 1995 and 1994, respectively.

     (d)  Income Taxes
          The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes." SFAS 109 provides that income taxes be accounted for using the asset and liability method which requires the recognition of deferred income taxes for temporary differences between the financial reporting basis and tax basis of assets and liabilities.

                             UNIFORCE SERVICES, INC.
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued



     (e)  Earnings Per Share
          Earnings per share amounts are determined  using the weighted  average
          number  of  common  shares  and  dilutive  common  share   equivalents
          (options) outstanding.

     (f)  Use of Estimates
          Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     (g)  Financial Instruments
          The fair values of all financial instruments classified as current assets or liabilities approximate their respective carrying values because of the short maturity of those instruments. The fair value of the Company's loans approximates book value since the interest rates are variable and accordingly are adjusted for market rate fluctuations.

     (h)  Long-Lived Assets
          In March 1995, SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," was issued. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable measured by comparing the carrying amount of an asset to the future net cash flows expected to be generated by the asset. During 1996, the Company adopted SFAS No. 121 and determined that no impairment loss need be recognized for applicable assets and thus, it did not have a material impact on the Company's financial position or results of operations.

     (i)  Accounting for Stock-Based Compensation
          The Company records compensation expense for stock options only if the current market price of the underlying stock exceeds the exercise price on the date of the grant. On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." The Company has elected not to implement the fair value based accounting method for stock options, but has elected to disclose the pro forma net earnings and pro forma earnings per share for employee and director stock option and warrant grants made beginning in 1995 as if such method had been used to account for stock-based compensation cost as described in SFAS No. 123.

     (j)  Reclassifications
          Certain reclassifications have been made to the 1994 financial statements to conform to the 1995 and 1996 presentation.

(3)  Acquisitions

     On May 17, 1996, the Company acquired certain assets of Montare International, a provider of Information Technology ("IT") contract professionals. The purchase price was $3,600,000 in cash. Pursuant to a separate agreement, the Company also acquired certain accounts receivable for $844,487. The purchase price and the accounts receivable acquired were financed through borrowings available under the Company's credit facility.

     This acquisition has been accounted for as a purchase and accordingly, the purchase price was allocated to assets based on the estimated fair value as of the date of the acquisition. The excess of the consideration paid over the estimated fair value of assets acquired in the amount of $3,158,022 has been recorded as cost in excess of fair value of net assets acquired (goodwill) and is being amortized over 20 years on the straight-line method. The Company assesses the recoverability of unamortized goodwill using the undiscounted projected future earnings from the related businesses. The operating results of Montare International have

                             UNIFORCE SERVICES, INC.
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued



     been included in the consolidated statement of earnings from the purchase date. The acquisition of Montare did not have a material impact on the Company's results of operations.

     On April 18, 1994, the Company acquired certain assets of Brannon & Tully, a provider of IS contract professionals. The purchase price totaled $3,881,250 and consisted of $3,150,000 in cash and the issuance of 127,720 shares of Common Stock of the Company. Pursuant to a separate agreement, the Company also acquired certain accounts receivable, with recourse, for $1,301,595. The cash portion of the purchase price and the accounts receivable acquired were financed through borrowings available under the Company's credit facility.

     This acquisition has been accounted for as a purchase and accordingly, the purchase price was allocated to assets based on the estimated fair value as of the date of the acquisition. The excess of the consideration paid over the estimated fair value of assets acquired in the amount of $3,781,925 has been recorded as cost in excess of fair value of net assets acquired (goodwill) and is being amortized over 20 years on the straight-line method.

                             UNIFORCE SERVICES, INC.
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued



     The operating results of Brannon & Tully have been included in the consolidated statements of earnings from the purchase date. The following unaudited pro forma consolidated results of operations assume the acquisition of Brannon & Tully occurred on January 1, 1994:

                                                       December 31,
                                                           1994
                                                           ----

           Revenues                                  $   118,826,683

           Net earnings                                    3,181,632


           Earnings per share                        $           .69
                                                     ===============

     The pro forma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the acquisition occurred at the beginning of the period or of results which may occur in the future.

     One of the former principals of Brannon & Tully entered into an employment agreement with the Company. His employment agreement was for a term of five years, but could be terminated by either party at any time after one year, upon not less than 90 days notice. Beginning in 1995, the employment agreement provided for incentive compensation based upon improvements in gross profits relating to certain offices to which the officer rendered employment services and provided active assistance. The amount of incentive compensation earned in 1995 under the agreement was $370,172. The employment agreement was terminated during 1995.

(4)  Fixed Assets

     Fixed assets are stated at cost as follows:

                                      Dec. 31,    Dec. 31,          Estimated
                                        1996        1995          useful life
                                    ----------   ----------       -----------
Computer equipment                  $2,461,249   $2,050,173           8 years
Computer software                    1,451,319      670,605         3-5 years
Furniture, fixtures, office
  equipment and other                1,545,706    1,480,125        5-15 years
Leasehold improvements & signs         534,878      488,099     Life of lease
                                    ----------   ----------
                                     5,993,152    4,689,002
Less accumulated depreciation and
  amortization                       2,217,491    2,563,589
                                    ----------   ----------

                                    $3,775,661   $2,125,413
                                    ==========   ==========

     Depreciation and amortization expense on fixed assets amounted to $403,952, $364,025 and $291,751 for the years ended December 31, 1996, 1995 and 1994, respectively.

                             UNIFORCE SERVICES, INC.
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued



(5)  Loan Payable

     On December 8, 1995, the Company entered into an agreement with a financial institution creating a three-year $35,000,000 credit facility (the "Credit Facility"). The Credit Facility comprises a term loan in the amount of $3,000,000 (the "Term Loan") to be paid in monthly installments of $62,500 in 1996, $83,333 in 1997 and $104,167 in 1998, with the balance outstanding due on December 1, 1998 and a $32,000,000 revolving credit facility (the "Revolving Facility") which expires on December 1, 1998 . The Company may borrow against the Revolving Facility up to 85% of eligible accounts receivable and eligible service and funding fees receivable. The Term Loan bears interest at the Company's election at either the lender's floating base rate plus .25%, or LIBOR (London Interbank Offered Rate) plus 2.25%. Borrowings under the Revolving Facility bear interest at the Company's election at either the lender's floating base rate, or LIBOR plus 2.125%. Borrowings under the Credit Facility are secured by a first priority security interest in all owned and after-acquired real and personal property of the Company.

     At December 31, 1996, the Company had outstanding borrowings of $2,250,000 under the Term Loan bearing interest at an average rate of 7.8% and $24,500,000 of borrowings under the Revolving Facility bearing interest at an average rate of 7.7%.

     The Credit Facility contains a variety of affirmative and negative covenants of types customary in an asset-based lending facility including, among other things, minimum net worth and profitability levels, with which the Company is in compliance as of December 31, 1996.

     The Credit Facility was used to repay existing indebtedness as described below and to finance the offer to purchase the Company's Common Stock in January 1996 as described in Note 9.

     Prior to December 8, 1995, the Company maintained, with two banks, a working capital credit facility and a revolving credit and term loan facility. The working capital credit facility represented an open line of credit of up to $12,000,000 (increased from $10,000,000, effective in November 1995), borrowings under which were payable on demand. Outstanding borrowings bore interest, at the Company's option, at the banks' prime rate or at a rate 120 basis points above the banks' LIBOR Rate. This working capital credit facility was terminated on December 8, 1995. In addition, the Company maintained a revolving credit and term loan agreement which provided for a two-year $6,000,000 facility, outstanding borrowings under which, at the Company's option, could be converted at the maturity of the revolving credit facility into a five-year term loan. Effective November 1995, in connection with the increase in the Company's working capital facility described above, the revolving credit and term loan agreement (under which there were no outstanding borrowings) was terminated.

                             UNIFORCE SERVICES, INC.
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued



6)   Income Taxes

     The components of the provision for Federal and state income taxes are as follows:

                                         1996            1995             1994
                                      ----------      ----------      ----------
      Federal:
          Current                     $1,756,500      $1,868,000      $1,384,000
          Deferred                       135,500          27,000         151,000

      State:
          Current                        282,500         282,000         216,000
          Deferred                        10,500           5,000          24,000
                                      ----------      ----------      ----------

                                      $2,185,000      $2,182,000      $1,775,000
                                      ==========      ==========      ==========


     Income tax expense differed from that which would have resulted by applying the statutory Federal income tax rates to earnings before provision for income taxes as a result of the following items:

                                             1996                          1995                            1994
                                  ------------------------      ---------------------------     -------------------------
Expected tax on pre-tax
  earnings                        $ 1,991,000         34.0%     $ 1,953,000            34.0%    $ 1,607,000          34.0%
Tax-exempt interest and
  qualified dividends                      --           --           (5,000)            (.1)        (13,000)          (.3)
State taxes, net of Federal
  income tax benefit                  193,000          3.3          189,000             3.3         158,000           3.4
Other, net                              1,000           --           45,000              .8          23,000            .5
                                  -----------  -----------      -----------     -----------     -----------   -----------
Income tax provision              $ 2,185,000         37.3%     $ 2,182,000            38.0%    $ 1,775,000          37.6%
                                  ===========  ===========      ===========     ===========     ===========   ===========


                             UNIFORCE SERVICES, INC.
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued



     The tax effect of temporary differences which give rise to significant portions of deferred tax assets and liabilities are as follows:

                                                Dec. 31, 1996     Dec. 31, 1995
                                                -------------     -------------

Notes receivable, due primarily to allowances
  for possible loss                               $ 122,960        $ 142,356
Receivables, due primarily to allowances
  for doubtful accounts                             104,803          212,148
Accrued expenses not currently deductible            67,140               --
Accelerated depreciation and amortization for
  tax purposes                                     (164,094)         (61,240)
Other                                                70,340           53,885
                                                  ---------        ---------


                                                  $ 201,149        $ 347,149
                                                  =========        =========

(7)  Employment Agreements and Transactions

     The Company has employment agreements with two of its officers providing for, among other things, their continued employment through December 31, 1997. In addition, the agreements provide for incentive compensation which is based upon the Company's pre-tax earnings. Incentive compensation earned in 1996, 1995 and 1994, pursuant to such agreements, was $273,592, $221,298 and $263,677, respectively.

     In January 1996, the Company entered into arrangements with two of its officers. Under such arrangements, the executive officers are entitled to receive cash bonuses aggregating $1,041,018 payable to the extent of 10% thereof three years after consummation of the tender offer described in
     Note 9, to the extent of 30% thereof four years after consummation of the offer and as to the balance thereof five years after consummation of the offer, provided that the recipient is then employed by the Company. The executive officers were granted options to purchase an aggregate of 92,535 shares of Common Stock, such options to vest in installments through January 1999. The exercise price of such options was $11.25 per share. The cash bonus installments and option installments are subject to acceleration in the event of death, merger of the Company, sale of all or substantially all of the Company's assets or a change in control of the Company.

(8)  Stock Options

     During 1991, the Board of Directors of the Company approved the 1991 Stock Option Plan (the 1991 Plan) which provides for the issuance of up to 500,000 stock options to officers and employees of the Company. Each option granted pursuant to the 1991 Plan shall be designated at the time of grant as either an "incentive stock option" or as a "non-qualified stock option."

                             UNIFORCE SERVICES, INC.
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued



     In addition, the Company maintains two employee stock option plans, and a non-qualified stock option plan for its Licensees. The plans (except for options designated as non-qualified stock options) provide for options to be granted at 100% of the fair market value of the Company's Common Stock and provide that the exercise price of options may not be less than 110% of such fair market value in the case of an employee owning 10% or more of the voting power of the Company's stock. At the time options are granted, the Company may impose a waiting period before options can be exercised. Non-qualified stock options may not be granted at less than 75% of the fair market value of the Company's Common Stock at the date of grant.

     During 1991, non-qualified stock options with respect to 90,000 shares were granted under the 1991 Plan at 75% of the fair market value of the Company's Common Stock on the date of the grant. The grant resulted in compensation expense of $180,000 to be allocated to current and future periods as earned. Additional paid-in capital has been credited to the extent of aggregate compensation earned since the grant of $103,500.

     In 1995 the Stockholders of the Company approved the Directors' Stock Option Plan (the "Directors' Plan") which permits the granting of a maximum of 100,000 stock options to its outside Directors. The purpose of the plan is to secure for the Company and its stockholders the benefits arising from stock ownership by its outside Directors.

     At December 31, 1996, an aggregate of 507,538 shares of common stock has been reserved for issuance under the plans. Activity in stock options is summarized as follows:

                                           Outstanding         Weighted average
                                            options             exercise price
                                            -------             --------------

      December 31, 1993                      534,575                $ 7.16
      Options granted                         41,878                 11.37
      Options exercised                      (97,650)                 6.86
      Options lapsed/canceled                (18,800)                11.02
                                            --------

      December 31, 1994                      460,003                  7.45
      Options granted                          2,500                  8.25
      Options exercised                      (44,400)                 5.86
      Options lapsed/canceled                (89,553)                10.74
                                            --------

      December 31, 1995                      328,550                  6.77
      Options granted                        121,035                 11.31
      Options exercised                     (118,575)                 7.35
      Options lapsed/canceled                   (500)                11.50
                                            --------

      December 31, 1996                      330,510                $ 8.22
                                            ========

                             UNIFORCE SERVICES, INC.
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued



     There are 199,060 options exercisable as of December 31, 1996 at a weighted average exercise price of $7.85.

     The per share weighted average fair value of stock options granted during 1996 was $4.06 on the date of the grant using the Black Scholes option-pricing model with the following weighted average assumptions: risk free interest rate of 5.3%, expected stock volatility of 50% and an expected option life of 3.5 years. The aggregate fair value of the options granted in 1995 was not material.

     The Company applies APB Opinion No. 25 in accounting for its stock option grants and, accordingly, no compensation cost has been recognized in the financial statements for its stock options which have an exercise price equal to or greater than the fair value of the stock on the date of the grant. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                               1996
                                                               ----
      Net earnings:
           As reported                                     $3,669,731
           Pro forma                                        3,523,089

      Earnings per share:
           As reported                                     $     1.13
           Pro forma                                             1.08


     Pro forma net earnings reflect only options granted in 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net earnings amounts presented above because compensation cost is reflected over the options' vesting period and compensation cost for options granted prior to January 1, 1995 was not considered.

     Optionees have made disqualifying dispositions of common stock which had been acquired through the exercise of incentive and non-qualified stock options. As a result of the disqualifying dispositions, the Company receives a tax benefit for the difference between the option price and the fair market value of its common stock. The benefit of $146,622, $100,220 and $152,124 in 1996, 1995 and 1994, respectively, has been reflected in the accompanying consolidated statements of stockholders' equity.

                             UNIFORCE SERVICES, INC.
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued



(9)  Tender Offer

     On December 11, 1995, the Company made an offer to purchase for cash up to 1,250,000 shares of its Common Stock at $11.25 net per share (the "Offer"). The 1,250,000 shares that the Company offered to purchase represented approximately 30% of the Shares outstanding. In January 1996, the Offer was successfully completed. The total amount required to purchase the 1,250,000 shares was $14,062,500, exclusive of related fees and other expenses. The purchase price and related expenses were funded with available borrowings under the Credit Facility.

(10) Commitments and Contingencies

     In April 1994, various prior insurance carriers and their not-for-profit trade association filed a civil action against the Company, its officers and various other parties. The Plaintiffs allege breach of contract and tort causes of action for underpayment of premiums. The Company denies the validity of the Plaintiffs' claims. The Company has asserted substantial claims in opposition to the Plaintiffs' claims. Additionally, the Company and its subsidiaries have filed suit against various prior worker compensation carriers alleging claims mismanagement. Management regards as unlikely that the outcome of those actions will have a material adverse effect on the financial position of the Company.

     In January 1996, various vendors of training films filed an action against the Company. The plaintiffs alleged that the Company improperly used and/or copied plaintiffs' tapes. In 1996 the Company settled this matter.

     The Company is obligated under various leases for office space and equipment through 2006. Net rental expense for the years ended December 31, 1996, 1995 and 1994 amounted to approximately $1,100,000, $871,000 and
     $734,000, respectively.

     Following is a schedule of total minimum lease payments under noncancelable operating leases as of December 31, 1996:



                           1997                     $1,153,272
                           1998                      1,034,708
                           1999                        857,584
                           2000                        562,115
                           2001                        534,847
                           Thereafter                2,596,140
                                                    ----------

      Total minimum lease payments                  $6,738,666
                                                    ==========

                    UNIFORCE SERVICES, INC. AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEET
                                  June 30, 1997
                                   (Unaudited)


                                    ASSETS
Current assets:
      Cash and cash equivalents                                    $  4,696,682
      Accounts receivable - net                                      20,805,337
      Funding and service fees receivable - net                      24,150,613
      Prepaid expenses and other current assets                         721,103
      Deferred income taxes                                             201,149
                                                                   ------------
      Total current assets                                           50,574,884
                                                                   ------------
Fixed assets - net                                                    4,269,213
Deferred costs and other assets - net                                 1,310,963
Cost in excess of fair value of net assets acquired                   6,210,872
                                                                   ------------
                                                                   $ 62,365,932
                                                                   ============
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Loan payable                                                   $  2,000,000
    Payroll and related taxes payable                                 6,885,018
    Payable to licensees and clients                                  1,435,655
    Income taxes payable                                                 94,115
    Accrued expenses and other liabilities                            5,845,332
                                                                   ------------
    Total current liabilities                                        16,260,120
                                                                   ------------
Loan payable - non-current                                           29,250,000
Capital lease obligation - non-current                                  630,498
Stockholders' equity:
    Common stock $.01 par value                                          51,178
    Additional paid-in capital                                        8,943,580
    Retained earnings                                                29,181,150
                                                                   ------------
                                                                     38,175,908
    Treasury stock, at cost, 2,084,245 shares in 1997               (21,950,594)
                                                                   ------------
 Total stockholders' equity                                          16,225,314
                                                                   ------------
                                                                   $ 62,365,932
                                                                   ============

See accompanying notes to consolidated condensed financial statements.

                    UNIFORCE SERVICES, INC. AND SUBSIDIARIES
                  CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
                                   (Unaudited)

                                                             Six Months Ended
                                                                 June 30,
                                                        1997                1996
                                                    ------------        ------------
Sales of supplemental staffing services             $ 82,533,840        $ 62,876,763
Service revenues and fees                              3,629,010           3,648,965
                                                    ------------        ------------
    Total revenues                                    86,162,850          66,525,728
                                                    ------------        ------------

Costs and expenses:
    Cost of supplemental staffing services            65,672,910          49,035,777
    Licensees' share of gross margin                   4,328,115           3,711,309
    General and administrative                        11,069,089           9,689,771
    Depreciation and amortization                        594,214             472,981
                                                    ------------        ------------
    Total costs and expenses                          81,664,328          62,909,838
                                                    ------------        ------------
Earnings from operations                               4,498,522           3,615,890

Other income (expense):
    Interest - net                                    (1,156,930)           (972,216)
    Other - net                                           (9,893)             17,696
                                                    ------------        ------------
Earnings before provision for income taxes             3,331,699           2,661,370
Provision for income taxes                             1,265,000           1,011,000
                                                    ------------        ------------
NET EARNINGS                                        $  2,066,699        $  1,650,370
                                                    ============        ============
Weighted average number of shares outstanding          3,199,480           3,297,943
NET EARNINGS PER SHARE                              $        .65        $        .50
                                                    ============        ============


See accompanying notes to consolidated condensed financial statements.

                                    UNIFORCE SERVICES, INC. AND SUBSIDIARIES
                                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                                   (Unaudited)

                                                                                             Six Months Ended June 30,
                                                                                             1997                1996
                                                                                         ------------        ------------
Cash flows from operating activities:
 Net earnings                                                                            $  2,066,699        $  1,650,370
 Adjustments to reconcile net earnings to net cash (used) by operating activities:
    Depreciation and amortization                                                             594,214             472,981
    (Increase) in receivables and prepaid expenses                                         (7,894,334)         (1,686,800)
    Stock option compensation expense                                                           9,000               9,000
    Increase (decrease) in liabilities                                                      1,097,653          (1,652,027)
                                                                                         ------------        ------------
Net cash (used) by operating activities                                                    (4,126,768)         (1,206,476)
                                                                                         ------------        ------------
Cash flows from investing activities:
    Purchases of fixed assets                                                                (822,862)           (516,602)
    (Increase) decrease in deferred costs and other assets                                     37,530            (443,671)
    Net assets acquired from Montare                                                               --          (4,618,037)
                                                                                         ------------        ------------
Net cash (used) by investing activities                                                      (785,332)         (5,578,310)
                                                                                         ------------        ------------
Cash flows from financing activities:
    Principal payments on capital lease obligations                                          (102,160)           (148,397)
    Increase in loan payable                                                                4,500,000          16,041,700
    Cash dividends paid                                                                      (182,012)           (182,079)
    Purchase of treasury stock                                                                     --         (14,280,863)
    Proceeds from issuance of common stock                                                    109,532             954,341
                                                                                         ------------        ------------
Net cash provided by financing activities                                                   4,325,360           2,384,702
                                                                                         ------------        ------------
Net (decrease) in cash and cash equivalents                                                  (586,740)         (4,400,084)
    Cash and cash equivalents at beginning of period                                        5,283,422           6,444,859
                                                                                         ------------        ------------
    Cash and cash equivalents at end of period                                           $  4,696,682        $  2,044,775
                                                                                         ============        ============

Supplemental disclosures:
    Cash paid for:
       Interest                                                                          $  1,011,459        $    902,105
                                                                                         ------------        ------------
       Income taxes                                                                      $    984,840        $  1,019,962
                                                                                         ------------        ------------

Non-cash financing activities:

During 1996, the Company entered into capital leases in the amount of $551,405.

See accompanying notes to consolidated condensed financial statements.

                    UNIFORCE SERVICES, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (Unaudited)


1.   Principles of consolidation

     The consolidated financial statements include the accounts of Uniforce Services, Inc. and its wholly-owned subsidiaries (the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

2.   Consolidated condensed financial statements

     The consolidated condensed financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at June 30, 1997, and for all periods presented have been made.

     Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed, reclassified or omitted. It is suggested that these be read in conjunction with the consolidated financial statements and notes thereto included in the Company's December 31, 1996 financial statements. The results of operations for the periods ended June 30, 1997 are not necessarily indicative of the operating results which may be achieved for the full year.

     Tax accruals have been made based on estimated effective annual tax rates for the periods presented.

3.   Litigation Settlement

     In April 1994, various insurance carriers and their not-for-profit trade association filed an action against the Company, its officers and various other parties; in May 1996, the Plaintiffs filed their Third Amended Complaint. The Plaintiffs alleged breach of contract and tort causes of action for underpayment of premiums. The Company denied liability and asserted substantial claims in
opposition  to  the  Plaintiffs'  claims.   Additionally  the  Company  and  its
subsidiaries filed suit against various prior workers' compensation carriers alleging claims mismanagement. In July 1997, both matters were settled. The terms of the settlement are confidential by agreement. The settlement did not have a material effect on the Company's financial condition or operating results.

================================================================================

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction in which such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.


                                 --------------


                                TABLE OF CONTENTS
                                                                          Page
                                                                          ----

Available Information .................................................        3
Incorporation of Certain Documents by
       Reference ......................................................        3
Summary of Prospectus/Proxy Statement .................................        5
Risk Factors ..........................................................       10
The Companies .........................................................       15
Unaudited Pro Forma Financial Statements
  of COMFORCE .........................................................       17
Comparative Per Share Data ............................................       27
Comparative Market Prices and Dividends ...............................       28
Background and Purpose of the Transactions ............................       30
Recommendation of the Uniforce Board
       of Directors ...................................................       31
Opinion of Financial Advisor ..........................................       32
Projected Financial Information of Uniforce ...........................       35
The Transactions ......................................................       37
Accounting Treatment of the Offer and
        the Merger ....................................................       57
The Financing .........................................................       57
The Special Meeting ...................................................       59
Business of Uniforce ..................................................       61
Selected Historical Financial Information
         of Uniforce ..................................................       68
Management's Discussion and Analysis of
         Financial Condition and Results of
         Operations of Uniforce .......................................       69
Management of Uniforce ................................................       75
Security Ownership of Certain Uniforce
          Beneficial Owners
          and Managements .............................................       79
Certain Uniforce Relationships and
          Related Transactions ........................................       80
Comparison of Rights of Uniforce and
          COMFORCE Stockholders .......................................       80
Legal Matters .........................................................       88
Experts ...............................................................       88
Index to Uniforce Financial Statements ................................      F-1
Appendix A - Agreement and Plan of Merger .............................
Appendix B - Section 623 of NYBCL .....................................
Appendix C - Fairness Opinion .........................................

                                 --------------

================================================================================

================================================================================

                                1,779,000 Shares

                                    COMFORCE
                                   Corporation

                                  Common Stock


                                   Depositary:

                           _________________________

                                    By mail:

                           _________________________

                           _________________________

                           _________________________

                           By Hand/Overnight Delivery:

                           _________________________

                           _________________________

                           _________________________

                           By Facsimile Transmission:

                           _________________________

                           _________________________
                            (Telephone Confirmation)


                    Any questions and requests for assistance or additional copies of this Prospectus, the Letter of Transmittal and the Notice of
                   Guaranteed Delivery may be directed to the
                  Information Agent. You may also contact your
                    local broker, dealer, commercial bank or
                          trust company for assistance.

                               Information Agent:
                               MacKenzie Partners
                                156 Fifth Avenue
                               New York, NY 10010
                                 (212) 929-5500


                              --------------------

                           PROSPECTUS/PROXY STATEMENT

                               SEPTEMBER    , 1997
                              --------------------


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     The Registrant's Bylaws effectively provide that the Registrant, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), shall indemnify all directors and officers of the Company and may indemnify all employees, representatives and other persons as permitted pursuant thereto.

     Section 145 permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     COMFORCE has entered into separate indemnification agreements with each of its outside directors which provides for indemnification of such directors to the fullest extent permitted by law. COMFORCE may also enter into indemnification agreements with other directors, officers or employees or with anyone else it is permitted to indemnify under Delaware law, but has no present intention of doing so.

     COMFORCE maintains insurance against liabilities under the Securities Act of 1933 (the "Securities Act") for the benefit of its officers and directors.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling COMFORCE pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.  Exhibits and Financial Statement Schedules.

(a)      Exhibits

2.1 Stock Purchase Agreement dated September 11, 1995 among Spectrum Technologies, Inc., the Company, COMFORCE Corporation, ARTRA Group Incorporated, Peter R. Harvey, Marc L. Werner, James L. Paterek, Michael Ferrentino and Christopher P. Franco (included as an exhibit to the Company's Current Report on Form 8-K dated September 11, 1995 and incorporated herein by reference).

2.2 Purchase Agreement among COMFORCE Telecom, Inc., Williams Communications Services, Inc. and Bruce Anderson (included as an exhibit to the Company's Current Report on Form 8-K dated March 13, 1996 and incorporated herein by reference).

2.3 Stock Purchase Agreement effective as of May 13, 1996 among the Company, COMFORCE Technical Services, Inc., Project Staffing Support Team, Inc., Raphael Rashkin and Stanley Rashkin (included as an exhibit to the Company's Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 filed May 16, 1996 and incorporated herein by reference).

2.4 Asset Purchase Agreement effective as of May 13, 1996 among the Company, COMFORCE Technical Services, Inc., DataTech Technical Services, Inc., Raphael Rashkin and Stanley Rashkin (included as an exhibit to the Company's Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 filed May 16, 1996 and incorporated herein by reference).

2.5 Asset Purchase Agreement effective as of May 13, 1996 among the Company, COMFORCE Technical Services, Inc., RRA, Inc., Raphael Rashkin and Stanley Rashkin (included as an exhibit to the Company's Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 filed May 16, 1996 and incorporated herein by reference).

2.6 Letter Agreement dated May 6, 1996 amending Asset Purchase Agreement effective as of May 13, 1996 among the Company, COMFORCE Technical Services, Inc., RRA, Inc., Raphael Rashkin and Stanley Rashkin (included as an exhibit to the Company's Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 filed May 16, 1996 and incorporated herein by reference).

2.7 Letter Agreement dated April 19, 1996 among CTS Acquisition Co. I, COMFORCE Technical Services, Inc., Project Staffing Support Team, Inc. and RRA, Inc. (included as an exhibit to the Company's Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 filed May 16, 1996 and incorporated herein by reference).

2.8 Agreement and Plan of Reorganization dated October 22, 1996 between AZATAR Computer Systems, Inc. and the Company (included as an exhibit to the Company's Current Report on Form 8-K dated November 8, 1996 and incorporated herein by reference).

2.9 Asset Purchase Agreement dated October 25, 1996 by and among Continental Field Services Corporation, Michael Hill, Roy Hill and
          COMFORCE Telecom, Inc. (included as an exhibit to the Company's Current Report on Form 8-K dated November 19, 1996 and incorporated herein by reference).

2.10 Asset Purchase Agreement dated October 25, 1996 between Progressive Telecom, Inc., Beth Wilson Hill and COMFORCE Telecom, Inc. (included as an exhibit to the Company's Current Report on Form 8-K dated November 19, 1996 and incorporated herein by reference).

2.11 Amendment to Escrow Agreement and Purchase Agreements dated November 8, 1996 by and among Continental Field Service Corporation, Progressive Telecom, Inc., Michael Hill, Roy Hill, Beth Wilson Hill, McCarthy, Fingar, Donovan, Drazen & Smith, and COMFORCE Telecom, Inc. (included as an exhibit to the Company's Current Report on Form 8-K dated November 19, 1996 and incorporated herein by reference).

2.12 Subscription Agreement dated October 28, 1996 by and among RHO Company, Inc., J. Scott Erbe, COMFORCE Corporation and COMFORCE Technical Services, Inc. (included as an exhibit to the Company's Current Report on Form 8-K dated November 19, 1996 and incorporated herein by reference).

2.13 Stock Sale and Termination Agreement dated October 28, 1996 by and between James R. Ratcliff and RHO Company, Inc. (included as an exhibit to the Company's Current Report on Form 8-K dated November 19, 1996 and incorporated herein by reference).

2.14 Letter Agreement dated November 4, 1996 amending Stock Sale and Termination Agreement between RHO Company, Inc. and James R. Ratcliff (included as an exhibit to the Company's Current Report on Form 8-K dated November 19, 1996 and incorporated herein by reference).

2.15 Agreement and Plan of Merger, dated as of August 13, 1997, by and among COMFORCE Corporation, COMFORCE Columbus, Inc. and Uniforce Services, Inc. (included as an exhibit to the Company's Current Report on Form 8-K dated August 20, 1997 and incorporated herein by reference).

2.16 Stockholders Agreement, dated as of August 13, 1997, by and among COMFORCE Corporation, COMFORCE Columbus, Inc., John Fanning and Fanning Limited Partnership, L.P. (included as an exhibit to the Company's Current Report on Form 8-K dated August 20, 1997 and incorporated herein by reference).

3.1 Restated Certificate of Incorporation of the Company, as amended by Certificates of Amendment filed with the Delaware Secretary of State on June 14, 1987 and February 12, 1991 (included as an exhibit to Amendment No. 1 to the Registration Statement on Form S-1 of the Company filed with the Commission on May 10, 1996 and incorporated herein by reference).

3.2 Certificate of Ownership (Merger) of COMFORCE Corporation into the Company (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

3.3 Bylaws of the Company, as amended and restated effective as of February 26, 1997 (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference)

3.4 Designation of Rights and Preferences of Series F Preferred Stock (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference).

3.5 Certificate of Ownership (Merger) of AZATAR into the Company (included as an exhibit to the Company's Current Report on Form 8-K dated November 8, 1996 and incorporated herein by reference).

5.1*      Opinion of Doepken Keevican & Weiss Professional Corporation.

10.1 Management Agreement dated as of April 9, 1993 between the Company and Nitsua, Ltd. (a corporation wholly-owned by Austin Iodice, formerly Lori's Chairman and Chief Executive Officer) (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1992 and incorporated herein by reference).

10.2 Letter Agreement dated June 29, 1995, among the Company, ARTRA Group Incorporated, James L. Paterek, Michael Ferrentino and Christopher P. Franco (included as an exhibit to the Company's Current Report on Form 8-K dated September 11, 1995 and incorporated herein by reference).

10.3 Amendment dated October 6, 1995 of Letter Agreement dated June 29, 1995, among the Company, ARTRA Group Incorporated, James L. Paterek, Michael Ferrentino and Christopher P. Franco (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

10.4 Employment Agreement dated December 9, 1995 between the Company and Michael Ferrentino (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

10.5 Employment Agreement dated December 9, 1995 between the Company and Christopher Franco (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

10.6 Assumption Agreement dated October 17, 1995 between the Company and ARTRA GROUP Incorporated respecting ARTRA's assumption of substantially all of the Company's pre-existing liabilities (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

10.7 Asset Purchase Agreement dated as of April 11, 1996 among Lawrence Jewelry Corporation, ARTRA GROUP Incorporated, the Company and Hanover Advisors, Inc. respecting the disposition of the assets of the Company's jewelry business (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

10.8 Loan Agreement dated as of June 25, 1997 among the Company, COMFORCE Telecom, Inc., Sumtec Corporation, COMFORCE Technical Services, Inc., Project Staffing Support Team, Inc., COMFORCE Information Technologies, Inc., Force Five, Inc., COMFORCE IT Acquisition Corp., RHO Acquisition Company, RHO Company Incorporated, Fleet National Bank, as bank and agent, and U.S. Bank,

          Washington, as bank (included as an exhibit to Registration Statement on Form S-3 filed by the Company on July 11, 1997 and incorporated herein by reference).

10.9 Stock Option Agreement dated as of September 8, 1997 between the Company and Michael D. Madden.

21.1 List of Subsidiaries (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference).

23.1* Consent of Doepken Keevican & Weiss Professional Corporation (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

23.2      Consent of Coopers & Lybrand L.L.P.

23.3      Consent of Arthur Andersen L.L.P.

23.4      Consent of KPMG Peat Marwick LLP

24.1 Powers of Attorney (included on signature page of the Registration Statement).

99.1 Letter of Transmittal to Tender Shares of Common Stock of Uniforce Services, Inc.

99.2      Notice of Special Meeting of Shareholders of Uniforce Services, Inc.

99.3 Form of Proxy for Proxy Solicited by the Board of Directors of Uniforce Services, Inc. for Special Meeting of Shareholders.

---------------

*    To be filed by amendment.

(b) Financial Statement Schedules. Set forth below is a list of the Financial Statement Schedules included as a part of the Registration Statement. Schedules not listed have been omitted because they are not applicable or the required information has been included in the financial statements or notes thereto.

     Schedule II - Valuation and Qualifying Accounts for the years ended December 31, 1996, 1995 and 1994 (incorporated by reference from page F-35 of COMFORCE's Annual Report on Form 10-K for the fiscal year ended December 31,
1996).

(c) Reports, Opinions and Appraisals. Set forth below is a list of reports, opinions and appraisals materially relating to the transaction received from an outside party included as a part of the Registration Statement.

     Opinion of Chartered Capital Advisers, Inc. dated September 3, 1997.


Item 22.  Undertakings.

The Registrant hereby undertakes:

(a)      The Registrant hereby undertakes:

         (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be filed on its behalf by the undersigned, thereupon duly authorized, in the City of Lake Success, State of New York, on September 9, 1997.

                                  COMFORCE Corporation
                                  (Registrant)

                              By: /s/  Christopher P. Franco
                                  ----------------------------------------------
                                  Christopher P. Franco, Chief Executive Officer




                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Ferrentino and Christopher P. Franco, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents of any of them, or any substitute or substitutes, lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                  TITLE                        DATE
---------------------------------------          -----------------------------      -----------------
       /s/ James L. Paterek                      Chairman                           September 9, 1997
---------------------------------------
          James L. Paterek

       /s/ Christopher P. Franco                 Chief Executive Officer,
---------------------------------------          Secretary and Director             September 9, 1997
          Christopher P. Franco

       /s/ Michael Ferrentino                    President and
---------------------------------------          Director                           September 9, 1997
          Michael Ferrentino

       /s/ Paul Grillo                           Chief Financial Officer
---------------------------------------          (Principal Financial
          Paul Grillo                            Officer)                           September 9, 1997


        /s/ Andrew Reiben                        Director of Finance and            September 9, 1997
---------------------------------------          Chief Accounting Officer
         Andrew Reiben                           (Principal Accounting Officer)


                                                 Director                           September 9, 1997
---------------------------------------
          Richard Barber

                                                 Director                           September 9, 1997
---------------------------------------
          Keith Goldberg

                                                 Director                           September 9, 1997
---------------------------------------
          Glen Miller

    /s/ Marc Werner                              Director                           September 9, 1997
---------------------------------------
         Marc Werner

    /s/ Michael D. Madden                        Director                           September 9, 1997
---------------------------------------
         Michael D. Madden

                                        7

                                                                      APPENDIX A



                          AGREEMENT AND PLAN OF MERGER




                                   Dated as of
                                 August 13, 1997



                                  by and among


                              COMFORCE Corporation

                                       and

                             COMFORCE Columbus, Inc.

                                       and

                             Uniforce Services, Inc.

                                TABLE OF CONTENTS
                                                                           Page
                                                                           ----

                                    ARTICLE I

                                    THE OFFER

SECTION 1.1.  The Offer.......................................................2
SECTION 1.2.  Company Action..................................................3
SECTION 1.3.  Directors.......................................................5

                                   ARTICLE II

                                   THE MERGER

SECTION 2.1.  The Merger......................................................5
SECTION 2.2.  Effective Time of the Merger....................................5

                                   ARTICLE III

                      THE SURVIVING AND PARENT CORPORATIONS

SECTION 3.1.  Certificate of Incorporation....................................6
SECTION 3.2.  By-Laws.........................................................6
SECTION 3.3.  Directors.......................................................6
SECTION 3.4.  Officers........................................................6

                                   ARTICLE IV

                              CONVERSION OF SHARES

SECTION 4.1.  Conversion of Company Shares in the Merger......................6
SECTION 4.2.  Conversion of Subsidiary Shares.................................7
SECTION 4.3.  Exchange of Certificates........................................7
SECTION 4.4.  Appraisal Rights Shares.........................................8
SECTION 4.5.  Closing.........................................................9
SECTION 4.6.  Closing of the Company's Transfer Books.........................9
SECTION 4.7.  No Fractional Securities........................................9
SECTION 4.8.  Treatment of Employee Stock Options.............................9

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND SUBSIDIARY

SECTION 5.1.  Organization and Qualification..................................10
SECTION 5.2.  Capitalization..................................................10
SECTION 5.3.  Authority; Non-Contravention; Approvals.........................10
SECTION 5.4.  Reports and Financial Statements................................12
SECTION 5.5.  Absence of Certain Changes or Events............................12
SECTION 5.6.  Litigation......................................................12
SECTION 5.7.  Registration Statement and Proxy Statement......................13
SECTION 5.8.  Voting Requirements.............................................13
SECTION 5.9.  Financing.......................................................13
SECTION 5.10  Absence of Disclosed Liabilities................................13
SECTION 5.11  No Violation of Law.............................................13


                                   ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 6.1.  Organization and Qualification..................................14
SECTION 6.2.  Capitalization..................................................14
SECTION 6.3.  Subsidiaries....................................................15
SECTION 6.4.  Authority; Non-Contravention; Approvals.........................15
SECTION 6.5.  Reports and Financial Statements................................16
SECTION 6.6.  Absence of Undisclosed Liabilities..............................17
SECTION 6.7.  Absence of Certain Changes or Events............................17
SECTION 6.8.  Litigation......................................................17
SECTION 6.9.  Registration Statement and Proxy Statement......................18
SECTION 6.10. No Violation of Law.............................................18
SECTION 6.11. Compliance with Agreements......................................18
SECTION 6.12. Taxes...........................................................19
SECTION 6.13. Employee Benefit Plans; ERISA...................................19
SECTION 6.14. Labor Controversies.............................................21
SECTION 6.15. Environmental Matters...........................................21
SECTION 6.16. Intellectual Property...........................................22
SECTION 6.17. Title to Assets.................................................23
SECTION 6.18. Assets Relationship to Business of the Company..................24
SECTION 6.19. Certain Relationships; Transactions with Management.............24
SECTION 6.20. Improper Payments...............................................24
SECTION 6.21. Agreements with Licensees.......................................25

                                   ARTICLE VII

                     CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 7.1.  Conduct of Business by the Company Pending the Merger...........25
SECTION 7.2.  Control of the Company's Operations.............................26
SECTION 7.3.  Acquisition Transactions........................................26

                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

SECTION 8.1.  Access to Information...........................................27
SECTION 8.2.  Registration Statement and Proxy Statement......................28
SECTION 8.3.  Stockholders' Approvals.........................................29
SECTION 8.4.  Expenses and Fees...............................................29
SECTION 8.5.  Agreement to Cooperate..........................................30
SECTION 8.6.  Public Statements...............................................31
SECTION 8.7.  Notification of Certain Matters.................................31
SECTION 8.8.  Directors' and Officers' Indemnification........................31
SECTION 8.9.  Corrections to the Registration Statement and Proxy Statement...32
SECTION 8.10. Amendment of Employment Contracts...............................32
SECTION 8.11. Fairness Opinion................................................33
SECTION 8.12. Financing.......................................................33
SECTION 8.13. Payments to Certain Executives..................................33

                                   ARTICLE IX

                                   CONDITIONS

SECTION 9.1.  Conditions to Each Party's Obligation to Effect the Merger......33
SECTION 9.2.  Conditions to Obligation of the Company to Effect the Merger....34
SECTION 9.3.  Conditions to Obligations of Parent and Subsidiary to Effect
                the Merger....................................................34

                                    ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 10.1. Termination.....................................................35
SECTION 10.2. Effect of Termination...........................................36
SECTION 10.3. Amendment.......................................................37
SECTION 10.4. Waiver..........................................................37

                                   ARTICLE XI

                                GENERAL PROVISION

SECTION 11.1. Non-Survival of Representations and Warranties..................37
SECTION 11.2. Brokers.........................................................37
SECTION 11.3. Notices.........................................................37
SECTION 11.4. Interpretation..................................................38
SECTION 11.5. Miscellaneous...................................................38
SECTION 11.6. Governing Law...................................................38
SECTION 11.7. Counterparts....................................................39
SECTION 11.8. Parties in Interest.............................................39

                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT  AND  PLAN  OF  MERGER,   dated  as  of  August  13,  1997,  (the
"Agreement"), by and among COMFORCE Corporation, a Delaware corporation ("Parent"), COMFORCE Columbus, Inc., a New York corporation and a wholly-owned subsidiary of Parent ("Subsidiary"), and Uniforce Services, Inc., a New York corporation (the "Company").

     WHEREAS, the Boards of Directors of Parent, Subsidiary and the Company have each determined that it is in the best interests of their respective stockholders for Parent, through Subsidiary, to acquire the Company upon the terms and subject to the conditions set forth herein; and

     WHEREAS, in furtherance of such acquisition, it is proposed that Subsidiary shall make a tender offer (the "Offer") to acquire all the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"; shares of Company Common Stock being hereinafter collectively referred to as the "Shares") for $28.00 per Share in cash plus that number of shares of common stock, par value $0.01 per share, of Parent (the "Parent Common Stock") for each Share equal to a fraction the numerator of which shall be $4.00 and the denominator of which shall be the average closing price of a share of Parent Common Stock on the American Stock Exchange for the three
(3) trading days immediately preceding the date of the public announcement of the Offer in accordance with Section 1.1(b) hereof and for the three (3) trading days immediately after the date of such public announcement (such average closing price being hereinafter referred to as the "Average Price" and such consideration in the amount of cash and Parent Common Stock, or any greater amount, per Share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount") net to the seller, without interest thereon, upon the terms and subject to the conditions of this Agreement and the Offer; and

     WHEREAS, the Board of Directors of Parent and Subsidiary have unanimously approved the making of the Offer and the transactions related thereto; and

     WHEREAS, the Board of Directors of the Company (the "Board") has unanimously approved the making of the Offer and resolved and agreed, subject to the terms and conditions contained herein, to recommend that holders of Shares tender their Shares pursuant to the Offer; and

     WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, Subsidiary and the Company have each approved the merger (the "Merger") of Subsidiary with and into the Company upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I

                                    THE OFFER

     SECTION 1.1. The Offer.

     (a) Provided that this Agreement shall not have been terminated in accordance with Section 10.1 and none of the events set forth in Exhibit A attached hereto and made a part hereof shall have occurred or be existing (unless such event shall have been waived by Parent), Parent shall cause Subsidiary to commence, and Subsidiary shall commence, the Offer at the Per Share Amount. The obligation of Subsidiary to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to (i) the condition (the "Minimum Condition") that at least the number of Shares that, when combined with the Shares already owned by Subsidiary and its direct or indirect subsidiaries, constitute at least sixty-six and 2/3rds percent (66.66%) of the then outstanding Shares on a fully diluted basis, including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights shall have been validly tendered and not withdrawn prior to the expiration of the Offer and (ii) the satisfaction or waiver of the other conditions set forth in Exhibit A hereto. Subsidiary expressly reserves the right to waive any such condition (other than the Minimum Condition), to increase the Per Share Amount payable in the Offer, and to make any other changes in the terms and conditions of the Offer (notwithstanding
Section 10.3); provided, however, that no change may be made which (i) decreases the Per Share Amount payable in the Offer, (ii) reduces the maximum number of Shares to be purchased in the Offer, (iii) imposes conditions to the Offer in addition to those set forth in Exhibit A hereto, (iv) amends or changes the terms and conditions of the Offer in any manner materially adverse to the holders of Shares (other than Parent and its subsidiaries) or (v) changes or waives the Minimum Condition. The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller, without interest thereon, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer (including, without limitation, the Minimum Condition), Subsidiary shall accept for payment and pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn.

     (b) Upon the execution and delivery of this Agreement, the Parent and Subsidiary shall make a public announcement disclosing only the information pertaining to the Offer permitted by Rule 135(a)(4) promulgated by the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). Promptly after such public announcement, Parent and Subsidiary shall file a Registration Statement on Form S-4 (the "Registration Statement") with the SEC for purposes of registering the Parent Common Stock pursuant to the Securities Act. Parent and Subsidiary shall take all reasonable efforts to cause the Registration Statement to be declared effective by the SEC as soon as possible after filing.

     (c) As soon as reasonably practicable after the Registration Statement is declared effective by the SEC, Subsidiary shall file with the SEC and disseminate to holders of Shares to the extent required by law a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer. The Schedule 14D-1 shall contain or shall incorporate by reference an offer to purchase the Shares, which may be comprised of the prospectus contained in the Registration Statement, (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Parent, Subsidiary and the Company agree to correct promptly any information provided by any of them for use in the Registration Statement or Offer Documents which shall have become false or misleading, and Parent and Subsidiary further agree to take all steps necessary to cause the Registration Statement and Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement and Offer Documents and any amendments thereto prior to the filing thereof with the SEC. Parent and Subsidiary will provide the Company and its counsel with a copy of any written comments or telephonic notification of any oral comments Parent or Subsidiary may receive from the SEC or its staff with respect to the Registration Statement or Offer Documents promptly after the receipt thereof and will provide the Company and its counsel with a copy of any written responses and telephonic notification of any oral response of Parent, Subsidiary or their counsel. In the event that the Offer is terminated or withdrawn by Subsidiary, Parent and Subsidiary shall cause all tendered Shares to be returned promptly (and to full extent within their power, within five (5) business days) to the registered holders of the Shares represented by the certificate or certificates surrendered to the paying agent designated in the Offer Documents.

     SECTION 1.2. Company Action.

     (a) The Company hereby approves of and consents to the Offer and represents that the Board, at a meetings duly called and duly held on August 1, 1997 and August 13, 1997, has (A) determined that this Agreement and the transactions contemplated hereby, including, without limitation, each of the Offer and the Merger (the "Transactions"), are fair to and in the best interests of the holders of Shares other than Parent and its subsidiaries, (B) approved and adopted this Agreement and the Transactions (which approval expressly included the approval of the foregoing for the purposes of Section 912 of the New York Business Corporation Law, as amended [the "BCL"]) and (C) resolved to recommend, subject to the conditions set forth herein, that the stockholders of the Company accept the Offer and approve and adopt this Agreement and the Transactions. Subject to the fiduciary duties of the Board under applicable law as advised by outside counsel, the Company hereby consents to the inclusion in the Registration Statement and Offer Documents of the recommendation of the Board described above. John Fanning and Fanning Limited Partners L.P., a Georgia limited partnership (the "Stockholders"), who are the owners of in excess of 59% of the outstanding Shares, have executed and delivered to the Parent and Subsidiary a Stockholders Agreement of even date herewith.

     (b) As soon as reasonably practicable after the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing, subject only to the fiduciary duties of the Board under applicable law as advised in writing by outside counsel, the recommendation of the Board described in Section 1.2(a) and shall disseminate the

Schedule 14D-9 to the extent required by Rule 14D-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other applicable federal securities laws. The Company, Parent and Subsidiary agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 that shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent, Subsidiary and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. The Company will provide Parent and Subsidiary and their counsel with a copy of any written comments or telephonic notification of any oral comments the Company may receive from the SEC or its staff with respect to the
Schedule 14D-9 promptly after the receipt thereof and will provide Parent and Subsidiary and their counsel with a copy of any written responses and telephonic notification of any oral response of the Company or its counsel.

     (c) The Company shall promptly after the execution and delivery of this Agreement furnish Subsidiary with mailing labels containing the names and addresses of all record holders of Shares and with security position listing of Shares held in stock depositories, each as of the most recent date reasonably practicable, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of Shares as of the most recent date reasonably practicable. The Company shall furnish Subsidiary with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position, and such other assistance as Parent, Subsidiary and their agents may reasonably request. Subject to the requirements of applicable law and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Subsidiary shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated in accordance with Section 10.1, shall deliver promptly to the Company all copies of such information then in their possession and shall certify in writing to the Company its compliance with this Section 1.2(c).

     (d) In the  event  that the  Offer is  completed  as  contemplated  by this
Article I, the Merger shall be consummated as soon as practicable thereafter in accordance with the provisions of Article II hereof; provided, however, that in the event the Offer is completed and Subsidiary receives at least 90% of the outstanding Shares as a result of the Offer, the Company shall not be required to distribute the Proxy Statement (as defined in Section 8.2) or hold the Stockholders Meeting (as defined in Section 8.3).

     (e) In the event that the Offer is not completed because the conditions to the Offer shall not have been satisfied, and provided this Agreement has not been and is not terminated pursuant to Section 10.1 hereof, at the option of Parent, exercised by written notice given to the Company within fifteen (15) days after expiration of the Offer, the Company shall submit this Agreement and the transactions contemplated hereby to its stockholders pursuant to Section 8.3 hereof and, if the Merger is as a result thereof approved, the Merger shall be consummated in accordance with the provisions of Article II hereof as soon as practicable in accordance with Section 4.5.

     SECTION 1.3. Directors.

     (a) Promptly upon the purchase by Parent or any of its subsidiaries of such number of Shares of Company Common Stock that represents at least 51% of the outstanding Shares of Company Common Stock (on a fully diluted basis), and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number (but in no event more than one less than the total number of directors on the Board) as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board equal to the product of (x) the number of directors on the Board (giving effect to any increase in the number of directors pursuant to this
Section 1.3) and (y) the percentage that such number of Shares so purchased bears to the aggregate number of Shares outstanding (such number being the "Board Percentage"), and the Company shall, upon request by Parent, promptly satisfy the Board Percentage by (i) increasing the size of the Board or (ii) using its best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board and shall cause Parent's designees promptly to be so elected, provided that no such action shall be taken which would result in there being, prior to the consummation of the Merger, less than one director of the Company that is not affiliated with Parent. At the request of Parent, the Company shall take, at the Company's expense, all lawful action necessary to effect any such election, including without limitation, mailing to its stockholders the information required by
Section 14(f) of the Exchange Act and Rule 14(f)-1 promulgated thereunder, unless such information has previously been provided to the Company's stockholders in Schedule 14D-9.

     (b) Following the election or appointment of Parent's designees pursuant to this Section 1.3 and prior to the Effective Time (as defined in Section 2.2) of the Merger, any amendment or termination of this Agreement, extension for the performance or waiver of the obligations or other acts of Parent or Subsidiary or waiver of the Company's rights thereunder shall require the concurrence of a majority of directors of the Company then in office who are "Continuing Directors". The term "Continuing Director" shall mean (i) each member of the Board on the date hereof who voted to approve this Agreement and (ii) any successor to any Continuing Director that was recommended to succeed such Continuing Director by a majority of the Continuing Directors then on the Board.

                                   ARTICLE II

                                   THE MERGER

     SECTION 2.1. The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 2.2) in accordance with the BCL, Subsidiary shall be merged with and into the Company and the separate existence of Subsidiary shall thereupon cease. The Company shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as the "Surviving Corporation."

     SECTION 2.2. Effective Time of the Merger. The Merger shall become effective at such time (the "Effective Time") as shall be stated in the Certificate of Merger, in the form attached hereto and made a part hereof as Exhibit "B", to be filed with the Secretary of State of the

State of New York in accordance with the BCL (the "Merger Filing"). The Merger shall be made simultaneously with or as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 4.5. The parties acknowledge that it is their mutual desire and intent to consummate the Merger as soon as practicable after the date hereof. Accordingly, the parties shall use all reasonable efforts to consummate, as soon as practicable, the transactions contemplated by this Agreement.

                                   ARTICLE III

                      THE SURVIVING AND PARENT CORPORATIONS

     SECTION 3.1. Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to be identical to the Certificate of Incorporation of Subsidiary as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged), and thereafter may be amended in accordance with its terms and as provided in the BCL.

     SECTION 3.2. By-Laws. The By-laws of the Surviving Corporation shall be amended at and as of the Effective Time to be identical to the By-laws of Subsidiary as in effect immediately prior to the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the Certificate of Incorporation of the Surviving Corporation and the BCL.

     SECTION 3.3. Directors. The directors of Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

     SECTION 3.4. Officers. Except as otherwise agreed, the officers of the Subsidiary in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to serve in accordance with the By-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE IV

                              CONVERSION OF SHARES

     SECTION 4. 1. Conversion of Company Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company:

          (a) each Share issued and outstanding immediately prior to the Effective Time, subject to Sections 4.3 and 4.4, shall be automatically canceled and extinguished and converted automatically into the right to receive an amount equal to the Per Share Amount (the "Merger Consideration") payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 4.3, of the certificate that formerly evidenced such Share; and

          (b) each share of capital stock of the Company, if any, owned by Parent or any subsidiary of Parent or held in treasury by the Company or any subsidiary of the Company immediately prior to the Effective Time shall be canceled and shall cease to exist from and after the Effective Time.

     SECTION 4.2. Conversion of Subsidiary Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent as the sole stockholder of Subsidiary, each issued and outstanding share of common stock, par value $0.01 per share, of Subsidiary ("Subsidiary Common Stock") shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

     SECTION 4.3. Exchange of Certificates.

     (a) From and after the Effective Time, each holder of an outstanding certificate that immediately prior to the Effective Time represented Shares shall be entitled to receive in exchange therefor, upon surrender thereof to Chase Mellon Shareholder Services, Harris Bank, or such other exchange agent as is reasonably satisfactory to Parent and the Company (the "Exchange Agent"), the Merger Consideration to which such holder is entitled pursuant to Section 4.1(a). Notwithstanding any other provision of this Agreement, without regard to when such certificates representing Shares are surrendered for exchange as provided herein, no interest shall be paid on any payment of the Merger Consideration.

     (b) If any Merger Consideration is to be issued in a name other than that in which the certificate for Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of such Merger Consideration in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of Parent that such tax has been paid or is not applicable.

     (c) Promptly at the Effective Time, Parent shall make available to the Exchange Agent the cash in immediately available United States funds and Parent Common Stock necessary for payment of all the Merger Consideration.

     (d) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (the "Company Certificates")
(i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates to the Exchange Agent) and
(ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the applicable Merger Consideration. Upon surrender of Company Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Company Certificates shall be entitled to receive in exchange therefor the applicable Merger Consideration into which the Shares theretofore represented by the Company Certificates so surrendered shall have been converted pursuant to the provisions of Section 4.1(a), and the Company Certificates so surrendered shall forthwith be canceled. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (e) Promptly following the date which is nine months after the Effective Date, the Exchange Agent shall deliver to Parent all cash, certificates and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Company Certificate may surrender such Company Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon. Notwithstanding the foregoing, none of the Exchange Agent, Parent, Subsidiary, the Company or the Surviving Corporation shall be liable to a holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

     (f) In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration deliverable in respect thereof determined in accordance with this Article IV. When authorizing such payment in exchange therefor, the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificate to give the Surviving Corporation such indemnity as it may reasonably direct as protection against any that may be made against the Surviving Corporation with respect to the Company Certificate alleged to have been lost, stolen or destroyed.

     SECTION 4.4. Appraisal Rights Shares.

     (a) Notwithstanding any provision of this Agreement to the contrary, any Shares held by a holder who has demanded and perfected his right for payment of the fair value of such Shares in accordance with the BCL and who, as of the Effective Time, has not effectively withdrawn or lost such right to payment, shall not be converted into or represent a right to receive the Merger
Consideration pursuant to Section 4.1, but the holder thereof shall only be entitled to such rights as are granted by the BCL.

     (b) Notwithstanding the provisions of subsection (a), if any holder of Shares who demands payment of the fair value of such Shares under the BCL shall effectively withdraw or lose (through failure to perfect or otherwise) his right to payment, then, as of the later of Effective Time or the occurrence of such event, such holder's Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 4.1, without interest thereon, upon surrender of the certificate or certificates representing such Shares.

     (c) The Company shall give Parent (i) prompt notice of any written notice of dissent, written demands for payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served pursuant to the BCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for payment of the fair value under the BCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for payment of the fair value of any Shares or offer to settle any such demands.

     SECTION 4.5. Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at a location mutually agreeable to Parent and the Company on the first business day immediately following the date on which the last of the conditions set forth in Article IX is fulfilled or waived, or at such other time and place as Parent and the Company shall agree (the date on which the Closing occurs is referred to in this Agreement as the "Closing Date").

     SECTION 4.6. Closing of the Company's Transfer Books. At and after the Effective Time, holders of Shares shall cease to have any rights as stockholders of the Company, except for the right to receive the applicable Merger Consideration pursuant to Section 4.3. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares which were outstanding immediately prior to the Effective Time shall thereafter be made.

     SECTION 4.7. No Fractional Securities. Notwithstanding any other provision of this Agreement, no certificates or scrip for fractional shares of Parent Common Stock shall be issued in the Merger or the Offer and no Parent Common Stock dividend, stock split or interest shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock upon surrender of Company Certificates for exchange pursuant to the Offer or the Merger shall be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the Average Price.

     SECTION 4.8. Treatment of Employee Stock Options.

     (a) Unless the Parent has  provided  the  written  notice  contemplated  by
Section 4.8(b) following, the Company shall cause, immediately prior to the Effective Time, each then outstanding option to purchase Shares theretofore granted under any stock option plan or agreement in effect with respect to Company Common Stock to either be exercised (whether or not such option is vested or immediately exercisable) or to be extinguished by virtue of the Merger if it has not been exercised prior to the Merger. The Company may provide for the "cashless" exercise of options by advancing the funds necessary for the exercise to be repaid out of the Merger Consideration.

     (b) Notwithstanding the provisions of Section 4.8(a) above, if within thirty (30) days of the date hereof, the Parent provides the Company with written notice that it desires to have employee stock options treated in accordance with the provisions of this Section 4.8(b), the Company shall take such action, if any, as may be necessary to cause, at or prior to the Effective Time, each then outstanding option to purchase Shares theretofore granted under any stock option plan or agreement in effect with respect to the Company Common Stock which has not been exercised and remains outstanding at the time of the Company's action (whether or not such option is vested or immediately exercisable) to be extinguished and converted to the right to receive a cash payment from the Company in an amount equal to the product of (i) the difference between the cash value of the Merger Consideration ($32.00 per Share) and the per Share exercise price of such option and (ii) the total number of Shares which the holder of such option is entitled to purchase under such option, subject to any required withholding taxes, whereupon such options to purchase Shares and the stock appreciation rights appurtenant thereto, if any, shall be canceled.


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND SUBSIDIARY

     Parent and Subsidiary each represent and warrant to the Company as follows:

     SECTION 5.1. Organization and Qualification. Each of Parent and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Subsidiary is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Parent and its subsidiaries, taken as a whole, or Subsidiary. True, accurate and complete copies of each of Parent's and Subsidiary's Certificates of Incorporation and By-laws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to the Company.

     SECTION 5.2. Capitalization.

     (a) The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock of which 13,688,962 shares were outstanding as of July 22, 1997 with options and warrants outstanding to acquire an additional 3,953,824 shares of Parent Common Stock as of July 22, 1997, and (ii) 10,000 shares of Series F preferred stock, par value $0.01 per share, 500 of which were issued and outstanding as of July 22, 1997; and

     (b) The authorized capital stock of Subsidiary consists of 200 shares of Subsidiary Common Stock, all of which are issued and outstanding and are owned beneficially and of record by Parent.

     SECTION 5.3. Authority; Non-Contravention; Approvals.

     (a) Parent and Subsidiary each have full corporate power and authority to enter into this Agreement and, subject to the Parent Required Statutory Approvals (as defined in Section 5.3(c)), to consummate the transactions contemplated hereby. This Agreement has been approved by the Boards of Directors of Parent and Subsidiary, and no other corporate proceedings on the part of Parent or Subsidiary are necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Subsidiary of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Subsidiary, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Subsidiary enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

     (b) The execution and delivery of this Agreement by each of Parent and Subsidiary do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or By-laws of Parent or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its subsidiaries is now a party or by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by Parent and Subsidiary of the transactions contemplated hereby will not result in any violation, conflict, breach, termination, acceleration or creation of liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject (x), in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) the Parent Required Statutory Approvals and (y) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties each as listed in Section 5.3 of the Parent Schedule that has been provided by Parent to the Company on or prior to the date hereof that expressly relates to this Agreement (the "Parent Schedule"). Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or results of operations of the Parent and its subsidiaries taken as a whole.

     (c) Except for (i) the filings by Parent and the Company required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")
(ii) the making of the Merger Filing with the Secretary of State of the State of New York in connection with the Merger and (iii) the filing of the Registration Statement and the Schedule 14D-1 with the SEC (the filings and approvals referred to in clauses (i), (ii) and (iii) are collectively referred to as the "Parent Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Subsidiary or the consummation by Parent or Subsidiary of the transactions contemplated hereby.

     SECTION 5.4. Reports and Financial Statements. Since December 31, 1995, Parent has filed with the SEC all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied in all material respects with an applicable requirements of the appropriate act and the rules and regulations thereunder. Parent has previously delivered to the Company copies of its (a) Annual Reports on Form 10-K for each of the two immediately preceding fiscal years, as filed with the SEC, (b) proxy and information statements relating to (i) all meetings of its stockholders (whether annual or special) and (ii) actions by written consent in lieu of a stockholders' meeting from December 31, 1995, until the date hereof, and (c) all other reports, including quarterly reports, or registration statements filed by Parent with the SEC since December 31, 1995 (other than Registration Statements recorded on Form S-8) (collectively, the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements of Parent included in such reports (collectively, the "Parent Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of Parent and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein.

     SECTION 5.5. Absence of Certain Changes or Events. Since the date of the most recent Parent SEC Report, there has not been any material adverse change in the business, operations, properties, liabilities, condition (financial or other), results of operations or prospects of Parent and its subsidiaries, taken as a whole or of Subsidiary.

     SECTION 5.6. Litigation. Except as disclosed in the Parent SEC Reports or in Section 5.6 of the Parent Schedule, there are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seek to restrain or enjoin the consummation of the Merger or which could reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to materially and adversely affect the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Parent and its subsidiaries, taken as a whole, or of Subsidiary. Except as set forth in the Parent SEC Reports, neither Parent nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have any material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Parent and its subsidiaries, taken as a whole, or of Subsidiary.

     SECTION 5.7. Registration Statement and Proxy Statement. None of the information to be supplied by Parent or its subsidiaries for inclusion in either the Proxy Statement (as defined in Section 8.2) or the Registration Statement will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Stockholders Meeting (as defined in Section 8.3), or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and throughout the duration of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by the Parent or the Subsidiary with respect to information supplied by the Company for inclusion in either the Registration Statement or the Proxy Statement.

     SECTION 5.8. Voting Requirements. No action by the stockholders of Parent is required to approve this Agreement and the transactions contemplated hereby. Parent, as the sole stockholder of Subsidiary, has approved this Agreement and the Merger.

     SECTION 5.9. Financing. Parent and Subsidiary have delivered to the Company true and complete copies of "highly confident" letters obtained by Parent and Subsidiary from financially responsible third parties in respect of the debt financing for the transactions contemplated hereby.

     SECTION 5.10. Absence of Undisclosed Liabilities. Except as disclosed in the Parent SEC Reports, neither the Parent nor any of its subsidiaries had at March 31, 1997, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the Parent Financial Statements or reflected in the notes thereto or
(ii) which were incurred after March 31, 1997, and were incurred in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies which (i) would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, financial condition or results of operations of the Parent and its subsidiaries, taken as a whole, or (ii) have been discharged or paid in full prior to the date hereof, and (c) liabilities which are of a nature not required to be reflected in the consolidated financial statements of the Parent and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied and which were incurred in the normal course of business.

     SECTION 5.11 No Violation of Law. Except as disclosed in the Parent SEC Reports, neither the Parent nor any of its subsidiaries is in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, could not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or results of operations of the Parent and its subsidiaries, taken as a whole. Except as disclosed in the Parent SEC Reports, as of the date of this Agreement, to the knowledge of the Parent, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same. The Parent and its subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Parent Permits"). The Parent and its subsidiaries are not in violation of the terms of any Parent Permit, except for delays in filing reports or violations which, alone or in the aggregate, would not have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or results of operations of the Parent and its subsidiaries, taken as a whole.

                                   ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Subsidiary as follows:

     SECTION 6.1. Organization and Qualification. The Company is a corporation duly organized, validly existing and presently subsisting under the laws of the State of New York and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or other), or results of operations of the Company and its subsidiaries, taken as a whole. True, accurate and complete copies of the Company's Certificate of Incorporation and By-laws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent.

     SECTION 6.2. Capitalization.

     (a) The authorized capital stock of the Company consists of (i) 10,000,000 Shares and (ii) 2,000,000 shares of Preferred Stock, $0.01 per share (the "Preferred Shares"). As of May 2, 1997, 3,033,543 Shares were issued and outstanding, 2,085,245 Shares were held in treasury and no Preferred Shares were issued or outstanding. All of such are validly issued and are fully paid, nonassessable and free of preemptive rights. No subsidiary of the Company holds any Shares.

     (b) Except as set forth in Section 6.2 of the Disclosure Schedule that has been provided by the Company to the Parent on or prior to the date hereof that expressly relates to this Agreement (the "Disclosure Schedule") as of the date hereof there were no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment. Except as set forth in Section 6.2 of the Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings to which the Company or any subsidiary of the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company.

     SECTION 6.3. Subsidiaries. Except as set forth in Section 6.3 of the Disclosure Schedule, each direct and indirect corporate subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its and properties and to carry on its business as it is now being conducted. Each subsidiary of the Company is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all such other failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole. All of the outstanding shares of capital stock of each corporate subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever except as set forth in Section 6.3 of the Disclosure Schedule. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any corporate subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement.

     SECTION 6.4. Authority; Non-Contravention; Approvals.

     (a) The Company has full corporate power and authority to enter into this Agreement and, subject to the Company Stockholders' Approval (as defined in Section 8.3) and the Company Required Statutory Approvals (as defined in Section 6.4(c)), to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Stockholders' Approval, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Subsidiary, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (b) general equitable principles.

     (b) The execution and delivery of this Agreement by the Company do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or By-laws of the Company or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of its subsidiaries is now a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by the Company of the transactions contemplated hereby will not result in any violation, conflict, breach, termination, acceleration or creation of liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject (x) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) the Company Required Statutory Approvals and the Company Stockholder's Approval and (y) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties each as listed in Section 6.4 of the Disclosure Schedule. Excluded from the foregoing sentences of this paragraph
(b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole.

     (c) Except for (i) the filings by Parent and the Company required by the HSR Act, (ii) the filing of the Proxy Statement and the Schedule 14D-9 with the SEC pursuant to the Exchange Act and any filings required to be made under
Section 14(f) of the Exchange Act, and (iii) the making of the Merger Filing with the Secretary of State of the State of New York in connection with the Merger (the filings and approvals referred to in clauses (i), (ii) and (iii) are collectively referred to as the "Company Required Statutory Approvals"), no declaration, recording or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole.

     SECTION  6.5.  Reports  and  Financial  Statements.  Except as set forth in
Section 6.5 of the Disclosure Schedule, since December 31, 1995, the Company has filed with the SEC all material forms, statements, reports and documents
(including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. The Company has previously made available to Parent copies of its (a) Annual Reports on Form 10-K for each of the two immediately preceding fiscal years, as filed with the SEC, (b) proxy and information statements relating to (i) any meetings of its stockholders (whether annual or special) and (ii) actions by written consent in lieu of a stockholders' meeting from December 31, 1995 until the date hereof, and (c) all other reports, including quarterly reports, or registration statements filed by the Company with the SEC since December 31, 1995 (other than

Registration Statements filed on Form S-8) and (the documents referred to in clauses (a), (b) and (c) are collectively referred to as the "Company SEC Reports"). At the time of filing, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein.

     SECTION 6.6. Absence of Undisclosed Liabilities. Except as disclosed in the Company SEC Reports or as set forth in Section 6.6 of the Disclosure Schedule, neither the Company nor any of its subsidiaries had at March 31, 1997, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or (ii) which were incurred after March 31, 1997, and were incurred in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies which (i) would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or
(ii) have been discharged or paid in full prior to the date hereof, and (c) liabilities and obligations which are of a nature not required to be reflected in the consolidated financial statements of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied and which were incurred in the normal course of business.

     SECTION 6.7.  Absence of Certain Changes or Events.  Except as set forth in
Section 6.7 of the Disclosure Schedule, since the date of the most recent Company SEC Report, there has not been any material adverse change in the business, operations, properties, assets, liabilities, financial condition or results of operations of the Company and its subsidiaries, taken as a whole.

     SECTION 6.8. Litigation. Except as referred to in the Company SEC Reports or in Section 6.8 of the Disclosure Schedule, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seek to restrain the consummation of the Merger or which could reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to materially and adversely affect the business, operations, properties, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole. Except as referred to in the Company SEC Reports or in Section 6.8 of the Disclosure Schedule, neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have any material adverse effect on the business, operations, properties, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole.

     SECTION 6.9. Registration Statement and Proxy Statement. None of the information to be supplied by the Company or its subsidiaries for inclusion in either the Proxy Statement (as defined in Section 8.2) or the Registration Statement will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Stockholders Meeting (as defined in Section 8.3), or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and throughout the duration of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by the Company with respect to information supplied by the either the Parent or the Subsidiary for inclusion in either the Registration Statement or the Proxy Statement.

     SECTION 6.10. No Violation of Law. Except as disclosed in the Company SEC Reports or in Section 6.10 of the Disclosure Schedule, neither the Company nor any of its subsidiaries is in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, could not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole. Except as disclosed in the Company SEC Reports, as of the date of this Agreement, to the knowledge of the Company, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same. The Company and its subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Company Permits"). The Company and its subsidiaries are not in violation of the terms of any Company Permit, except for delays in filing reports or violations which, alone or in the aggregate, would not have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole. Any matter scheduled on Section 6.10 of the Disclosure Schedule shall not, alone or in the aggregate, have a material adverse effect upon the Company and its subsidiaries, taken as a whole.

     SECTION 6.11. Compliance with Agreements. Except as disclosed in the Company SEC Reports and Section 6.11 of the Disclosure Schedule, the Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (a) the respective charters, By-laws or similar organizational instruments of the Company or any of its subsidiaries or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, which breaches, violations and defaults, in the case of clause (b) of this Section 6.11, would have, in the aggregate, a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole.

     SECTION 6.12. Taxes. Except as disclosed in Section 6.12 of the Disclosure Schedule, the Company and its subsidiaries have (i) duly filed with the appropriate governmental authorities all tax returns required to be filed by them for all periods ending on or prior to the Effective Time, other than those tax returns that are on extension (which extensions are disclosed in Section
6.12 of the Disclosure Schedule), and (ii) duly paid in full or made adequate provision for the payment of all taxes for all periods ending at or prior to the date hereof (including, without limitation, all withholding and other employee related taxes), except in the case of both clauses (i) and (ii), for failures that would not have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole. All such tax returns are true, correct and complete in all material respects The liabilities and reserves for taxes reflected in the Company balance sheet included in the latest Company SEC Report are adequate to cover all taxes for all periods ending at or prior to the date hereof and there are no material liens for taxes upon any property or asset of the Company or any subsidiary thereof, except for liens for taxes not yet due. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service or any other governmental taxing authority with respect to taxes of the Company or any of its subsidiaries which, if decided adversely, singly or in the aggregate, would have a material adverse effect on the business, operations, properties, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole. Neither the Company nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of taxes with any entity that is not, directly or indirectly, a wholly-owned corporate subsidiary of the Company. Neither the Company nor any of its corporate subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Internal Revenue Code of 1986, as amended, and any successor statute thereto, and the rules and regulations promulgated thereunder (the "Code").

     SECTION 6.13. Employee Benefit Plan; ERISA.

     (a) Section 6.13 of the Disclosure Schedule, taken together with the Company's SEC Reports, identifies any material employee benefit plans as defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended, and any successor statute thereto, and the rules and regulations promulgated thereunder ("ERISA"), that (i) is subject to any provision of ERISA, (ii) is maintained, administered, or contributed to by the Company or any subsidiary which, together with the Company, is treated as a single employer under Section 414 of the Code ("ERISA Affiliate") or (iii) covers any employee or former employee of the Company or any subsidiary ("Employee Plan"). Section 6.13 of the Disclosure Schedule lists all Multi-Employer Plans within the meaning of Section 3(37) of ERISA or a Multiple Employer Plan within the meaning of Section 413(c) of the Code. Section 6.13 of the Disclosure Schedule, taken together with the Company SEC Reports, identifies any material employment, severance or similar contract, arrangement or policy, or any plan or arrangement (whether or not written) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement options, stock appreciation rights or other forms of incentive benefits that (a) is not an Employee Plan,
(b) is entered into or maintained by the Company or any subsidiary and (c) covers any United States employee or former employee of the Company or any subsidiary (any of the foregoing a "Benefit Arrangement"). Copies of Employee Plans and Benefit Arrangements have been furnished or made available to the Parent (together with the most recent annual report prepared in connection with any Employee Plan). Except as disclosed in Section 6.13 of the Disclosure Schedule, each Employee Plan and Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, that are applicable to such Employee Plan or Benefit Arrangement. Any non-compliance scheduled on Section 6.13 of the Disclosure Schedule shall not, alone or in the aggregate, have a material adverse effect upon the Company and its subsidiaries, taken as a whole.

     (b) Except as disclosed in the Company SEC Reports, (i) there have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or
Section 4975 of the Code with respect to any of the Benefit Arrangements or Employee Plans that could result in penalties, taxes or liabilities which, singly or in the aggregate, could have a material adverse effect on the business, operations, properties, assets, condition (financial or other) results of operations or prospects of the Company and its subsidiaries, taken as a whole, (ii) except for premiums due, there is no outstanding material liability, whether measured alone or in the aggregate, under Title IV of ERISA with respect to any of the Benefit Arrangements or Employee Plans, (iii) neither the Pension Benefit Guaranty Corporation nor any plan administrator has instituted proceedings to terminate any of the Benefit Arrangements or Employee Plans subject to Title IV of ERISA other than in a "standard termination" described in
Section 404(b) of ERISA, (iv) none of the Benefit Arrangements or Employee Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Benefit Arrangements or Employee Plans ended prior to the date of this Agreement, (v) the current present value of all projected benefit obligations under each of the Benefit Arrangements or Employee Plans which is subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such benefit liabilities by more than the amount, if any, disclosed in the Company SEC Reports as of March 31, 1997, based upon reasonable actuarial assumptions currently utilized for such Benefit Arrangements or Employee Plans,
(vi) each of the Benefit Arrangements and Employee Plans has been operated and administered in all material respects in accordance with applicable laws during the period of time covered by the applicable statute of limitations, (vii) each of the Benefit Arrangements and Employee Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Benefit Arrangements or Employee Plans, and the period for making any such necessary retroactive amendments has not expired,
(viii) with respect to Multi-Employer Plans, neither the Company nor any of its subsidiaries has, made or suffered a "complete withdrawal" or a "partial withdrawal", as such terms are respectively defined in Sections 4203, 4204 and 4205 of ERISA and, to the best knowledge of the Company and its subsidiaries, no event has occurred or is expected to occur which presents a material risk of a complete or partial withdrawal under said Sections 4203, 4204 and 4205, (ix) to the best knowledge of the Company and its subsidiaries, there are no material pending, threatened or anticipated claims involving any of the Benefit Arrangements or Employee Plans other than claims for benefits in the ordinary course, and (x) the Company and its subsidiaries have no current material liability, whether measured alone or in the aggregate, for plan termination or withdrawal (complete or partial) under Title IV of ERISA based on any plan to which any entity that would be deemed one employer with the Company and its subsidiaries under Section 4001 of ERISA or Section 414 of the Code contributed during the period of time covered by the applicable statute of limitations (the "Company Controlled Group Plans"), and the Company and its subsidiaries do not reasonably anticipate that any such liability will be asserted against the Company or any of its subsidiaries. None of the Company Controlled Group Plans has an "accumulated funding deficiency" (as defined in Section 302 of ERISA and 412 of the Code).

     (c) Schedule 6.13 of the Disclosure Schedule contains a true and complete summary or list of or otherwise describe all material employment contracts and other employee benefit arrangements with "change of control" or similar provisions and all severance agreements with executive officers.

     SECTION 6.14. Labor Controversies. Except as set forth in the Company SEC Reports, (a) there are no significant controversies pending or, to the knowledge of the Company, threatened between the Company or its subsidiaries and any representatives of any of their employees, (b) to the knowledge of the Company, there are no organizational efforts presently being made involving any of the presently unorganized employees of the Company or any of its subsidiaries, (c) the Company and its subsidiaries have, to the knowledge of the Company, complied with respect to all employees, including without limitation, staff employees and those chargeable to others, with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes except for failures to comply which, alone or in the aggregate, would not have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, and (d) no person has, to the knowledge of the Company, asserted that the Company or any of its subsidiaries is liable in any material amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Except as set forth in Section 6.14 of the Disclosure Schedule, there are no proceedings now pending or threatened against the Company before the National Labor Relations Board, any state department of labor, any state commission on human rights, the Equal Employment Opportunity Commission or any other local, state or federal agencies having jurisdiction over employee rights nor have there been any such proceedings since January 1, 1995.

     SECTION 6.15. Environmental Matters.

     (a) Except as set forth in the Company SEC Reports, (i) the Company and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws

(as hereinafter defined), including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) neither the Company nor any of its subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign governmental entity or third party indicating that the Company or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, (iii) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or to Company's knowledge threatened, against the Company or any of its subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (iv) no reports have been filed, or are required to be filed, by the Company or any of its subsidiaries concerning the release of any Hazardous Substance (as hereinafter deemed), taken as a whole, or the threatened or actual violation of any Environmental Law, (v) there have been no environmental assessments or tests which are in the possession of the Company or any of its subsidiaries relating to the activities of the Company or its subsidiaries which have not been delivered to Parent prior to the date hereof, and (vi) neither the Company, its subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, except for such matters covered in foregoing clauses (i) through (vi) that, singly or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries considered as one enterprise.

     (b) As used herein, "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, surface water, groundwater, surface land, subsurface land, or to human health or safety or (ii) the exposure to, or the use, storage, treatment, generation, transportation, processing, handling, release or disposal of Hazardous Substances, in each case as amended and as in effect on the date hereof.

     (c) As used herein, "Hazardous Substance" means any substance presently listed, deemed, designated or classified as hazardous, toxic, radioactive, caustic or otherwise hazardous including petroleum, its derivatives, byproducts and other hydrocarbons regulated under any Environmental Law.

     SECTION 6.16. Intellectual Property.

     (a) Section 6.16(a) of the Disclosure Schedule sets forth a true and complete list and a brief description, including a complete identification of each patent and patent application and each trademark or copyright registration or application for registration thereof, of all Intellectual Property (as herein defined) owned or licensed by the Company and its subsidiaries. Except as otherwise described in Section 6.16(a) of the Disclosure Schedule, in each case where a registration or patent or application for registration or patent listed in Section 6.16(a) of the Disclosure Schedule is held by assignment, the assignment has been duly recorded with the United States Patent Office, Trademark Office or Copyright Office or state trademark office from which the original patent or registration issued or before which the application for trademark or copyright registration is pending. Except as disclosed in Section 6.16(a) of the Disclosure Schedule, to the knowledge of the Company, the rights of the Company or any subsidiary, as the case may be, in or to such Intellectual Property do not conflict with or infringe on the rights of any other person, and neither the Company nor any subsidiary has received any claim or written notice from any person, to such effect.

     (b) Except as disclosed in Section 6.16(b) of the Disclosure Schedule: (i) all the Intellectual Property that is owned by the Company and its subsidiaries is free and clear of any mortgages, liens, pledges, charges or encumbrances of any nature whatsoever and (ii) no actions have been made or asserted or are pending (nor, to the best knowledge of the Company, has any such action been threatened) against the Company or any subsidiary either (A) based upon or challenging or seeking to deny or restrict the use by the Company or any subsidiary of any of Intellectual Property or (B) alleging that any services provided, or products manufactured or sold by the Company or any subsidiary are being provided, manufactured or sold in violation of any patents or trademarks, or any other rights of any person. To the best knowledge of the Company and except as disclosed in Section 6.16(b) of the Disclosure Schedule, no person is using any patents, copyrights, trademarks, service marks, or trade names owned by the Company and its subsidiaries or that infringe upon the Intellectual Property or upon the rights of the Company or any subsidiary therein. Except as disclosed in Section 6.16(b) of the Disclosure Schedule, neither the Company nor any subsidiary has granted any license or other right to any other person with respect to the Intellectual Property owned by the Company and its subsidiaries. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the intellectual property owned by the Company and its subsidiaries.

     (c) For purposes hereof, the term "Intellectual Property" shall mean all computer software, patent and registrations for trademarks, trade names, service marks and copyrights which are unexpired as of the date of this Agreement and which are used in connection with the operation of the Company's and its subsidiaries' businesses, as well as all applications pending on said date for patents or for trademarks, trade name, service mark or copyright registrations.

     SECTION 6.17. Title to Assets. Except as set forth in Section 6.17 of the Disclosure Schedule, the Company and each of its subsidiaries has good and marketable title in fee simple to all its real property and good title to all its leasehold interests and other properties, as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (a) the lien of current taxes, payments of which are not yet delinquent, (b) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations (in the manner presently carried on by the Company), (c) as disclosed in the Company SEC Reports, or (d) for such matters which, singly or in the aggregate, could not reasonably be expected to materially and adversely affect the business, operations, properties, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole. All leases under which the Company or any of its subsidiaries leases any real or personal property have been delivered to Parent and are in good standing, valid and effective in accordance with their respective terms, and, to the knowledge of the Company, there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than defaults under such leases which in the aggregate will not materially and adversely affect the condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole.

     SECTION 6.18. Assets Relationship to Business of the Company. The assets owned or leased by the Company constitute all of the properties and assets used or useful in or necessary to the conduct of the business and affairs of the Company.

     SECTION 6.19. Certain Relationships; Transactions with Management.

     (a) Section 6.19 of the Disclosure Schedule, taken together with the Company SEC Reports, accurately describe all relationships among the directors, the officers and the significant shareholders of the Company.

     (b) Except as described in Section 6.19 of the Disclosure Schedule, or in the Company SEC Reports, the Company is not a party to any contract, lease or commitment with any officer, director or shareholder (or any affiliate of any such officer, director or shareholder) of the Company, nor are there any loans outstanding to any of such persons (or any affiliate of any such person) from the Company. The Company has concurrently with the execution of this Agreement entered into Employment Agreements with John Fanning, Rosemary Maniscalco and Harry Maccarrone in forms approved by Parent and such officers continue to be employed by the Company on a full-time basis. In addition, the Company has concurrently with the execution of this Agreement entered into a Noncompetition Agreement with John Fanning and Parent in form approved by Parent.

     (c) Neither the Company nor any of the directors, officers or significant shareholders of the Company (and/or any member of their respective families) has a financial interest (direct or indirect) in any competitor, supplier or customer of the Company.

     SECTION 6.20. Improper Payments. Neither the Company (including any present or former officers, directors, employees or agents or other third party acting on behalf of the Company) have: (i) directly or indirectly, made or authorized to be made, any bribes, kickbacks or other payments of a similar nature, whether lawful or not, to any person or entity, public or private, regardless of the form thereof, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions to pay for favorable treatment for business secured or for special concessions already obtained or to otherwise attempt to influence any such person or entity to take or refrain from taking any action relating to the Company; (ii) paid, donated, leased or made available funds or property of any kind, directly or indirectly, for the benefit of, or for the purpose of opposing, any government or subdivision thereof, political party, candidate or committee, either domestic or foreign; (iii) made any loans, donations, or other disbursements, directly or indirectly, to officers or employees of the Company, so that contributions, donations, loans or payments could be made, directly or indirectly, for the benefit of, or for the purpose of opposing, any government or subdivision thereof, political party, candidate or committee, either domestic or foreign; or
(iv) maintained a bank account or other account of any kind, whether domestic or foreign, which account was not reflected in the corporate books and records or which account was not listed, titled or identified in the name of the Company.

     SECTION 6.21. Agreements with Licensees. Section 6.21 of the Disclosure Schedule lists all agreements with licensees or franchisees pursuant to which the Company has granted any right to the other party thereto to operate an office using the Company name or otherwise. Except as set forth in Section 6.21 of the Disclosure Schedule, upon the consummation of the transactions contemplated by this Agreement, none of such agreements will restrict Parent or any of its subsidiaries from operating in the ordinary course of business within any specified territory.


                                   ARTICLE VII

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 7.1. Conduct of Business by the Company Pending the Merger. Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless Parent shall otherwise agree in writing, the Company shall, and shall cause its subsidiaries, to:

          (a) conduct its business in the ordinary and usual course of business and consistent with past practice;

          (b) not (i) amend or propose to amend its charter or by-laws, (ii) split, combine or reclassify its outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions by a wholly-owned subsidiary of the Company and the payment of a quarterly cash dividend by the Company in accordance with its prior practices in an amount not in excess of $0.03 per share;

          (c) not issue, sell or pledge, or agree to issue, sell or pledge any additional shares of, or any options, warrants or rights of any kind to acquire any shares of its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock;

          (d) use all reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with the Company and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

          (e) confer on a regular and frequent basis with one or more designated representatives of Parent to report operational matters of materiality and the general status of ongoing operations;

          (f) except as contemplated in Section 7.1 of the Disclosure Schedule, not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees, except in the ordinary course and consistent with past practice; and

          (g) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law.

     SECTION 7.2. Control of the Company's Operations. Unless and until the Parent has availed itself of its right to Board representation pursuant to
Section 1.3 hereof, nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

     SECTION 7.3. Acquisition Transactions.

     (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, initiate, solicit, negotiate, encourage or provide confidential information to facilitate, and the Company shall, and shall cause its subsidiaries to, (i) cause any officer, director or employee of, or any attorney, accountant or other agent retained by it and (ii) use its reasonable best efforts to cause any financial advisor or investment banker retained by it, not to initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business and properties of the Company or any capital stock of the Company, whether by merger, purchase of, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as "Acquisition Transactions").

     (b) Notwithstanding the provisions of paragraph (a) above, the Company may, in response to an unsolicited written proposal with respect to an Acquisition Transaction furnish (subject to a confidentiality agreement reasonably acceptable to the Company) confidential or non-public information concerning its business, properties or assets to a financially capable corporation, partnership, person or other entity or group (a "Potential Acquirer") or negotiate with such Potential Acquirer if (i) it has in connection therewith complied with subsection (c) of this Section, and (ii) based upon advice of outside legal counsel to the special committee of the Board (the "Special Committee") established to review and evaluate the transactions contemplated by this Agreement, the Special Committee and the Board determines in good faith that there is a risk that the failure to provide such confidential or non-public information to such Potential Acquirer would constitute a breach of its fiduciary duty to its shareholders.

     (c) In the event the Company shall determine to provide any information or negotiate as described in paragraph (b) above, or shall receive any offer of the type referred to in paragraph (b) above, it shall promptly (and in any event, at least prior to providing information or commencing negotiations) inform Parent that information is to be provided, that negotiations are to take place or that an offer has been received and shall furnish to Parent the identity of the person receiving such information or the proponent of such offer, if applicable, and, if an offer has been received, a description of the material terms thereof.

     (d) The Company may enter into a definitive agreement for an Acquisition Transaction which meets the requirements set forth above with a Potential Acquirer with which it is permitted to negotiate pursuant to paragraph (b) above, but only if (i) the Board shall have duly determined that such Acquisition Transaction would yield a higher value to the Company's shareholders than the aggregate Merger Consideration and that the execution of such definitive agreement is in the best interests of the Company's shareholders,
(ii) at least five (5) business days prior to the execution of such definitive agreement, the Company shall have furnished the Parent with a copy of such definitive agreement, and (iii) the Parent shall have failed within such five
(5) business day period to offer to amend the terms of this Agreement in order that the Merger would yield a value to the Company's shareholders at least equal in the good faith judgment of the Board to the Acquisition Transaction.

     (e) The Company (i) acknowledges that a breach of any of its covenants contained in this Section 7.3 will result in irreparable harm to the other party which will not be compensable in money damage and (ii) agrees that such covenant shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to the Parent for a breach of such covenant.


                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

     SECTION 8.1. Access to Information.

     (a) The Company and its subsidiaries shall afford to Parent and Subsidiary and, on a need to know basis, their respective accountants, counsel, financial advisors and other representatives (the "Parent Representatives") full access during normal business hours throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, tax returns) and, during such period, shall furnish promptly to the Parent or Parent Representatives (i) a copy of each report, schedule and other document filed by any of them with the SEC in connection with the transactions contemplated by this Agreement or which may have a material effect on their respective businesses, properties or personnel and (ii) such other information concerning the Company's business as Parent or Subsidiary shall reasonably request including, without limitation, access to customers of the Company; provided that no investigation pursuant to this
Section 8.1 shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Parent and its subsidiaries shall hold and shall use their reasonable best efforts to cause the Parent Representatives to hold in strict confidence all non-public documents and information furnished to Parent and Subsidiary in connection with the transactions contemplated by this Agreement, except that (i) Parent and Subsidiary may disclose such information as may be necessary in connection with seeking the Parent Required Statutory Approvals and (ii) each of Parent and Subsidiary may disclose any information that it is required by law or judicial or administrative order to disclose.

     (b) The Parent and Subsidiary shall afford to the Company and its subsidiaries and, on a need to know basis, their respective accountants, counsel, financial advisors and other representatives (the "Company Representatives") full access during normal business hours throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, tax returns) and, during such period, shall furnish promptly to the Company and its subsidiaries or the Company Representatives (i) a copy of each report, schedule and other document filed by any of them with the SEC in connection with the transactions contemplated by this Agreement or which may have a material effect on their respective businesses, properties or personnel and (ii) such other information concerning the Parent's and/or Subsidiary's business as the Company or its subsidiaries shall reasonably request; provided that no investigation pursuant to this Section 8.1 shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. The Company and its subsidiaries shall hold and shall use their reasonable best efforts to cause the Company Representatives to hold in strict confidence all non-public documents and information furnished to the Company and its subsidiaries in connection with the transactions contemplated by this Agreement, except that (i) the Company and its subsidiaries may disclose such information as may be necessary in connection with seeking the Company Required Statutory Approvals and (ii) the Company may disclose any information that it is required by law or judicial or administrative order to disclose.

     (c) In the event that this Agreement is terminated in accordance with its terms, each party shall promptly redeliver to the other all non-public written material provided by the other pursuant to this Section 8.1 and shall not retain any copies, extracts or other reproductions in whole or in part of such written material. In such event, all documents, memoranda, notes and other writings prepared by Parent or Parent Representatives or the Company or Company Representatives based on the information in such material shall be destroyed (and Parent and Parent Representatives and Company and Company Representatives shall use their best efforts to cause their advisors and representatives to similarly destroy their documents, memoranda and notes), and such destruction (and best efforts) shall be certified in writing by an authorized officer supervising such destruction.

     SECTION 8.2. Registration Statement and Proxy Statement.

     (a) The Parent and Subsidiary shall file with the SEC promptly after the public announcement of the offer complying with Rule 135(a)(4) the Registration Statement. The Company shall promptly furnish to the Parent and the Subsidiary all information, and take such other actions, as may reasonably be requested in connection with any action by the Parent or the Subsidiary in connection with the preceding sentence. The information provided and to be provided by Company and the Parent or the Subsidiary, respectively, for use in the Registration Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading as of the date thereof and in light of the circumstances under which given or made.



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



     (b) The Company shall file with the SEC as soon as is reasonably practicable after the date hereof a proxy statement to be distributed in connection with the Stockholders Meeting (as defined in Section 8.3), which, if requested by the Parent, will be combined in the prospectus contained in the Registration Statement (the "Proxy Statement"). The Company will take all reasonable efforts to aid the Parent to include the Proxy Statement in the Registration Statement if the Parent so requests. Parent shall promptly furnish to the Company all information, and take such other actions, as may reasonably be requested in connection with any action by the Company in connection with the preceding sentence. The information provided and to be provided by Parent and the Company, respectively, for use in the Proxy Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading as of the date thereof and in light of the circumstances under which given or made.

     SECTION 8.3. Stockholders' Approvals. The Company shall, as promptly as practicable, submit this Agreement and the transactions contemplated hereby for the approval of its stockholders at a meeting of stockholders (the "Stockholders Meeting") and, subject to the fiduciary duties of the Board of Directors of the Company under applicable law, shall use its reasonable best efforts to obtain stockholder approval and adoption (the "Stockholders' Approval") of this Agreement and the transactions contemplated hereby. The Stockholders Meeting shall be held as soon as practicable following the date upon which the Company has cleared all comments, if any, from the SEC with respect to the Proxy Statement. Subject to the fiduciary duties of the Board of Directors of the Company under applicable law, the Company shall, through its Board of Directors, recommend to its stockholders approval of this Agreement and the transactions contemplated by this Agreement.

     SECTION 8.4. Expenses and Fees.

     (a) Except as provided in Section 8.4(b), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     (b) The Company agrees to pay to Parent a fee equal to $6,600,000

          (i) if the Company terminates this Agreement pursuant to clause (iv) or (v) of Section 10.1(a);

          (ii) if (A) Parent terminates this Agreement pursuant to clause (iv) of Section 10.1(b) and (B) one or more of the following events shall occur prior to nine months after such termination:

               (1) the Company is acquired by merger or otherwise by another person under the terms which provide for the Company and/or its stockholders to receive consideration having a fair value on the date of the first public announcement of such merger or other acquisition transaction equal to or greater than the Merger Consideration;

               (2) the Company enters into a merger or other agreement which contemplates the acquisition of the Company by another person under terms which provide for the Company and/or its stockholders to receive consideration having a fair value on the date of the first public announcement of such merger or other agreement equal to or greater than the Merger Consideration;

               (3) another person acquires or becomes the beneficial owner of more than 50% of the outstanding shares of the Company Common Stock for consideration having a fair value on the date of such acquisition greater than the Merger Consideration;

               (4) another person acquires all or any substantial portion of the Company's assets under terms which provide for the Company and/or its stockholders to receive consideration having a fair value on the date of the first public announcement of such acquisition transaction equal to or greater than the Merger Consideration;

               (5) the Company adopts a plan of liquidation relating to all or a substantial portion of its assets or declares a distribution to its stockholders of all or a substantial portion of its assets and in connection therewith the stockholders receive consideration having a fair value on the date of the first public announcement of such plan of liquidation or dividend declaration equal to or greater than the Merger Consideration.

     (c) The Parent agrees to reimburse the Company for the reasonable out-of-pocket expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby if Parent terminates this Offer because the debt financing source contemplated by Section 5.9 of this Agreement shall not have provided to the Parent and to the Subsidiary the applicable debt financing in an amount sufficient to pay the aggregate Per Share Amount for all outstanding Shares, provided Parent shall not be obligated to make any payment to the Company pursuant to this Section 8.4(c) in the event that Parent reasonably determines that the Company has breached in any material respects any of its representations, warranties or covenants contained herein.

     SECTION 8.5. Agreement to Cooperate.

     (a) Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals to effect all necessary filings and submissions, and including, if appropriate, agreeing to amend any specific provisions of this Agreement if the parties agree that such amendment would be beneficial to the parties and not adversely affect the economic terms hereof.

     (b) Without limitation of the foregoing, each of Parent and the Company undertakes and agrees to file as soon as practicable after the date hereof a Notification and Report Form under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of justice (the "Antitrust Division"). Each of Parent and the Company shall (i) use its best efforts to comply as expeditiously as possible with all lawful requests of the FTC or the Antitrust Division for additional information and documents and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other parties hereto.

     SECTION 8.6. Public Statements. The parties shall use reasonable efforts to consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such reasonable efforts.

     SECTION 8.7. Notification of Certain Matters. Each of the Company, Parent and Subsidiary agrees to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, (a) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at the date hereof or the Effective Time and (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 8.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 8.8. Directors' and Officers' Indemnification.

     (a) After the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable law, jointly and severally indemnify and hold harmless, each present and former director, officer, employee and agent of the Company or any of its subsidiaries (each, together with such person's heirs, executors or administrators, an "Indemnified Party" and collectively, the "Indemnified Parties") against any costs or expenses (including attorneys fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring prior to the Effective Time (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company) or arising out of or pertaining to the transactions contemplated by this Agreement. In furtherance of the foregoing agreement, the Surviving Corporation hereby affirms its obligations as the surviving corporation of the Merger after the Effective Time under the Indemnification Agreements between the Company and its officers and directors which are identified in Schedule 8.8 of the Disclosure Schedule, true, correct and complete copies of which have been made available to the Parent or its counsel. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent and the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent and the Surviving Corporation, promptly after statements therefor are received, (ii) Parent and the Surviving Corporation will cooperate in the defense of any such matter, and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the BCL shall be made by outside legal counsel acceptable to the Parent, the Surviving Corporation and the Indemnified Party; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

     (b) For a period of three (3) years following the Effective Date, Parent and the Surviving Corporation shall maintain in full force and effect a policy of directors and officers liability insurance in an amount which is not less than the coverage presently maintained by the Company and covering each individual who served as an officer or director of the Company prior to the Effective Time; provided, however, that Parent and the Surviving Corporation shall not be required to pay annual premiums for such insurance in excess of Two Hundred Percent (200%) of the amount currently paid by the Company for the coverage presently maintained and, as a result, Parent may reduce the amount of coverage provided under this subsection so its cost for such coverage is Two Hundred Percent (200%) of the amount currently paid by the Company for the coverage presently maintained.

     (c) In the event the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Parent shall assume the obligations set forth in this Section 8.8.

     SECTION 8.9. Corrections to the Registration Statement and the Proxy Statement. Prior to the date of approval of the Merger by the shareholders of the Company, each of the Company, Parent and Subsidiary shall correct promptly any information provided by it to be used in either the Registration Statement or the Proxy Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have cleared by the SEC and delivered to the shareholders of the Company, as necessary, any amendment or supplement to the Registration Statement or Proxy Statement, as the case may be, so as to correct the same and to cause the Offer to Purchase contained in the Registration Statement or Proxy Statement, as the case may be, as so corrected to be disseminated to the stockholders of the Company to the extent required by applicable law.

     SECTION 8.10. Pension Plan Termination. The Company shall upon the request of the Parent terminate its Employee Plans immediately prior to the time the Company is to become a part of the Parent's control group.

     SECTION 8.11. Fairness Opinion. The Company will make all reasonable efforts to receive a written opinion from a nationally recognized investment banking firm as to the fairness from a financial point of view of the consideration to be received by the holders of Shares (other than Parent and its subsidiaries) pursuant to each of the Offer and the Merger.

     SECTION 8.12. Financing. Parent and Subsidiary shall use their best efforts to obtain the debt financing contemplated by Section 5.9. In connection therewith, neither Parent nor Subsidiary shall engage in any conduct or actions intended to forestall or impede the financing nor will they assert failure to satisfy the condition to the Offer set forth in clause (iii) of Exhibit A as the reason for failing to consummate the Offer unless they shall have been advised in writing by a debt financing source contemplated by Section 5.9 hereof, when and after they have selected to arrange such financing, that such financing will not be provided.

     SECTION 8.13. Payments to Certain Executives. At the Effective Time, the Company shall pay to Harry Maccarone and Rosemary Maniscalco the amounts due to them under their respective letter agreements with the Company dated January 11, 1996 as amended by letter agreement dated August 13, 1997.

                                   ARTICLE IX

                                   CONDITIONS

     SECTION 9.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of the Company under applicable law and applicable listing requirements;

          (b) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

          (c) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

          (d) no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger or make the consummation of the Merger illegal; and

          (e) all material governmental waivers, consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby, and all material consents from lenders required to consummate the Merger, shall have been obtained and be in effect at the Effective Time.

     SECTION 9.2. Conditions to Obligation of the Company to Effect the Merger. Unless waived by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

          (a) Parent and Subsidiary shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Subsidiary contained in this Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Closing Date as if made at and as of such date, and the Company shall have received a certificate of an officer of Parent and of Subsidiary to that effect;

          (b) the Company shall have received an opinion from Doepken Keevican & Weiss Professional Corporation, counsel to Parent and Subsidiary, dated the Closing Date, reasonably satisfactory to the Company and covering the due incorporation of Parent and Subsidiary, the binding nature of this Agreement and the effectiveness of the Merger; and

     SECTION 9.3. Conditions to Obligations of Parent and Subsidiary to Effect the Merger. Unless waived by Parent and Subsidiary, the obligations of Parent and Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

          (a) the Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Closing Date as if made at and as of such date, and Parent shall have received a Certificate from an officer of the Company to that effect; and

          (b) Parent shall have received an opinion from Olshan Grundman Frome & Rosenzweig LLP, counsel to the Company, dated the Closing Date, reasonably satisfactory to the Parent and covering the due incorporation of the Company, the binding nature of the Agreement, the lack of contravention of the Merger with the constituent documents and material contracts of the Company, the effectiveness of the Merger and due approval of this Agreement and the Transactions (expressly including approval of the foregoing for purposes of Section 912 of the BCL).

          (c) all material governmental waivers, consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby, and all material consents from lenders and other third parties required to consummate the Merger, shall have been obtained and be in effect at the Effective Time.

          (d) Parent shall have  completed the debt  financing  contemplated  by
     Section 5.9 hereof and received the funds therefrom in amounts sufficient to pay the Merger Consideration for all Shares outstanding.

                                    ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

     SECTION 10.1. Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the stockholders of the Company or Parent, by mutual consent or as follows:

          (a) The Company shall have the right to terminate this Agreement:

               (i) if the Company's Board of Directors:

                    (A) reasonably determines that the representations and warranties of Parent and Subsidiary contained in this Agreement are not true and correct in any material respect on and as of the date made and on and as of the date of the Board's determination;

                    (B)  reasonably  determines  that the condition set forth in
                         Section 9.1(e) above cannot be satisfied in all material respects on or prior to the Closing Date;

               (ii) if the Merger is not completed by December 31, 1997 otherwise than on account of delay or default on the part of the Company or the Stockholder or any of their affiliates or associates;

               (iii) if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of the Company or the Stockholder or any of their affiliates or associates;

               (iv) if (A) the Company receives an offer from any third party (excluding any affiliate of the Company or any group of which any affiliate of the Company is a member) with respect to a merger, sale of substantial assets or other business combination involving the Company, (B) the Company's Board of Directors determines, in good faith and after consultation with an independent financial advisor, that such offer would yield a higher value to the Company or its stockholders than the Merger and (C) Parent fails, within five (5) business days after Parent is notified of such determination and of the terms and conditions of such offer, to make an offer which is substantially equivalent to, or more favorable than, such offer;

               (v) if (A) a tender/exchange offer is commenced by a third party (excluding any affiliate of the Company or any group of which any affiliate of the Company is a member) for all outstanding shares of Company Common Stock, (B) the Company's Board of Directors determines, in good faith and after consultation with an independent financial advisor, that such offer would yield a higher value to the Company or its stockholders than the Merger and (C) Parent fails, within five (5) business days after Parent is notified of such determination, to make an offer which is substantially equivalent to, or more favorable than, such tender/exchange offer; or

               (vi) if Parent (A) fails to perform in any material respect any of its material covenants in this Agreement and (B) does not cure such default in all material respects within thirty (30) days after notice of such default is given to Parent by the Company.

          (b) Parent shall have the right to terminate this Agreement;

               (i) if Parent's Board of Directors:

                    (A) reasonably determines that the representations and warranties of Company contained in this Agreement are not true and correct in any material respect on and as of the date made and on and as of the date of the Board's determination;

                    (B)  reasonably  determines that the conditions set forth in
                         Section 9.1(e) above cannot be satisfied in all material respects on or prior to the Closing Date;

               (ii) if the Merger is not completed by December 31, 1997 otherwise than account of delay or default on the part of the Parent or any of its affiliates or associates;

               (iii) if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of the Parent or any of its affiliates or associates;

               (iv) if the Company (A) fails to perform in any material respect any of its material covenants in this Agreement and (B) does not cure such default in all material respects within 30 days after notice of such default is given to the Company by Parent.

     (c) As used in this Section 10.1, (i) "affiliate" has the meaning set forth in Rule 144 promulgated by the SEC pursuant to the Securities Act (ii) "associate" has the meaning set forth in Rule 12b-2 promulgated by the SEC pursuant to the Exchange Act and (iii) "group" has the meaning set forth in
Section 13(d) of the Exchange Act and the rules and regulations thereunder.

     SECTION 10.2. Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of the Company, Parent, Subsidiary or their respective officers or directors (except as set forth in this Section 10.2 and in Sections 8.1(b), 8.4 and 8.6 all of which shall survive the termination). Nothing in this Section
10.2 shall relieve any party from liability for any breach of this Agreement.

     SECTION 10.3. Amendment. This Agreement may not be amended except by action taken by the respective Boards of Directors of each of the parties hereto or duly authorized committee thereof and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.

         SECTION 10.4. Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE XI

                               GENERAL PROVISIONS

     SECTION 11.1. Non-Survival of Representations and Warranties. All representations and warranties in this Agreement shall not survive the Merger, and after the Effective Time of the Merger neither the Company, Parent, Subsidiary or their respective officers or directors shall have any further obligation with respect thereto. Notwithstanding the immediately preceding sentence, the Surviving Corporation's obligations set forth in Section 8.8 shall continue in full force and effect following the Effective Time.

     SECTION 11.2. Brokers. The Company represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Parent and Subsidiary jointly and severally represent and warrant they shall pay any fee required to be paid to any broker, finder or investment banker that may be entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Subsidiary.

     SECTION 11.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via overnight courier or facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)    If to Parent or Subsidiary to:

            COMFORCE Corporation
            2001 Marcus Avenue
            Lake Success, NY  11042
            Phone No. (516) 328-7300
            Fax No.: (516) 352-1953
            Attention: Chief Executive Officer
            with a copy to:

            Doepken Keevican & Weiss Professional Corporation
            58th Floor, USX Tower
            600 Grant Street
            Pittsburgh, PA  15219
            Phone No. (412) 355-2960
            Fax No. (412) 355-2609
            Attention: David J. Hirsch, Esquire

     (b)    If to the Company, to:

            Uniforce Services, Inc.
            415 Crossways park Drive
            P.O. Box 9006
            Woodbury, NY  11797
            Phone No. (516) 437-3300
            Fax No. (516) 327-0249
            Attention: Chief Executive Officer

            with a copy to:

            Olshan Grundman Frome & Rosenzweig LLP
            505 Park Avenue
            New York, NY  10022
            Phone No. (212) 753-7200
            Fax No. (212) 755-1467
            Attention: David J. Adler, Esquire

     SECTION 11.4. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (a) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (b) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

     SECTION 11.5. Miscellaneous. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     SECTION 11.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND

EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS AND TO BE EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

     SECTION 11.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 11.8. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except for the rights of indemnified Parties under Section 8.8, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     IN WITNESS WHEREOF, Parent, Subsidiary and the Company have caused this Agreement to be signed by their respective officers as of the date first written above.

                                              COMFORCE CORPORATION


                                              By:   s/ James L. Paterek
                                                   ---------------------------
                                              Name:  James L. Paterek
                                              Title:     Chairman


                                              COMFORCE COLUMBUS, INC.


                                              By:   s/ James L. Paterek
                                                   ---------------------------
                                              Name:  James L. Paterek
                                              Title:     Chairman


                                              UNIFORCE SERVICES, INC.


                                              By:     s/ John Fanning
                                                   ---------------------------
                                              Name:    John Fanning
                                              Title:      President

EXHIBIT A TO THE
AGREEMENT AND PLAN OF MERGER


                             CONDITIONS TO THE OFFER

     Notwithstanding any other provision of the Offer, Subsidiary shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition shall not have been satisfied, or (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer after 30 days from the commencement of the Offer., (iii) the debt financing source contemplated by Section 5.9 of this Agreement shall not have provided to the Parent and the Subsidiary the applicable debt financing in an amount sufficient to pay the aggregate Per Share Amount for all outstanding Shares,
(iv) at any time on or after the date of this Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

          (a) there shall have been instituted or be pending any action or proceeding brought by any governmental, administrative or regulatory authority or agency, domestic or foreign, before any court or governmental, administrative or regulatory authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, Subsidiary or any other affiliate of Parent pursuant to the Offer or the consummation of any other Transaction, or seeking to obtain material damages in connection with any Transaction; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, or to compel the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, as a result of the Transactions; (iii) seeking to impose or confirm limitations on the ability of Parent, Subsidiary or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Subsidiary pursuant to the Offer, or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the transactions contemplated hereby; or (iv) seeking to require divestiture by Parent, Subsidiary or any other affiliate of Parent of any Shares;

          (b) there shall have been issued any injunction, order or decree by any court or governmental, administrative or regulatory authority or agency, domestic or foreign, resulting from any action or proceeding brought by any person other than any governmental, administrative or regulatory authority or agency, domestic or foreign, which (i) restrains or prohibits the making of the Offer or the consummation of any other Transaction; (ii) prohibits or limits ownership or operation by the Company, Parent or Subsidiary of all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, in each case as a result of the Transactions; (iii) imposes limitations on the ability of Parent or Subsidiary to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Subsidiary pursuant to the Offer, or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the Transactions; (iv) requires divestiture by Parent or Subsidiary of any Shares;

          (c) there shall have been any action taken, or any statute, rule, regulation, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any Transaction, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, in the case of both
     (i) and (ii) other than the routine application of the waiting period provisions of the HSR Act to the Offer Merger, which results in any of the consequences referred to in clauses (i) through (iv) of paragraph (b) above;

          (d) there  shall  have  occurred  (i) any  general  suspension  of, or limitation on prices for, trading in securities of the Company on the American Stock Exchange, (ii) any decline, measured from the date hereof, in the Standard & Poor's 500 Index or FTSE 100 Index by an amount in excess of 20%, (iii) a currency moratorium on the exchange markets in New York City, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (v) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on the extension of credit by banks or other lending institutions which is likely to have a material adverse effect upon any financing arranged by Parent or Subsidiary in respect of the Offer, (vi) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (vii) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

          (e) (i) it shall have been publicly disclosed or Subsidiary shall have otherwise learned that beneficial ownership (determined for the purposes of his paragraph set forth in Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the then outstanding Shares has been acquired by any person, other than Parent or any of its affiliates or (ii) (A) the Board shall have withdrawn or modified in a manner adverse to Parent or Subsidiary the approval or recommendation of the Offer, the Merger or this Agreement or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer and the Merger or (B) the Board shall have resolved to do any of the foregoing;

          (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement;

          (g) this Agreement shall have been terminated in accordance with its terms; or

          (h) Parent, Subsidiary and the Company shall have agreed that Subsidiary shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder.

     The foregoing conditions are for the sole benefit of Subsidiary and Parent and may be asserted by Subsidiary or Parent regardless of the circumstances giving rise to any such condition or may be waived by Subsidiary or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

EXHIBIT B TO THE
AGREEMENT AND PLAN OF MERGER


                              CERTIFICATE OF MERGER
                                       OF
                             COMFORCE COLUMBUS, INC.
                                      INTO
                             UNIFORCE SERVICES, INC.
               (Under Section 904 of the Business Corporation Law)

     It is hereby certified, upon behalf of each of the constituent corporations herein named, as follows:

     FIRST: The Board of Directors of each of the constituent corporations has duly adopted a plan of merger setting forth the terms and conditions of the merger of said corporations.

     SECOND: The name of the domestic constituent corporation, which is to be the surviving corporation, and which is hereinafter sometimes referred to as the "surviving constituent corporation," is Uniforce Services, Inc. The date upon which its certificate of incorporation was filed by the Department of State is January 11, 1984 under the name of UTPI Corp.

     THIRD: The name of the domestic constituent corporation, which is being merged into the surviving constituent corporation, and which is hereinafter sometimes referred to as the "merged constituent corporation," is COMFORCE Columbus, Inc. The date upon which its certificate of incorporation was filed by the Department of State is August 13, 1997.

     FOURTH: As to each constituent corporation, the plan of merger sets forth the designation and number of outstanding shares of each class and series, the specification of the classes and series entitled to vote on the plan of merger, and the specification of each class and series entitled to vote as a class on the plan of merger, as follows:

     Uniforce Services, Inc. has authorized (i) 10,000,000 shares of Common Stock, $0.01 par value per share, all of which are entitled to vote, and of which 3,033,543 shares are issued and outstanding and 2,065,248 shares were held in treasury by Uniforce Services, Inc. and (ii) 2,000,000 shares of Preferred Stock, $0.01 par value per share, none of which is entitled to vote, and none of which is outstanding.

     COMFORCE Columbus, Inc. has authorized 200 shares of Common Stock, $0.01 par value per share, all of which are entitled to vote and of which 200 shares are issued and outstanding.

     FIFTH: The merger herein certified was authorized in respect of the surviving constituent corporation by vote of the holders of at least two-thirds of all outstanding shares of the corporation entitled to vote on the plan of merger.

     SIXTH:  The merger herein certified was authorized in respect of the merged
constituent   corporation  by  the  unanimous   written   consent  of  its  sole
shareholder.

     SEVENTH: The following is a statement of any amendments or changes in the certificate of incorporation of the surviving constituent corporation to be effected by the merger:

     Paragraph "FOURTH" shall be amended to read as follows:

          "FOURTH: The aggregate number of shares which the Corporation shall have the authority to issue is 1,000 shares, $0.01 par value per share, all of which are of the same class and all of which are designated as common shares (the "Common Stock")."

     Paragraph "SEVENTH" shall be amended to read as follows:

          "SEVENTH: The Secretary of the State of New York is designated as the agent of the Corporation upon whom process in any action or proceeding against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him as agent of this Corporation is: Doepken Keevican & Weiss, Professional Corporation, 58th Floor, USX Tower, 600 Grant Street, Pittsburgh, Pennsylvania 15219, Attention: David G. Edwards, Esquire."

     IN WITNESS WHEREOF, we have subscribed this document on the date set opposite each of our names below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.


Dated:  ________________, 1997
                                           COMFORCE COLUMBUS, INC.

                                           By:__________________________________
                                           Title:_______________________________


Dated:  _______________, 1997
                                           UNIFORCE SERVICES, INC.

                                           By:__________________________________
                                           Title:_______________________________

                                                                      APPENDIX B

              SECTION 623 OF THE NEW YORK BUSINESS CORPORATION LAW

     (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

     (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

     (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of Section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

     (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

     (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenters' rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

     (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

     (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

     (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

          (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

          (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

          (3) All dissenting shareholders, except those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

          (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice laws and rules.

          (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

          (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

          (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by corporation; (C) that the corporation failed to institute the special proceeding within the period specific therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

          (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

     (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be canceled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

     (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

          (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

          (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

          (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

     (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

     (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

     (m) This section shall not apply to foreign corporations except as provided in subparagraph (e) (2) of section 907 (Merger or consolidation of domestic and foreign corporations). (Last amended by L. 1986, Ch. 117, Section 3.)

                                                                      APPENDIX C



                        CHARTERED CAPITAL ADVISERS, INC.
                                145 FOURTH AVENUE
                            NEW YORK, NEW YORK 10003
                       (212) 505-9743 o (212) 533-9680 FAX

                                September 3, 1997

Board of Directors
Uniforce Services, Inc.
415 Crossways Park Drive
Woodbury, NY 11797

Dear Members of the Board of Directors:

     We understand that Uniforce Services, Inc. ("Uniforce" or the "Company") has signed an Agreement and Plan of Merger (the "Merger Agreement") under which a wholly owned subsidiary of COMFORCE Corporation ("COMFORCE") proposes to make a, tender offer (the "Offer") to acquire all the issued and outstanding common stock of Uniforce. Under the terms of the Merger Agreement, Uniforce will merge with a wholly owned subsidiary of COMFORCE, and will thereby become a wholly owned subsidiary of COMFORCE. The per-share consideration (the "Consideration") to be paid by COMFORCE under the Offer and subsequent merger will consist of:
(1) $28.00 in cash; plus (2) COMFORCE common stock equivalent in value to $4.00, calculated based on the average closing price of COMFORCE common stock during the three days preceding and following the announcement of the Offer.

     You have requested our opinion as to the fairness of the Consideration, from a financial point of view, to the shareholders of Uniforce. Chartered Capital Advisers, Inc. is customarily engaged in the valuation of businesses and their securities in connection with mergers & acquisitions, private placements, shareholder transactions, estate and gift taxes, litigation, and for other purposes.

     In connection with rendering our opinion we have, among other things:

     (1) Reviewed the Agreement and Plan of Merger, Stockholders Agreement, Registration Rights Agreement, Noncompetition Agreement, and Employment Agreements signed by and among Uniforce, COMFORCE, and/or certain of the key executives of Uniforce as of August 13, 1997;

     (2) Reviewed the Parent Disclosure Schedule Provided by COMFORCE Pursuant to the Terms of the Agreement and Plan of Merger Dated as of August 13, 1997;

     (3) Reviewed a draft of the proposed Registration Statement, Prospectus, and Proxy Statement to be filed in connection with the Merger Agreement;

Board of Directors
September 3, 1997
Page 2

     (4) Analyzed financial information with respect to Uniforce, including but not limited to unaudited financial statements for the six months ended June 30, 1997, audited financial statements for the five years ended December 31, 1996, and various internal management information reports;

     (5) Analyzed financial information with respect to COMFORCE, including but not limited to unaudited financial statements for the six months ended June 30, 1997, and audited financial statements as of and for the two years ended December 31, 1996;

     (6) Reviewed various documents filed by Uniforce with the Securities and Exchange Commission, including the Form 8-K filed on August 19,1997, the Forms 10-Q for the quarters ended March 31, 1997 and June 30, 1997, the Forms 10-K for the five years ended December 31, 1996, and the Definitive Proxy filed on April 29, 1997;

     (7) Reviewed various documents filed by COMFORCE with the Securities and Exchange Commission, including the Form 8-K filed on August 20, 1997, the Forms 10-Q for the quarters ended March 31, 1997 and June 30, 1997, the Forms 10-K for the two years ended December 31, 1996, the Form S-3 filed on July 11, 1997, and the Definitive Proxy filed on June 30, 1997;

     (8) Visited the facilities of Uniforce and held discussions with certain members of its management and advisers concerning the past, current, and planned operations, financial condition, and business prospects of Uniforce;

     (9)  Analyzed historical stock prices of Uniforce;

     (10) Discussed with the legal advisors of Uniforce the results of their due diligence;

     (11) Considered financial data of Uniforce, and have compared that data with similar data for publicly held companies with similar investment characteristics to Uniforce;

     (12) Considered financial data of Uniforce, and have compared that data with similar data for certain business combinations and other transactions that have recently been effectuated;

     (13) Considered the cash flow and net asset value of Uniforce;

     (14) Considered the projected financial performance of Uniforce;

Board of Directors
September 3, 1997
Page 3

     (15) Considered the acquisition premium reflected in the Consideration, and compared that premium to other relevant transactions; and

     (16) Considered such other information, financial studies, and analyses as we deemed relevant, and performed such analyses, studies, and investigations as we deemed appropriate.

     Chartered Capital Advisers, Inc. has assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us. We have assumed that the representations of management have been made in good faith, and that they reflect the best currently available management judgments as to the matters covered. Our opinion is necessarily based upon economic, market, and other conditions as in effect on, and the information made available to us as of, the date of this letter. Our opinion is limited to the fairness of the Consideration as of the date hereof, from a financial point of view. We make no representations with respect to the business decision to enter into the Merger Agreement, or any other terms of the Merger Agreement. This opinion does not represent our opinion as to the value of Uniforce or COMFORCE as of the date of this letter.

     We understand that in considering the Merger Agreement, the Board of Directors of Uniforce may have considered a wide range of financial and nonfinancial factors, many of which may be beyond the scope of this letter. This letter is not intended to substitute for the Board's exercise of its own business judgment in reviewing the Merger Agreement.

     Based upon and subject to the foregoing considerations, it is our opinion as financial advisors that the Consideration is fair, from a financial point of view, to the shareholders of Uniforce.

     The foregoing opinion is to be used solely for the information and assistance of Uniforce Accordingly, it is understood and agreed that no person other than Uniforce and its officers and directors shall be allowed to use or rely upon this opinion.


                                            Very truly yours,

                                            CHARTERED CAPITAL ADVISERS, INC.

                                            /s/  Ronald G. Quintero

                                            Ronald G. Quintero, CPA, CFA
                                            Managing Director